Exhibit 4.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

HARMAN BECKER AUTOMOTIVE SYSTEMS MANUFACTURING KFT

RED BEND LTD.

THE COMPANY SHAREHOLDERS

LISTED ON EXHIBIT A HERETO

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE EXCLUSIVE REPRESENTATIVE OF

THE SELLER INDEMNIFYING PARTIES NAMED HEREIN

January 22, 2015

ANNEXES		IV

EXHIBITS		IV

ARTICLE 1 THE ACQUISITION		2

1.1	Purchase and Sale of Company Shares	2
1.2	Treatment of Company Options and Company Warrants	3
1.3	Payment Procedures	5
1.4	Earn Out	13
1.5	Bring-Along; Section 341	16
1.6	Payment of Debt and Transaction Expenses	17

ARTICLE 2 THE CLOSING		17

2.1	The Closing	17
2.2	Closing Deliveries	18
2.3	Closing Conditions	18

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		22

3.1	Organization and Good Standing	23
3.2	Authority and Enforceability	23
3.3	Governmental Filings and Consents	24
3.4	No Conflicts	24
3.5	Capitalization	24
3.6	Subsidiaries	26
3.7	Directors, Officers	26
3.8	Financial Statements	27
3.9	Absence of Undisclosed Liabilities	27
3.10	Absence of Changes	27
3.11	Taxes	28
3.12	Property	31
3.13	Intellectual Property	32
3.14	Contracts	38
3.15	Interested Party Transactions	40
3.16	Benefit Plans	41
3.17	Personnel	42
3.18	Insurance	45
3.19	Litigation	46
3.20	Permits; Compliance with Laws	46
3.21	Antitrust	46
3.22	Banking Relationships	46
3.23	Powers of Attorney	47
3.24	Books and Records	47
3.25	Brokers and Finders	47
3.26	Full Disclosure	47

- i -

(continued)

- ii -

(continued)

- iii -

Annexes

Annex A	–	Certain Defined Terms

Exhibits

Exhibit A	–	Signing Shareholders and Remaining Shareholders

Exhibit B	–	Key Employee Non-Compete Agreements

Exhibit C	–	Lock-Up Agreement

Exhibit D	–	Bring-Along Notice

Exhibit E	–	Engagement Agreement

Exhibit F	–	2015/16 Business Plan

Exhibit G	–	Booking Principles

Exhibit H	–	Key Employees

Exhibit I	–	Closing Net Indebtedness Calculation

Exhibit J	–	Closing Net Working Capital Calculation

- iv -

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (together with all Exhibits and Schedules attached hereto, this “Agreement”) is made and entered into as of January 22, 2015, 2015 by and among (i) Harman International Industries, Incorporated, a corporation organized under the laws of the State of Delaware (“Parent”), (ii) Harman Becker Automotive Systems Manufacturing Kft (the “Buyer”), a limited liability company organized under the laws of Hungary (Reg. No. 07-09-005811), (iii) Red Bend Ltd., a company organized under the laws of the State of Israel (Reg. No. 51-260506-4) (the “Company”), (iv) each Company Shareholder identified as a “Signing Shareholder” on Exhibit A (each a “Signing Shareholder” and together the “Signing Shareholders”) and (v) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the exclusive representative of the Seller Indemnifying Parties in connection with the transactions contemplated by this Agreement (the “Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, each Company Shareholder owns, as of the date hereof, such amount of Company Shares as set forth opposite such Company Shareholder’s name in the table attached hereto as Exhibit A.

WHEREAS, the Company Shareholders on the date hereof collectively are as of the date hereof, and will be as of immediately prior to the Closing (together with all holders of Company Options and Company Warrants that are exercised prior to Closing), owners of all of the issued and outstanding Company Shares, and the Signing Shareholders collectively are as of the date hereof the holders and the owners of approximately seventy four percent (74%) of the issued and outstanding Company Shares, conferring upon the Signing Shareholders, as of the date hereof, approximately seventy four percent (74)% of the voting power in the Company.

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, each of the Signing Shareholders, the Buyer and Parent wish to consummate the Acquisition, pursuant to which each Company Shareholder shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from each Company Shareholder, all of the Company Shares held by such Company Shareholder as of immediately prior to Closing, free and clear of all Liens, as a result of which Buyer will own all of the issued and outstanding Company Shares at Closing.

WHEREAS, the Board of Directors of the Company has approved this Agreement and the transactions contemplated thereby in accordance with applicable Law and the Articles of Association, subject to shareholder approval.

WHEREAS, as a condition to the consummation of the Acquisition, by no later than the Closing, the Buyer, the Representative and ESOP Management and Trust Services Ltd., as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement in the form to be reasonably agreed among the parties (the “Escrow Agreement”), pursuant to which the Escrow Agent will hold a portion of the Acquisition Consideration otherwise payable to the Seller Indemnifying Parties under this Agreement as security against the indemnification obligations of the Seller Indemnifying Parties.

WHEREAS, (i) concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, the chief executive officer of the Company as of the date hereof, Mr. Yoram Salinger (the “Current CEO”) has entered into and delivered (A) a retention agreement with the Buyer, in a form of a supplement to the Current CEO’s current employment agreement with the Company, which also restates the Current CEO’s compensation package as currently in effect, to be effective conditioned on the consummation of the Closing and as of the Closing Date (the “Current CEO’s Retention Agreement”), and (B) a non-competition and non-solicitation agreement with the Buyer, to be effective as of the Closing Date and conditioned upon the consummation of the Acquisition (the “Current CEO’s Non-Competition Agreement”); (ii) as a condition to the consummation of the Acquisition, by no later than the Closing, at least five of the Key Employees shall have (A) entered into retention agreements with the Company in a form of a supplement to such Key Employees’ current employment agreements, which will restate each Key Employee’s compensation package as currently in effect, and add a retention plan for such Key Employee, all consistent with the terms discussed prior to the date of this Agreement with the Current CEO, all to be effective conditioned on the consummation of the Closing and as of the Closing Date (the “Key Employees Retention Agreements”), and (B) entered into and delivered to the Buyer a non-competition and non-solicitation agreement, in the form attached hereto as Exhibit B, to be effective as of the Closing Date and conditioned upon the consummation of the Acquisition (collectively, the “Key Employee Non-Competition Agreements”); all as more fully set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

THE ACQUISITION

1.1 Purchase and Sale of Company Shares.

(a) Purchase and Sale. Subject to the terms and conditions hereof, at the Closing, each Company Shareholder shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from each Company Shareholder, for the consideration set forth in Section 1.1(b), all legal and beneficial right, title and interest in and to all Company Shares held by such Company Shareholder, free and clear of all Liens, as a result of which Buyer will own all of the issued and outstanding Company Shares and the Company will be a wholly-owned Subsidiary of the Buyer (such transactions together with the other transactions contemplated herein being referred to herein, collectively, as the “Acquisition”).

(b) Payment. Upon the terms and subject to the conditions set forth in this Agreement, the consideration for all Company Shares and Vested Company Options shall be the Acquisition Consideration to be allocated among the Company Shareholders and holders of Vested Company Options, as set forth below in accordance with the Articles of Association of the Company, as more specifically set forth in the Payment Spreadsheet. The Acquisition Consideration, after giving effect to the Closing Adjustment, allocated to each Company Shareholder shall be paid as follows: (i) 40% in cash, and (ii) 60% in the form of duly authorized and validly issued shares of Parent Common Stock calculated on the basis of the Parent Average Trading Price. Notwithstanding the foregoing, with respect to any Company Shareholder that is not a Qualified Shareholder, the entire portion of the Acquisition Consideration payable to such Company Shareholder shall be in paid cash, as set forth the Payment Spreadsheet. It is acknowledged that the 102 Trustee is unable to confirm its status as a Qualified Shareholder with respect to itself and with respect to the beneficial holders of Company 102 Shares held in trust by the 102 Trustee. The Buyer and Parent shall, promptly following the Closing and in accordance with Section 1.3, cause the Paying Agent to deliver to each Company Shareholder for each Company Share sold by such Company Shareholder consideration equal to the amount in cash and Parent Common Stock as set forth opposite such Company Shareholder’s name in the Payment Spreadsheet, in each case, less (w) applicable Tax withholding with respect to such Company Shareholder (to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Shares), (x) such Company Shareholder’s respective portion, in cash and Parent Common Stock, of the Escrow Amount, (y) such Company Shareholder’s respective portion, in cash, of the Adjustment Withheld Amount, and (z) such Company Shareholder’s respective portion, in cash, of the Expense Amount.

(c) Calculation. For purposes of calculating the amount out of the Acquisition Consideration due to each Company Shareholder in respect of such shareholder’s Company Shares pursuant to this Section 1.1, (i) all of the Company Shares held by each Company Shareholder shall be aggregated, (ii) the amount of cash consideration due in respect of the Company Shares held by such Company Shareholder shall be rounded to the nearest cent, and (iii) the total number of shares of Parent Common Stock to be issued to a Company Shareholder in exchange for all Company Shares held by such Company Shareholder shall be rounded down to the nearest whole number. No fraction of a share of Parent Common Stock will be issued by virtue of the Acquisition. Any Company Shareholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock shall receive an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Parent Average Trading Price, rounded to the nearest whole cent.

1.2 Treatment of Company Options and Company Warrants.

(a) Vested Company Options. At the Closing, each then outstanding and unexercised Vested Company Option shall, by virtue of the Acquisition and without any action on the part of any holder thereof, be terminated and the holder thereof shall be entitled to receive, with respect to each Company Share subject thereto, consideration (measured in US dollars) equal to the excess, if any, of the Per Ordinary Share Consideration over the per share exercise price of such Vested Company Option as set forth in the Payment Spreadsheet (the “Per Option Consideration”). The Per Option Consideration shall consist of (i) cash equal to 40% of the Per Option Consideration, and (ii) fully vested restricted stock units of Parent (“RSUs”) equal to 60% of the Per Option Consideration divided by the Parent Average Trading Price. In the event that the exercise price per share of a Vested Company Option is equal to or higher than the Per Ordinary Share Consideration, then the Per Option Consideration shall be equal to zero. Notwithstanding the foregoing, in the event that the number of RSUs issuable to any holder of Vested Company Option with respect to its entire grant of Vested Company Options is equal to or less than fifty (50) (subject to adjustment for any recapitalization events), and to the extent approved in the 102 Tax Ruling, then the entire Per Option Consideration payable to such holder with respect to such Vested Company Options shall be paid solely in cash. The RSUs referred to under clause (ii) above (A) shall be issued pursuant to a stock incentive plan of Parent (or an appropriate annex to such stock incentive plan) that has been qualified under Section 102 of the Israeli Income Tax Ordinance, (B) will qualify under the capital gains route with respect to any such shares issued to holders of Vested Company Options that were granted under the capital gains route of Section 102, consistent with the terms of the 102 Tax Ruling, (C) will be fully vested upon issuance and will not be subject to any exercise price or any restrictions or limitations on disposition other than pursuant to applicable Law, (D) will be registered as of Closing and thereafter under an effective registration statement of Parent on Form S-8, and (E) their issuance will be exempt from prospectus in Israel under an exemption to be obtained prior to Closing pursuant to Section 15D of the Israeli Securities Law. For purposes of calculating the amount of the Acquisition Consideration due to each holder of Vested Company Options, each individual grant of RSUs shall be calculated separately and aggregated, with any cash amount being rounded to the nearest cent and any amount of RSUs being rounded down to the nearest whole share. Any holder of Vested Company Options who would otherwise be entitled to receive a fraction of an RSU shall receive an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Parent Average Trading Price, rounded to the nearest whole cent. Notwithstanding anything to the contrary set forth in this Section 1.2(a) or elsewhere in this Agreement, the Buyer shall (or shall cause the Company to) deliver the Acquisition Consideration payable in respect of any Company 102 Options that are Vested Company Options and any Company 3(i) Options that are Vested Company Options to the 102 Trustee, to be held and released in accordance with the agreement with the 102 Trustee, applicable Law (including the provisions of Sections 102 and 3(i) of the Israeli Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or any other approval from the ITA received either by the Company prior to Closing, or by the Buyer or the Company after Closing with the consent of the Representative). The 102 Trustee shall be required to withhold any amounts required in accordance with applicable Law (including the provisions of Sections 102 and 3(i) of the Israeli Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or any other approval from the ITA received either by the Company prior to Closing, or by the Buyer or the Company after Closing with the consent of the Representative). Holders of RSUs may engage in Hedging Transactions (as defined in the Lock Up Agreement) with respect to the shares of Parent Common Stock underlying such RSU’s to the extent that such Hedging Transactions are administered independently by a broker and without any discretion of such holders of RSUs.

(b) Unvested Company Options. At the Closing, each then outstanding and unexercised Unvested Company Option shall by virtue of the Acquisition and without any action on the part of any holder thereof, be terminated and the holder thereof shall be entitled to receive, with respect to each Company Share subject thereto, consideration (measured in US dollars) equal to the excess, if any, of the Per Ordinary Share Consideration over the per share exercise price of such Unvested Company Option as set forth in Payment Spreadsheet (the “Per Unvested Option Consideration”). The Per Unvested Option Consideration shall consist of restricted stock units of Parent (“Unvested RSUs”) equal to the Per Unvested Option Consideration divided by the Parent Average Trading Price, rounded to the nearest whole share. The Per Ordinary Share Consideration used for purposes of the calculations of the Per Unvested Option Consideration hereunder shall be deemed to assume that 70% of the Earn Out Amount has been paid. Each Unvested RSU resulting from the foregoing shall continue to have, and be subject to, substantially similar terms and conditions as were applicable to such Unvested Company Option immediately prior to the Closing (including any vesting and acceleration provisions, such that the vesting schedule of such Unvested RSUs shall continue under the same schedule as would have been applicable to the Unvested Company Option). The Unvested RSUs shall, to the extent rolled over from Unvested Company Options that were originally issued under the capital gains track pursuant to Section 102 of the Israeli Income Tax Ordinance, continue after Closing, consistent with the terms of the 102 Tax Ruling, to qualify under the capital gains track of Section 102 in the same manner as prior to Closing, and the two year lock up period under Section 102 shall be deemed to have commenced upon the date on which such lock up period commenced for the original Unvested Company Option. The shares of Parent Common Stock underlying the Unvested RSUs will be, as of Closing, and thereafter, registered under an effective registration statement of Parent on Form S-8, and will be exempt from prospectus in Israel under an exemption to be obtained prior to Closing pursuant to Section 15D of the Israeli Securities Law. The Unvested RSU resulting from the roll over of Unvested Company Options that are subject to Section 102 shall continue to be held by the 102 Trustee in accordance with the agreement with the 102 Trustee, applicable Law (including the provisions of Sections 102 and 3(i) of the Israeli Tax Ordinance and the regulations and rules promulgated thereunder, including the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or any other approval from the ITA received either by the Company prior to Closing, or by the Buyer or the Company after Closing with the consent of the Representative). For the avoidance of doubt, the value of the Unvested RSUs at the Closing shall not be part of and shall be in addition to the Acquisition Consideration.

(c) Company Warrants. All Company Warrants that are outstanding and not exercised as of immediately prior to Closing shall terminate in accordance with their terms at Closing, and shall not be assumed by Buyer. As of Closing, no Company Warrants shall be outstanding and the Company shall take such action as is necessary such that no Company Warrant will be outstanding immediately prior to the Closing. All Company Shares issued upon exercise of the Company Warrants, whether by cashless exercise or cash exercise shall be subject to the terms and conditions of this Agreement and shall be transferred to Buyer at Closing in consideration for their portion of the Acquisition Consideration, in accordance with the Articles of Association of the Company as more specifically set forth in the Payment Spreadsheet.

(d) Necessary Actions. Prior to the Closing, and subject to the prior review of the Buyer, the Company shall take all actions necessary to effect the transactions anticipated by this Section 1.2 under the Company Stock Plans, all agreements evidencing Company Options, any agreement evidencing Company Warrants and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices, adopting the required resolutions of the Board of Directors of the Company, such that at the Closing the Company shall not have any outstanding equity interests other than the Company Shares.

1.3 Payment Procedures.

(a) Closing Payments to Company Shareholders. At the Closing, the Buyer shall deposit, or cause to be deposited, with the Paying Agent pursuant to a paying agent agreement in the form to be reasonably agreed among the parties (the “Paying Agent Agreement”) (A) the aggregate cash portion of the Acquisition Consideration as adjusted pursuant to Section 1.3(i)(i), and (B) the aggregate number of shares of Parent Common Stock as adjusted pursuant to Section 1.3(i)(i), in each case, payable to the Company Shareholders pursuant to Section 1.1 (assuming for the purpose of calculating the number of such shares of Parent Common Stock and the amount of the cash portion that all Company Shareholders (other than the 102 Trustee and its beneficial holders of Company 102 Shares) are Qualified Shareholders), less, as applicable, (i) the Expense Amount, (ii) the cash portion and the Parent Common Stock portion of the Escrow Amount, (iii) the Adjustment Withheld Amount, (iv) any amounts (in cash and in RSUs) to be paid to holders of Vested Company Options by the Buyer either directly or indirectly, including through the Company’s payroll processor, and (v) any amounts (in cash and in RSUs) to be paid to the 102 Trustee in consideration for Company 102 Shares and Company 102 Options that are Vested Company Options (such funds being referred to herein as the “Closing Payment Fund”). All funds held from time to time in the Closing Payment Fund shall be invested by the Paying Agent in the manner set forth in the Paying Agent Agreement pending payment thereof by the Paying Agent to the Company Shareholders in accordance with the terms hereof. All interest and other earnings from any investment of cash funds held from time to time in the Closing Payment Fund shall accrue to the benefit of the Expense Fund and shall be transferred to the Expense Fund on a quarterly basis. The Buyer shall cause the Paying Agent to distribute the Letter of Transmittal in the form to be reasonably agreed among the parties (the “Letter of Transmittal”) to all Company Shareholders no later than two Business Days after the Closing. Nothing herein shall restrict the Company from providing the Letter of Transmittal to Company Shareholders prior to Closing. As of and after the Closing, each Company Shareholder who shall deliver to the Paying Agent a duly completed and executed Letter of Transmittal shall be entitled to receive from the Paying Agent, by delivery of a wire transfer, (A) the consideration constituting the cash portion of the Closing Payment Fund to which such Company Shareholder is entitled as set forth in the Payment Spreadsheet, and (B) subject to the fulfillment of the condition set forth in Section 1.3(f)(ii), the number of shares of Parent Common Stock to which such Company Shareholder is entitled as set forth in the Payment Spreadsheet; less any applicable Tax withholding, in a manner consistent with Section 1.3(g) hereof. The shares of Parent Common Stock shall be issued and delivered in book entry form. Eligibility to receive shares of Parent Common Stock, as set forth in the Payment Spreadsheet, shall be conditioned upon the Company Shareholder executing the written confirmation that it is a Qualified Shareholder as set forth on the signature page to this Agreement or in the Letter of Transmittal (the “Shareholder Confirmation”). In the event that a Company Shareholder delivers a duly executed and completed Letter of Transmittal but does not execute the Shareholder Confirmation, then such Company Shareholder shall be eligible to receive only its respective cash portion of the Acquisition Consideration while its respective allocation of shares of Parent Common Stock shall not be paid to such Company Shareholder either in shares of Parent Common Stock or in cash until the delivery of a duly completed and executed Shareholder Confirmation; provided however that , if such Company Shareholder is the 102 Trustee or a Company Shareholder that also affirmatively certifies, by duly executing the Shareholder Confirmation, that it is not a Qualified Shareholder (collectively, the “Unqualified Shareholders”), then such Unqualified Shareholders shall be entitled to receive the Acquisition Consideration set forth opposite their respective name in the Payment Spreadsheet in cash only. If upon receipt of executed and completed Letters of Transmittal it transpires that there are Company Shareholders that certify, by duly executing the Shareholder Confirmation, that they are Unqualified Shareholders (other than the 102 Trustee that will not be required to provide such affirmative certification but in any event will be considered (together with its beneficiaries), as of the date hereof, an Unqualified Shareholder), then Buyer shall promptly transfer to the Paying Agent any deficit in the cash portion of the Acquisition Consideration which is necessary to pay in full all cash amounts due to such Unqualified Shareholders, and any excess shares of Parent Common Stock will be returned to Parent.

(b) Payment via 102 Trustee. Notwithstanding anything to the contrary set forth in Section 1.3(a) or elsewhere in this Agreement, the Buyer shall deliver any consideration described in Section 1.3(a) with respect to Company 102 Shares and Company 102 Options that are Vested Company Options held by the 102 Trustee to the 102 Trustee to be held and released in accordance with the agreement with the 102 Trustee, applicable Law (including the provisions of Section 102 of the Israeli Tax Ordinance and the regulations and rules promulgated thereunder, including, where applicable, the completion of any required 102 Trust Period) and the Israeli 102 Tax Ruling (or any other approval from the ITA received either by the Company, prior to Closing, or by the Buyer or the Company after Closing with the consent of the Representative). The 102 Trustee shall be required to withhold any amounts required in accordance with applicable Law (including, without limitation, the provisions of Section 102 of the Israeli Tax Ordinance and the regulations and rules promulgated thereunder) and the Israeli 102 Tax Ruling (or any other approval from the ITA received either by the Company, prior to Closing, or by the Buyer or the Company after Closing with the consent of the Representative).

(c) Payment to holders of Vested Company Options that are not Company 102 Options. The cash portion of the Acquisition Consideration to be paid to holders of Vested Company Options that are not Company 102 Options shall be paid by the Buyer to the Company (or a Subsidiary thereof, as applicable) at Closing by wire transfer or check for payment to the holders of Vested Company Options, as promptly as practicable, and in any event no later than the next practicable regularly scheduled payroll distribution following the Closing.

(d) Escrow Fund. Notwithstanding anything to the contrary set forth in this Agreement, at the Closing, the Buyer shall withhold from the portion of the Acquisition Consideration otherwise payable to each Company Shareholder and each holder of Vested Company Options in the Acquisition pursuant to Section 1.1 (i) an amount equal to the Pro Rata Share of such Company Shareholder or holder of Vested Company Options multiplied by the Escrow Amount (which amount will consist of cash and shares of Parent Common Stock (based on the Parent Average Trading Price) as per the ratio of such aggregate components set forth in the Payment Spreadsheet), and (ii) an amount of cash consideration (rounded to the nearest cent) equal to the Pro Rata Share of such Company Shareholder or holder of Vested Company Options multiplied by Adjustment Withheld Amount; each cash amount to be so withheld shall be rounded to the nearest cent, and each number of shares of Parent Common Stock to be so withheld shall be rounded down to the nearest whole number and additional cash shall be withheld in lieu of the fraction of a share of Parent Common Stock that should have been withheld. At the Closing, the Buyer shall deposit, or cause to be deposited, the Escrow Amount and the Adjustment Withheld Amount with the Escrow Agent (such amounts being referred to herein as the “Escrow Fund” and the “Adjustment Fund”, respectively), that shall hold such funds in two separate accounts. The Escrow Fund and the Adjustment Fund shall be held and distributed pursuant to and in accordance with the provisions of this Agreement and the Escrow Agreement. If upon receipt of executed and completed Letters of Transmittal after Closing and a completed

Shareholder Confirmation, it transpires that there are Company Shareholders, other than the 102 Trustee, that certify, by duly executed and completed Shareholder Confirmation, that they are Unqualified Shareholders, then their contribution to the Escrow Amount shall be corrected such that it will be entirely in cash, and in such case, the Buyer shall transfer to the Escrow Agent promptly any additional amount of cash as is necessary to cause the Pro Rata Share of each such Company Shareholder in the Escrow Fund to be fully in cash, and any excess shares of Parent Common Stock held by the Escrow Agent with respect to each such Company Shareholder’s Pro Rata Share will be returned to Parent. The shares of Parent Common Stock held in the Escrow Account may be subject to Hedging Transactions (as defined in the Lock Up Agreement) to be conducted by and in accordance with instructions from the Representative (with the approval of the Advisory Committee formed under the Engagement Agreement). The parties to the Escrow Agreement shall execute such documents and instruments as is necessary to facilitate such Hedging Transactions including any deposit of shares with a designated broker that conducts such Hedging Transaction. Within the ninety (90) days following the lock up period, Escrow Agent will, upon instructions from the Representative (with the approval of the Advisory Committee formed under the Engagement Agreement), sell on the NYSE or such other stock exchange on which the Parent Common Stock is then traded the shares of Parent Common Stock deposited in the Escrow Fund, provided that no more that 25% of the shares of Parent Common Stock deposited in the Escrow Fund at Closing may be sold on any trading day, and the proceeds of all such sales shall be deposited in the Escrow Fund in cash. The members of the Advisory Committee formed under the Engagement Agreement shall have no Liability to any of the Company Securityholders in connection with the Hedging Transactions and the sales of shares of Parent Common Stock referred to in this Section 1.3(d).

(e) Expense Fund. Notwithstanding anything to the contrary set forth in this Agreement, at the Closing, the Buyer shall withhold from the cash portion of the aggregate Acquisition Consideration otherwise payable to the Company Shareholders in the Acquisition pursuant to Section 1.1 an amount of cash equal to the Expense Amount. The Expense Amount shall be withheld from each Company Shareholder and holder of Vested Company Options based on such holder’s Pro Rata Share, and each such holder shall be deemed to have contributed to the Expense Fund such holder’s Pro Rata Share of the Expense Amount, to be held by the Escrow Agent pursuant to the Escrow Agreement. At Closing, the Buyer shall deposit, or cause to be deposited, with the Escrow Agent an amount of cash consideration equal to the Expense Amount (such funds being referred to herein as the “Expense Fund”). The Escrow Agent shall hold the Expense Fund solely for the purpose of the expenses and reimbursements as determined by the Representative in connection with the performance of its services on behalf of the Seller Indemnifying Parties under this Agreement, as determined by the Representative. The Expense Fund (or any portion thereof) shall be distributed to the Seller Indemnifying Parties, in accordance with the Payment Spreadsheet, upon a determination by the Representative. Neither the Buyer, nor Parent nor any of their respective Affiliates, advisors or representatives have any right, lien, entitlement or benefit in or with respect to the Expense Fund and under no circumstances may they have any claim or demand with respect to the Expense Fund or the use thereof, nor will they have any right to receive any information or records with respect to the use of the Expense Fund or the balance thereof.

(f) Shares of Parent Common Stock.

(i) Issuance to Qualified Shareholders. The shares of Parent Common Stock issuable as part of the consideration as set forth in Section 1.1 shall only be issued by Parent to a Company Shareholder that is a Qualified Shareholder. Such shares of Parent Common Stock shall be issued at Closing in the name of the Paying Agent, and shall be released to the Company Shareholders in accordance with the procedures described in Section 1.3, provided that regardless of the date on which the shares are released from the Paying Agent to a Company Shareholder, the date of issuance of such shares, including for the purposes of Rule 144, shall be deemed to be the Closing Date. Parent shall take all action reasonably necessary to ensure that as of Closing and for as long as a Qualified Shareholder owns shares of Parent

Common Stock issued hereunder, all shares of Parent Common Stock issued hereunder (including the shares issued upon exercise of the RSUs and Unvested RSUs) are listed for trading on the NYSE or a successor exchange; provided, however, that nothing herein shall be construed as limiting the Parent from delisting from NYSE or listing its securities on any other stock market, in which case the shares of Parent Common Stock issued hereunder shall be treated equally together with all other shares of Parent Common Stock that are listed at such time.

(ii) Lock-Up Agreement. As a condition to receiving shares of Parent Common Stock issuable pursuant to Section 1.1, each Qualified Shareholder shall deliver to Parent a duly executed lock-up agreement in the form attached hereto as Exhibit C (“Lock-Up Agreement”). Each executed Lock-Up Agreement shall be delivered by each Qualified Shareholder to the Paying Agent, who shall promptly deliver such executed Lock-Up Agreements to the Parent.

(iii) Parent’s Obligations. Parent agrees to:

(A) make and keep public information available, as those terms are understood and defined in Rule 144, for as long as a Qualified Shareholder owns shares of Parent Common Stock issued hereunder;

(B) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act;

(C) furnish to any Qualified Shareholder issued shares of Parent Common Stock pursuant to Section 1.1, at any time after the Closing and subject to the continued ownership of shares of Parent Common Stock, a written confirmation that it has complied with the reporting requirements of Rule 144 at any time after ninety (90) days after the Closing Date, the Securities Act and the Exchange Act, and such other information as may be reasonably requested to avail any such Qualified Shareholder of any rule or regulation of the SEC that permits the selling of any such shares of Parent Common Stock without registration under Rule 144;

(D) instruct Parent’s transfer agent in writing, on and at any time after the expiration of six (6) months from Closing to remove any restrictive legend, notations or stop orders applicable to the shares of Parent Common Stock issued hereunder, so that they will be eligible for sale pursuant to Rule 144 without restriction (other than as set forth in the Lock-Up Agreement), and if required by Parent’s transfer agent, cause its counsel to deliver one or more opinions to the effect that the removal of such restrictions in such circumstances may be effected under the Securities Act; and

(E) if, for any reason, the shares of Parent Common Stock issued hereunder are represented by a share certificate, on and at any time after the expiration of six (6) months from Closing deliver to the transfer agent irrevocable instructions that the transfer agent shall reissue a certificate representing such shares without any restrictive legends.

(g) Withholding Rights.

(i) The Buyer, the Company, the Paying Agent and the Escrow Agent (each a “Payor”) shall be entitled to deduct and withhold (but without duplication) from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of Israeli, U.S. federal, state, local or other non-U.S. Law in respect of Taxes, and to request and be provided any necessary and validly executed Tax forms, including valid Internal Revenue Service Form W-9 or the appropriate version of Form W-8, as applicable, and any similar information. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and the Payor shall provide such Person with a written confirmation of the amount so withheld or deducted.

(ii) To the extent any amounts are required to be deducted or withheld from payments made in cash and shares of Parent Common Stock, such amounts will be withheld first from the cash portion of the Acquisition Consideration allocated to the specific Company Shareholder. To the extent that the cash portion is not sufficient to pay the full amount of withholding, then the Paying Agent may sell shares of Parent Common Stock held by the Paying Agent for the benefit of such Company Shareholder to the extent necessary to obtain the cash required in order to make the withholding payment, as further set forth in the Paying Agent Agreement.

(iii) Notwithstanding Section 1.3(g)(i) above, with respect to any amount to be deducted or withheld under the Israeli Tax Ordinance pursuant to this Section 1.3(g), any payment payable or other consideration deliverable pursuant to this Agreement to each Company Shareholder shall be paid to and retained by the applicable Payor for the benefit of such Company Shareholder for a period of 180 days following the Closing Date or an earlier date required in writing by such Company Shareholder or by the ITA (the “Withholding Drop Date”) (during which time no Payor shall withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement to such Company Shareholder, except as provided below), and during which time such Company Shareholder may obtain certification or ruling issued by the ITA (x) exempting Payor from the duty to withhold Israeli Taxes with respect to the applicable consideration of such Company Shareholder or (y) determining the applicable rate of Israeli Tax to be withheld from the applicable consideration of such Company Shareholder or (z) providing any other instructions regarding the payment or withholding with respect to the applicable consideration of such Company Shareholder (including transfer of the withholding Tax amount to a trustee) in each case in form and substance reasonably satisfactory to Buyer (the “Valid Certificate”). For the avoidance of any doubt, any Tax ruling issued by the ITA in accordance with the provisions of Section 104H of the Israeli Tax Ordinance shall be deemed a Valid Certificate with respect to the share portion of the Acquisition Consideration. If such Company Shareholder delivers, no later than two (2) Business Days prior to the Withholding Drop Date, a Valid Certificate to the Buyer or the Paying Agent, to the reasonable satisfaction of the Buyer, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Certificate and the balance of the payment that is not withheld shall be promptly paid to such Company Shareholder. If such Company Shareholder (i) does not provide Buyer or the Paying Agent with a Valid Certificate by no later than two (2) Business Days before the Withholding Drop Date, or (ii) submits a written request with Buyer to release his, her or its payment prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such payment shall be calculated according to the applicable withholding rate (increased by interest plus linkage differences, as defined in Section 159A of the Israeli Tax Ordinance, for the period between the fifteenth (15th) calendar day of the month following the month during which the Closing occurs and the time the relevant payment is made, and calculated in NIS based on a US$:NIS exchange rate not lower than the effective exchange rate at the Closing Date and in such manner as the Buyer reasonably determines to be in accordance with applicable Law, unless the ITA approves that the payment by the Buyer to the Paying Agent, the Escrow Agent and the Representative will not be subject to Israeli tax withholding). Any currency conversion commissions will be borne by the applicable Company Shareholder and deducted from payments to be made to such Company Shareholder. In the event that a Payor receives a demand from the ITA to withhold any amount out of the amount payable to any Company Shareholder and transfer it to the ITA prior to the Withholding Drop Date, the Payor (A) shall notify such Company Shareholder of such matter promptly after receipt of such demand, and provide such Payor with reasonable time (but in no event less than thirty (30) days unless otherwise explicitly required by the ITA or any applicable Law) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA and (B) to the extent that any such certificate, ruling or confirmation is not timely provided by such Company Shareholder to the Payor, transfer to the ITA any amount so demanded, including any interest, indexation and fines required by the ITA in respect thereof, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Company Shareholder. For the avoidance of doubt, in the absence of a Valid Certificate which also applies to a Person’s portion of the Escrow Fund and/or the Expense Fund, the applicable amount to be withheld from such Person’s portion of any amount paid to such Person directly by the Buyer or deposited with the Paying Agent will be calculated (as provided in this Section 1.3(g)) also on such Person’s portion of the Escrow Fund and/or the Expense Fund, unless the ITA approves that the payment by the Buyer to the Paying Agent, the Escrow Agent and the Representative will not be subject to Israeli tax withholding.

(iv) Notwithstanding Section 1.3(g)(i) above and subject to Section 1.3(g)(iii), any payments made to holders of Company Options or of Company Shares issued upon the exercise of Company Options will be subject to deduction or withholding of Israeli Tax under the Israeli Tax Ordinance, unless: (A) with respect to Israeli tax resident holders of Company Options and/or Company 102 Securities, the Israeli 102 Tax Ruling (or the Interim Options Ruling) shall have been obtained before the fifteenth (15th) day of the calendar month following the month during which the Closing occurs; (B) with respect to non-Israeli tax resident holders of Company Options or of Company Shares issued upon the exercise of Company Options, which holders were granted such awards in consideration for work or services performed outside of Israel (and will provide the Buyer, prior to any payment to them, with a validly executed declaration, in a form reasonably satisfactory to the Buyer, regarding their non-Israeli tax residence and confirmation that they were granted such awards in consideration for work or services performed outside of Israel), such payments shall not be subject to any withholding or deduction of Israeli Tax and shall be made through the Company or the relevant Subsidiary’s payroll processing service or system.

(h) Transfer Taxes. All sales, use, value-added, goods and services, gross receipts, excise, registration, recording, stamp duty, conveyance, documentary, stock transfer, transfer or other similar Taxes or governmental fees (including any penalties and interest) imposed or levied in connection with the Acquisition (“Transfer Taxes”) shall be borne by the party incurring such Transfer Taxes.

(i) Purchase Price Adjustment.

(i) Closing Adjustment.

(A) At least five (5) Business Days before the Closing, the Company shall prepare and deliver to the Buyer a statement setting forth the Company’s good faith estimates of (i) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and (ii) the Closing Net Indebtedness (the “Estimated Closing Net Indebtedness” and, together with the Estimated Closing Net Working Capital, the “Estimated Amounts”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital Statement”) and a calculation of Estimated Closing Net Indebtedness (the “Estimated Closing Net Indebtedness Statement”), and a certificate of the Chief Financial Officer of Company that the Estimated Closing Net Working Capital Statement and the Estimated Closing Net Indebtedness Statement were prepared in accordance with the definitions thereof. Not less than two (2) Business Days prior to the anticipated Closing Date, the Buyer shall notify the Company in the event that it disputes any aspect of the Estimated Amounts or the calculations thereof. Prior to the Closing Date, the Buyer and the Company shall negotiate in good faith to resolve any such dispute (or any aspect thereof). The amount so agreed following such negotiations (or as otherwise so agreed) shall be the Estimated Amounts for purposes of the Closing. If the Buyer and the Company are unable to resolve such dispute, the Estimated Amounts set forth in the Estimated Closing Net Working Capital Statement and the Estimated Closing Net Indebtedness Statement shall be the Estimated Amounts for the purposes of the Closing.

(B) The difference between the Estimated Closing Net Working Capital and the Target Net Working Capital shall be referred to as the “Estimated Working Capital Surplus” in the event that the Estimated Closing Net Working Capital is greater than the Target Net Working Capital, and the “Estimated Working Capital Deficit” in the event that the Estimated Closing Net Working Capital is less than the Target Net Working Capital. The “Closing Adjustment” shall be an amount equal to zero plus (i) the Estimated Working Capital Surplus, if any, minus (ii) the Estimated Working Capital Deficit, if any, plus (iii) the Estimated Closing Net Indebtedness (which may be a negative amount, and in which case it would be reduced). If the Closing Adjustment is a negative number, the amount of the Acquisition Consideration shall be reduced by the absolute value of the Closing Adjustment. If the Closing Adjustment is a positive number, the amount of the Acquisition Consideration shall be increased by the absolute value of the Closing Adjustment.

(ii) Post- Closing Adjustments.

(A) Within ninety (90) days after the Closing Date, the Buyer shall prepare and deliver to the Representative a statement setting forth the Buyer’s calculation of Closing Net Working Capital and Closing Net Indebtedness, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the Acquisition) and a calculation of Closing Net Working Capital (the “Closing Net Working Capital Statement”) and Closing Net Indebtedness (the “Closing Net Indebtedness Statement”).

(B) During the Objections Statement Period (as defined below) and the Resolution Period (as defined below), the Buyer shall (i) give the Representative and its advisors and consultants reasonable access to the books, records, work papers, schedules, memoranda and other documents prepared or reviewed by the Buyer in connection with the preparation of the Closing Net Working Capital Statement and the Closing Net Indebtedness Statement (collectively, the “Preliminary Statements”) and (ii) cooperate with the Representative and its advisors and consultants, including the provision on a reasonably timely basis, following the request of the Representative, of information reasonably requested and access to personnel of the Company and Buyer that is necessary or useful in connection with analyzing the Preliminary Statements; provided, that such access does not unreasonably interfere with the business or operations of the Buyer or its Affiliates, including the Company and its Subsidiaries. If the Representative has any objections to the Preliminary Statements, the Representative shall deliver to the Buyer a statement setting forth its objections identifying with reasonable specificity the items with which the Representative disagrees and setting forth the amount in dispute and the reasons supporting the Representative’s positions (an “Objections Statement”). The Representative shall not challenge the Preliminary Statements on any basis other than as set forth in a timely delivered Objections Statement and shall be deemed to have agreed with all other items and amounts contained in the Preliminary Statements, except to the extent of any new information learned by the Representative in the course of negotiations during the Resolution Period or during the proceedings referred to in clause (C) below. If an Objections Statement is not delivered to the Buyer within thirty (30) days after delivery of the Preliminary Statements (the “Objections Statement Period”), the Preliminary Statements shall be final, binding and non-appealable by the parties hereto.

(C) The Representative and the Buyer shall negotiate in good faith to resolve any such objections contained in an Objections Statement delivered pursuant to Section 1.3(i)(ii)(B), but if they do not reach a final resolution within fifteen (15) Business Days after the delivery of the Objections Statement (the “Resolution Period”), the Representative and the Buyer shall submit such disputes to Deloitte, or, if Deloitte is unwilling or unable to fulfill such role, to an independent certified public accountant mutually acceptable to the Buyer and the Representative (the “Independent Accounting Firm”). If the Representative and the Buyer fail to agree on the identity of the Independent Accounting Firm, then each of the Representative and the Buyer shall be entitled to request that the President of the

Israeli CPA Counsel appoint the Independent Accounting Firm. The Independent Accounting Firm shall designate a partner to handle the dispute, which partner shall be reasonably acceptable to the Buyer and Representative (the “Accounting Expert”). Each of the Representative and the Buyer shall be permitted to present a supporting brief to the Accounting Expert limited to detailing the Representative’s or the Buyer’s proposed resolution, as applicable, of each item identified in the Objections Statement that is still unresolved (which supporting brief shall also be concurrently provided to the other party) within ten (10) Business Days of the Accounting Expert’s engagement. Within ten (10) Business Days of receipt of a supporting brief, the receiving party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other party) limited to the matters reflected in the brief to which it responds. Each of the Representative and Buyer may require that oral arguments will be presented by such party or its advisors or consultants to the Accounting Expert to supplement the supporting brief and in such case the Accounting Expert shall be required to schedule time for oral presentations in the presence of both parties and their advisors and consultants either in person or through teleconference; provided, however, that in no event shall such oral arguments be heard later than five (5) Business Days after delivery of the responsive brief. The oral arguments of the Representative and the Buyer shall be limited to the items identified in the Objections Statement that remain unresolved. The Accounting Expert shall consider only such written briefs, oral presentations and the Objections Statement in making its determination of those items and amounts that are identified in the Objections Statement and are still unresolved. The Accounting Expert’s determination will be based solely on the definitions of the Closing Date Cash, the Closing Date Indebtedness, the Closing Net Indebtedness and the Closing Net Working Capital contained herein. The Accounting Expert shall deliver to the Buyer and the Representative, as promptly as practicable (but in any event no later than thirty (30) days from the date of engagement of the Accounting Expert), the Accounting Expert’s determination of the Closing Date Cash, the Closing Date Indebtedness, the Closing Net Indebtedness and the Closing Net Working Capital (as applicable), including the Accounting Expert’s calculations of the components of the Closing Date Cash, the Closing Date Indebtedness, the Closing Net Indebtedness and the Closing Net Working Capital contained in an Objections Statement delivered pursuant to Section 1.3(i)(ii)(B); provided, that such calculations of the disputed components shall not be outside the range established by the Buyer’s calculations pursuant to the Preliminary Statements, on the one hand, and the Representative’s calculations pursuant to the Objections Statement as may be supplemented as set forth above, on the other hand. The calculations of the Accounting Expert shall be final, binding on and non-appealable by the parties hereto other than in the event of fraud. The fees and expenses of the Accounting Expert shall be allocated among the parties as determined by the Accounting Expert. For the avoidance of doubt, any matter which is subject to the Post Closing Adjustment provisions of this Section 1.3 may not be subject to the indemnification provisions of this Agreement. This Section 1.3(i)(ii)(C) constitutes an arbitration agreement in accordance with the Israeli Arbitration Law-1968 (the “Arbitration Law”).

(D) The “Post Closing Adjustment” shall be calculated based on (i) the Closing Net Working Capital as determined in accordance with this Section 1.3(i)(ii), and (ii) the Closing Net Indebtedness as determined in accordance with this Section 1.3(i)(ii).

(E) If there is a positive difference between the Post-Closing Adjustment and the Closing Adjustment, then within five (5) Business Days from the earlier of (i) the date on which the Representative agrees in writing with the Closing Net Working Capital Statement and Closing Net Indebtedness Statement delivered by the Buyer, (ii) the last date on which an Objections Statement could have been sent, if no such Objections Statement shall have been sent, and (iii) the date on which the Accounting Expert renders his final decision, in accordance with Section 1.3(f)(iii)(C) (such date, the “Post Closing Adjustment Determination Date”), the Buyer shall deliver to the Paying Agent, in cash, an amount equal to such positive difference to be distributed promptly by the Paying Agent among the Company Shareholders and holders of Vested Company Options according to the Payment Spreadsheet. Such distribution by the Paying Agent shall also include a distribution to the Banker, as set forth in the Payment Spreadsheet.

(F) If there is a negative difference between the Post-Closing Adjustment and the Closing Adjustment, then within five (5) Business Days from the Post Closing Adjustment Determination Date, the Escrow Agent shall return to the Buyer, in cash, an amount equal to such negative difference from the Adjustment Fund. If the Adjustment Fund is insufficient to reimburse the Buyer the entire negative difference, then any excess amount of such negative difference shall be paid to the Buyer from the Escrow Fund. No Company Shareholder shall be required to return to the Buyer any amounts with respect to any such negative difference.

(G) Within five (5) Business Days from the Post Closing Adjustment Determination Date, the Escrow Agent shall transfer any positive amount remaining in the Adjustment Fund to the Paying Agent to be distributed promptly by the Paying Agent among the Company Shareholders and holders of Vested Company Options, as well as to the Banker, all as set forth in the Payment Spreadsheet.

(iii) Adjustments for Tax Purposes. Any payments made pursuant to this Section 1.3(i) shall be treated as an adjustment to the Acquisition Consideration for Tax purposes, unless otherwise required by Law.

1.4 Earn Out.

(a) Earn Out Payment. If the Earn Out Target is achieved by the end of the Earn Out Period, the Buyer shall deliver to the Paying Agent, in cash, the Earn Out Amount within three (3) Business Days following the date on which the Final Earn Out Statement is finalized (as described below) (the “Earn Out Payment”), which amount shall be promptly distributed by the Paying Agent to each Earn-Out Payee in accordance with the Payment Spreadsheet. For the avoidance of doubt, in no event shall the Buyer be obligated to pay any additional Earn Out Amount in excess of thirty million dollars ($30,000,000).

(b) Partial Earn Out Payment. If the Partial Earn Out Target is achieved by the end of the Earn Out Period, the Buyer shall deliver to the Paying Agent, in cash, the Partial Earn Out Amount calculated on the basis of the Partial Earn Out Target that was actually achieved, within three (3) Business Days following the date on which the Final Earn Out Statement is finalized (as described below) (the “Partial Earn Out Payment”), which amount shall be promptly distributed by the Paying Agent to each Earn Out Payee in accordance with the Payment Spreadsheet.

(c) No Offset. Payment of any Earn Out Payment by the Buyer and the Paying Agent shall be without any deductions or off-sets (except for Tax withholdings in accordance with Section 1.3(g).

(d) Specific Calculation Rules. The calculations of Bookings during the Earn Out Period shall be updated from time to time during the Earn Out Period (i) to take into consideration any additional Bookings from then existing sales and other arrangements, (ii) to reflect any increase or decrease in Bookings resulting from a material change in the scope of the Contract on the basis of which such Bookings were initially calculated, including a material change in the scope of work (e.g., increase or decrease in volume, new products becoming subject to such Contract or extension into additional model years) or a material change in the duration of the Contract, in each case such material change may be inferred from a client’s statement or by the Company’s own assessment, but excluding any delays in launch of the work schedule or in shipment of products, (iii) to reflect any previously awarded business being terminated by way of client notice or amendment to an existing Contract or award or by the Company’s own assessment, and (iv) to include in the Bookings any actual recorded revenues that exceeded the anticipated Bookings.

(e) Periodic Earn Out Statement. Within fifteen (15) Business Days following the expiration of each of 12 months, 18 months and 24 months from the commencement of the Earn Out Period, the Buyer shall provide to the Representative a statement of the Buyer, certified by the Vice President, Controlling of the Buyer, setting out in detail the total Bookings for that period calculated in accordance with the definition of Bookings and the provisions of Section 1.4(d) above, and consistent with the practices of the Company as of and prior to Closing (the “Periodic Earn Out Statement”). Each Periodic Earn Out Statement shall also include the total Bookings accumulated in all previous Periodic Earn Out Statements, subject to the provisions of Section 1.4(d) above. The Buyer shall provide to the Representative, together with each Periodic Earn Out Statement, a reasonably detailed breakdown with supporting data and information upon which the Bookings were calculated (including, without limitation, the basis, matrix and methodologies of all calculations and copies of all underlying agreements, orders, correspondence, internal assessments and other information that was used by the Buyer in the determination of the Bookings). Each Periodic Earn Out Statement shall be subject to the agreement of the Buyer and the Representative. The payment of the Earn Out Payment or the Partial Earn Out Payment, if any, shall be made based on the third and final Periodic Earn Out Statement, which will be delivered within thirty (30) Business Days following the expiration of the Earn Out Period (the “Final Earn Out Statement”).

(f) Access to Books and Records. The Buyer shall, and shall procure that the Company and each of the Company’s Subsidiaries shall, provide to the Representative such reasonable assistance and reasonable access to such documents, books and records, personnel and third parties as the Representative may reasonably require for the purpose of reviewing and validating the contents and accuracy of any Periodic Earn Out Statement, including in connection with any disagreement; provided, that such access to the Company’s personnel and such discussions do not unreasonably interfere with the business or operations of the Buyer or its Affiliates, including the Company and its Subsidiaries.

(g) Approval of Bookings. The Representative and the Buyer’s Representative shall meet (including by way of video conference or teleconference) within ten (10) Business Days following the delivery of the Periodic Earn Out Statement to the Representative in order to discuss in good faith the Bookings reflected in such Periodic Earn Out Statement. If both the Representative and the Buyer’s Representative approve the Bookings for the relevant period, then the Periodic Earn Out Statement, as approved by them, shall be deemed final and binding and, with respect to the Final Earn Out Payment, any Earn Out Payment due to be paid, as reflected in the Final Earn Out Statement, shall be paid by the Buyer to the Paying Agent as set forth in Section 1.4(c). Notwithstanding anything to the contrary, the Representative may elect at its discretion to either defer its decision whether to approve or disapprove or to defer the resolution of any disagreement with respect to any or both of the first two Periodic Earn Out Statement to the Final Earn Out Statement, without limitation or any rights or claims of either party in this respect.

(h) Disagreement. If the Representative and the Buyer’s Representative do not reach an agreement with respect to the Bookings for the relevant period within twenty (20) Business Days of the delivery of the relevant Periodic Earn Out Statement to the Representative, then, unless the Representative elected to defer such disagreement to the Final Earn Out Statement, the Representative or the Buyer’s Representative may send to the other party within five (5) Business Days following the end of such ten (10) Business Day period a written notice detailing both the Bookings agreed between them and the disputed matters (the “Earn Out Objection Notice”). The Earn Out Objection Notice shall require that the disputed matters be referred to the Accounting Expert for resolution in accordance with the provisions of Section 1.4(j) below.

(i) Referral to the Accounting Expert. If an Earn Out Objection Notice is served and the resolution thereof is not deferred by the Representative, each of the Representative and the Buyer’s Representative may refer the matter to the Accounting Expert. The Representative and the Buyer’s Representative shall co-operate with the Accounting Expert and they shall provide (and, in the case of the Buyer, shall procure that the Company and each of the Company’s Subsidiaries provides) such assistance and access to such documents, personnel, books and records and third parties as the Accounting Expert may reasonably require for the purpose of making his or her determination. Each of the Representative and the Buyer’s Representative shall be entitled to present its views and positions orally and in writing in front of the Accounting Expert.

(j) Accounting Expert Determination. The Accounting Expert shall be required to make his or her determination (the “Expert Determination”) in writing solely on the basis of this Section 1.4 and to give the Expert Determination to the Representative and the Buyer’s Representative as soon as reasonably practicable and in any event within fifteen (15) Business Days of his or her appointment or receipt of the Earn Out Objection Notice (if a subsequent determination is requested). The Periodic Earn Out Statement giving effect to the Bookings determined by the Expert Determination shall be deemed final and binding (other than in the event of fraud) and any Earn Out Payment or Partial Earn Out Payment due to be paid, as reflected in the Final Earn Out Statement shall, be paid by Buyer to the Paying Agent within three (3) Business Days of the Expert Determination.

(k) Fees and Expenses. The fees and expenses of the Accounting Expert shall be allocated among the parties as determined by the Accounting Expert. This Section 1.4 constitutes an arbitration agreement in accordance with the Arbitration Law.

(l) Business of Company during the Earn Out Period. During the Earn Out Period the Buyer shall cause the Company to operate in the ordinary course of business and carry out the Company’s business as currently conducted and as currently proposed to be conducted. During the Earn Out Period the Buyer shall cause the Company to maintain adequate and appropriate budgets, sales channels, employees, management and suppliers, equipment and offices, technologies and other necessary resources, recruit new employees, professionals and partners and purchase equipment and make investments, in each case, no less than as set forth and in accordance with the 2015/16 Business Plans, and all as is reasonably required to ensure that the Earn Out Target is achieved before the end of the Earn Out Period, and Buyer shall provide Buyer Group’s own sales, marketing and distribution resources as is reasonably necessary to support the achievement of the Earn Out Target during the Earn Out Period. The Company may, during the Earn Out Period, engage in transactions and otherwise cooperate with Persons that are competitors or potential competitors of Parent or its Subsidiaries. Without limitation, each of Parent and the Buyer undertakes that at all times between the Closing Date and the expiry of the Earn Out Period:

(i) it shall provide the Company with the financial resources that are required in order to meet and implement the 2015/16 Business Plans;

(ii) it shall not cause the Company to engage in any activity, business or operation, other than as currently proposed to be conducted by the Company as of Closing, unless adequate additional resources are provided or made available for such purposes; and

(iii) it shall use reasonable commercial efforts to preserve intact the Company’s present business organizations, keep available the services of the Company’s present officers and key employees and preserve the Company’s relationships with the Company’s customers, suppliers, distributors, resellers, licensors, licensees, and others having business dealings with it as of the date hereof (whether or not such entities compete with Parent).

(m) Acceleration. Notwithstanding anything to the contrary contained in this Section 1.4, the Earn Out Amount shall be due and payable in full immediately upon the occurrence of any of the following events (each, a “Change in Control Event”) and shall be paid by Buyer to the Paying Agent within three (3) Business Days of the occurrence of the Change in Control Event, and the Buyer undertakes to notify the Representative in writing promptly upon the occurrence of any such Change in Control Event:

(i) the consummation of any transaction that results in the Company not being wholly owned, directly or indirectly, by Parent;

(ii) the consummation of a sale or transfer of a material portion of the assets of the Company (in a single transaction or a series of related transactions) to any other Person that is not the Buyer or any direct or indirect wholly owned subsidiary of Parent; or

(iii) Parent or the Buyer breaches in a material respect any term of Section 1.4(l).

1.5 Bring-Along; Section 341

(a) By executing this Agreement, the Signing Shareholders, who collectively hold at least seventy four percent (74%) of the issued and outstanding share capital of the Company, have, and are deemed to have, accepted an offer by the Buyer to purchase their Company Shares in accordance with the terms set forth in this Agreement, Section 341 of the Israeli Companies Law and Articles 28 and 28A of the Company’s Articles of Association (the “Bring-Along Provisions”). Without limitation, the execution of this Agreement by the Signing Shareholders shall also constitute a consent for the purpose of any consent requirement under the Articles of Association in connection with this Agreement and the Acquisition.

(b) This Agreement shall be deemed, for the purpose of Section 341(a) of the Israeli Companies Law and the Bring-Along Provisions, to constitute (i) an offer by the Buyer for the purchase of all the issued and outstanding share capital of the Company which is conditioned upon the sale of all of the outstanding share capital of the Company and (ii) an acceptance of such offer by all Signing Shareholders who have duly executed this Agreement initially.

(c) Promptly (but in any event within two (2) Business Days) following the date of this Agreement, the Buyer will, in accordance with Section 341(a) of the Israeli Companies Law and the Bring-Along Provisions, provide a written notice in the form attached hereto as Exhibit D (the “Bring-Along Notice”) to each Company Shareholder whose name appears in the shareholder register of the Company as of the date hereof and that is not a Signing Shareholder (the “Remaining Shareholders”) setting forth the information required by Section 341(a) of the Israeli Companies Law and the Bring-Along Provisions and stating the Buyer’s requirement to purchase such Remaining Shareholder’s Company Shares under the terms and conditions of this Agreement. The Closing Date, which shall be at least thirty (30) days following the date of provision of the Bring-Along Notice, shall be deemed, for the purposes of the Bring-Along Provisions, the date set by the Buyer as the final date for accepting its offer to purchase the entire issued and outstanding share capital of the Company. The Company shall assist the Buyer to dispatch the Bring-Along Notice to each Remaining Shareholder. The Bring-Along Notice shall be sent to each Remaining Shareholder according to the contact details set forth in the shareholder register of the Company. The Buyer and the Company shall fully coordinate any correspondence to which each may be a party which concerns the Bring-Along Notice. The Company shall inform the Remaining Shareholders of the time, date and place of Closing at least five (5) Business Days prior to the Closing Date. The Company shall take such other actions as may be commercially reasonably appropriate in order to complete the transfer of all of the outstanding Company Shares pursuant to Section 341 of the Israeli Companies Law and the Bring-Along Provisions and under the terms and conditions of this Agreement, including in making all reasonable filings and taking such other reasonable action which is necessary or desirable to effect the

Acquisition with respect to the purchase by the Buyer of all the securities of the Company outstanding as of the Closing in compliance with Section 341 of the Israeli Companies Law and the Bring-Along Provisions, and the Buyer shall reasonably assist the Company in performing such duties and taking such actions. After completion of the foregoing procedures under Section 341 of the Israeli Companies Law and the Bring-Along Provisions, and provided that no injunction against the Acquisition was issued by a court of competent jurisdiction that was not subsequently removed, at the Closing the Company shall register the Buyer as the owner of all the shares of the Company held by all Company Shareholders as of the Closing against delivery by the Paying Agent of the Acquisition Consideration in accordance with the provisions of this Agreement, including the allocation of the relevant portions to the Escrow Fund, the Expense Fund and the Adjustment Fund to be held in escrow by the Escrow Agent.

(d) Subject to the terms of this Agreement, following the execution of this Agreement and prior to the Closing, if the Company issues any Company Shares (including pursuant to the exercise of any Company Options, Company Warrants or any other convertible securities), then the Company shall promptly: (i) inform Buyer of such an issuance, (ii) each such Person to whom such Company Shares were issued will be deemed (until it becomes a Signing Shareholder), for purposes of this Agreement, a Remaining Shareholder; (iii) use commercially reasonable efforts to obtain from such holder of Company Shares, a counter signature on this Agreement under which it becomes bound by and subject to the provisions of this Agreement as a Signing Shareholder; and (iv) if such a Person does not execute this Agreement, assist the Buyer to the extent necessary, in the dispatch of a Bring-Along Notice to such new Remaining Shareholders such that said notice will cover all issued and outstanding share capital of the Company.

(e) For purposes of this Agreement, and by virtue of Section 341 of the Israeli Companies Law and the Bring-Along Provisions, each Remaining Shareholder, including any transferee thereof, shall be deemed to be subject to and bound by the terms and conditions of this Agreement as if it was a Signing Shareholder for all intents and purposes, except to the extent that doing so would be inconsistent with the provisions of Section 341 of the Israeli Companies Law. Without limitation of the foregoing, each Remaining Shareholder that countersigns this Agreement shall be deemed to be a Signing Shareholder for all purposes under this Agreement.

1.6 Payment of Debt and Transaction Expenses. Notwithstanding anything to the contrary herein, in the event that the Company informs the Buyer in writing, at least five (5) Business Days prior to Closing that it would like to have a portion of the Acquisition Consideration paid at Closing in cash directly to certain third parties identified by the Company on account of any Indebtedness of the Company or any Transaction Expenses, then (i) at Closing such amounts shall be reduced from the cash portion of the Acquisition Consideration which is otherwise payable by the Buyer to the Paying Agent at Closing, (ii) shall be paid by the Buyer directly at Closing to such third parties in accordance with wire instructions provided by the Company, and (iii) such Indebtedness and Transaction Expenses shall not be reduced from the Acquisition Consideration under the Closing Adjustment, the Post Closing Adjustment or on account of the Transaction Expenses as part of the definition of Acquisition Consideration. In the event that Transaction Expenses are not paid in this manner, then the Buyer undertakes to cause the Company to promptly pay, after the Closing, any and all amounts of Transaction Expenses to and in accordance with the breakdown set forth in the Statement of Transaction Expenses.

ARTICLE 2

THE CLOSING

2.1 The Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the Buyer and the Company Shareholders shall consummate the Acquisition at a closing (the “Closing”) to occur on a Business Day as soon as practicable, but in no event any later than three (3) Business Days, following the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Section 2.3 other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of those conditions (if permitted hereunder) at the Closing) at the offices of Tadmor & Co. Yuval Levy & Co., 5 Azrieli Center 34th Floor, Square Building, Tel Aviv, Israel, unless another date and/or place is mutually agreed upon in writing by the Buyer and the Company. The date upon which the Closing actually occurs hereunder is referred to herein as the “Closing Date.”

2.2 Closing Deliveries. At the Closing, the following actions shall occur, which actions shall be deemed to take place simultaneously, and no action shall be deemed to have been completed or any document delivered until all such actions have been completed and all required documents delivered: (i) all the Company Shares shall be registered in the Company’s records in the Buyer’s name in accordance with Section 341 of the Companies Law, (ii) the Buyer shall deliver and deposit the Acquisition Consideration in accordance with Section 1.3, and (iii) each party hereto shall deliver to the other party the documents and instruments required to be delivered by it pursuant to Section 2.3.

2.3 Closing Conditions.

(a) Conditions to Obligations of All Parties. The respective obligations of the Buyer, Parent, the Company and the Company Shareholders to consummate the Acquisition shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibits or prevents the consummation of the Acquisition.

(ii) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction shall be in effect that has the effect of making the Acquisition illegal or otherwise prohibits or prevents the consummation of the Acquisition.

(iii) The approval of the Israeli Securities Authority of an exemption from prospectus under Section 15D of the Israeli Securities Law – 1968 for the issuance of the RSUs and Unvested RSUs to holders of Vested Company Options and Unvested Company Options, respectively, pursuant to Section 1.2 (the “ISA Exemption”) shall have been obtained.

(b) Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer in its sole discretion:

(i) Representations and Warranties.

(A) (x) Each of the representations and warranties of the Company set forth in Sections 3.2 and 3.4 shall have been true and correct in all respects at and as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct as of such specified date) and (y) each of the remaining representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct as of such specified date), except for any failure to be true and correct that does not, in itself and together with other such failures, constitute a Company Material Adverse Effect.

(B) (x) Each of the representations and warranties of the Company Shareholders set forth in Sections 4.2, 4.3 and 4.4 shall have been true and correct in all respects at and as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct as of such specified date) and (y) each of the remaining representations and warranties of each Company Shareholder set forth in this Agreement shall have been true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of such date).

(ii) Covenants.

(A) The Company shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by the Company prior to or as of the Closing.

(B) Each of the Company Shareholders shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by such Company Shareholder prior to or as of the Closing.

(iii) No Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred a Company Material Adverse Effect.

(iv) No Regulatory Conditions. No Governmental Authority shall have, after the date hereof, enacted, issued, promulgated, enforced or entered any Law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) which is in effect and which has, or would, as of or shortly after the Closing, have, the effect of (i) prohibiting the Buyer’s ownership or operation of any material portion of the business of the Company and its Subsidiaries taken as a whole, (ii) compelling the Buyer or the Company to dispose of or hold separate all or a substantial portion of the business or assets of the Buyer, the Company and any of their respective Subsidiaries taken as a whole, in either case in connection with the Acquisition, or (iii) imposing restrictions on the ability of Buyer to consummate the Acquisition.

(v) Current CEO. As of the Closing Date, (A) the Current CEO’s Retention Agreement and the Current CEO’s Non-Competition Agreement shall be in full force and effect and neither the Current CEO nor the Company shall have notified the other party thereto that such agreements (or the Current CEO’s employment agreement) are not enforceable; and (B) the Current CEO shall not have terminated the Current CEO Retention Agreement, the Current CEO’s Non-Competition Agreement or the Current CEO’s employment agreement or notified Buyer or the Company of his intention of leaving the employ of the Buyer or any of its Subsidiaries (including the Company and its Subsidiaries).

(vi) Key Employees. As of the Closing Date, (A) at least five of the Key Employees shall have entered into Key Employees Retention Agreements and Key Employee Non-Competition Agreements (the “Retained Key Employees”); (B) there are at least five Retained Key Employee with respect to which none of such Retained Key Employees, nor the Company or any of its Subsidiaries (as the case may be) shall have notified the other party thereto that such agreements (or such Retained Key Employee’s employment agreement) is not enforceable; and (C) at least five Retained Key Employee shall have not terminated their own Key Employee Retention Agreement, Key Employee Non-Competition Agreement or employment agreement, or notified Buyer or the Company of such person’s intention of leaving the employ of Buyer or any of its Subsidiaries (including the Company and its Subsidiaries).

(vii) Payment Spreadsheet. At or prior to the Closing, the Buyer shall have received the Payment Spreadsheet.

(viii) Statement of Transaction Expenses. At or prior to the Closing, the Buyer shall have received the Statement of Transaction Expenses.

(ix) Company Shareholders. As of the Closing, either (A) each Company Shareholder shall have executed a counterpart to this Agreement in its capacity as a Company Shareholder, or (B) each Signing Shareholder shall have executed a counterpart to this Agreement in its capacity as a Company Shareholder, the Bring-Along Notice shall have been given pursuant to Section 1.5, and at least thirty (30) days shall have lapsed.

(x) Company Warrants. No Company Warrants shall be outstanding.

(xi) Closing Certificates. At or prior to the Closing, Buyer shall have received the following:

(A) a certificate of the Chief Executive Officer of the Company, dated the Closing Date and in the form attached hereto as Schedule(A)2.3(b)(xi)(A); and

(B) a certificate of the Secretary of the Company, dated as of the Closing Date and in the form attached hereto as Schedule2.3(b)(xi)(B), certifying (1) the Articles of Association and (2) any resolutions adopted by the Board of Directors and Shareholders of the Company authorizing this Agreement, the Acquisition, the treatment of the Vested Company Options and Unvested Company Options and the other transactions contemplated hereby.

(xii) Section 280G Payments. With respect to any payments or benefits that may constitute a Section 280G Payment and are Waived 280G Benefits, the Company Shareholders shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Waived 280G Payments or shall have disapproved such payments and/or benefits, and, as a consequence, no such Waived 280G Payments shall be paid or provided for to the extent they would cause any amounts to constitute Section 280G Payments.

(xiii) Board of Directors Resolution. The Company shall deliver to the Buyer a certified true copy of the written resolutions of the Board of Directors, in the form attached hereto as Schedule 2.3(b)(xiii), whereby (1) the Board of Directors shall authorize and approve all actions set forth in this Agreement and the transactions that are relevant to the Company, including, without limitation, the sale of the Company Shares to the Buyer, (2) the Board of Directors shall authorize and approve the Company’s entering into the Key Employee Retention Agreements, (3) the Board of Directors shall confirm and ratify all previous interested party transactions, including any employment agreements with any of the Company Shareholders and their Affiliates, (4) the Board of Directors shall authorize and approve the entering by the Company into the Paying Agent Agreement, and (5) the Board of Directors shall confirm that the Acquisition and the approvals of the Board of Directors as set forth therein have been approved by all relevant corporate action on the part of the Company (subject to the shareholders approval specified below), according to Section 282 of the Israeli Companies Law.

(xiv) Shareholders Resolution. The Company shall deliver to the Buyer a certified true copy of the written resolutions of the shareholders of the Company, in the form attached hereto as Schedule 2.3(b)(xiv), whereby (1) the shareholders of the Company shall authorize and approve all actions set forth in this Agreement and the transactions that are relevant to the Company, including, without limitation, the sale of the Company Shares to the Buyer, and (2) the shareholders of the Company shall confirm and ratify all previous interested party transactions, including any employment agreements with any of the Company Shareholders and their Affiliates.

(xv) Directors and Officers. The Buyer shall have received copies of the written resignations of the Company’s directors from their office as directors (without limitation of the Current CEO’s continued employment by the Company pursuant to the Current CEO Retention Agreement and his employment agreement) delivered to the Company in the form attached hereto as Schedule 2.3(b)(xv).

(xvi) Share Certificate and Shareholder Register. The Company shall have delivered to the Buyer (1) share certificates duly executed evidencing the Company Shares purchased by the Buyer, and (2) an updated register of shareholders reflecting the Buyer’s ownership of all of the issued and outstanding Company Shares.

(xvii) Escrow Agreement and Paying Agent Agreement. The Representative and the Escrow Agent and the Paying Agent, as applicable, shall have executed and delivered the Escrow Agreement and Paying Agent Agreement, respectively.

(xviii) OCS Notice. The Company and BroadSense Ltd. shall have notified the OCS about the Acquisition and consequential change of ownership of the Company contemplated hereunder.

(xix) Investment Center. The Company shall have received the approval of the Investment Center of the Israeli Ministry of Economy (previously, the Ministry of Industry, Trade & Labor) (the “Investment Center”) for the Acquisition and consequential change of ownership of the Company contemplated hereunder.

(c) Additional Conditions to Obligations of the Company and the Company Shareholders. The obligations of the Company and the Company Shareholders to consummate the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company in its sole discretion:

(i) Representations and Warranties. (x) Each of the representations and warranties of the Buyer and Parent set forth in Sections 5.2 (Authority and Enforceability), 5.3 (No Conflicts) and 5.6 (Valid Issuance) of this Agreement shall have been true and correct in all respects at and as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which shall be true and correct as of such specified date) and (y) each of the other representations and warranties of the Buyer and Parent set forth in this Agreement shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters as of a specified date, which shall be true and correct in all material respects as of such date), except for any failure to be true and correct that does not, in itself and together with other such failures, constitute a Parent Material Adverse Effect.

(ii) Covenants. Buyer shall have performed and complied in all material respects with each of the covenants and obligations under this Agreement required to be performed and complied with by Buyer prior to or as of the Closing.

(iii) No Parent Material Adverse Effect. Since the date of this Agreement there shall not have occurred a Parent Material Adverse Effect.

(iv) Suspension of Trading. The shares of Parent Common Stock shall not have been removed from listing on the NYSE and there shall have been no permanent suspension of trading of such shares.

(v) Effective S-8. A registration statement on of Parent on form S-8 prepared pursuant to and in compliance with the Securities Act with respect to the shares of Parent Common Stock issuable under Parent’s 2012 Stock Option and Incentive Plan, as amended, under which the RSUs and Unvested RSUs have been granted, shall be effective.

(vi) Closing Certificates. At or prior to the Closing, the Company shall have received the following:

(A) a certificate of the Chief Financial Officer or General Counsel of Parent, dated the Closing Date and in the form attached hereto as Schedule 2.3(c)(vi)(A);

(B) a certificate of the secretary of Parent, dated as of the Closing Date and in the form attached hereto as Schedule 2.3(c)(vi)(B), certifying any resolutions adopted by the Board of Directors of Parent authorizing this Agreement, the Acquisition, the issuance of the shares of Parent Common Stock hereunder, the issuance of the RSUs and the Unvested RSUs and the other transactions contemplated hereby;

(C) a certificate of managing director or secretary of the Buyer, dated the Closing Date and in the form attached hereto as Schedule 2.3(c)(vi)(C); and

(D) a certificate of the managing director or secretary of the Buyer, dated as of the Closing Date and in the form attached hereto as Schedule 2.32.3(c)(vi)(D), certifying any resolutions adopted by the shareholders of the Buyer authorizing this Agreement, the Acquisition.

(vii) Escrow Agreement and Paying Agent Agreement. The Buyer, Parent, the Escrow Agent and the Paying Agent, as applicable, shall have executed and delivered the Escrow Agreement and Paying Agent Agreement.

(viii) Israeli 102 Tax Ruling. The Company shall have received the Israeli 102 Tax Ruling, or, in the event a final Israeli 102 Tax Ruling has not been issued by the ITA, the ITA shall have issued an interim Israeli 102 Tax Ruling providing, among other things, that Buyer and the Paying Agent may transfer the applicable portion of the Acquisition Consideration payable hereunder to the 102 Trustee with no withholding tax obligations.

(ix) Israeli 104H Tax Ruling. A Ruling of the Israeli Tax Authorities pursuant to Section 104H of the Israeli Tax Ordinance shall have been obtained.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to any exceptions set forth in the disclosure schedule delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article 3 to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall apply to and qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article 3, and (B) any other representations and warranties set forth in this Article 3 if and to the extent that it is reasonably apparent of such disclosure that it applies to such other representations and warranties), the Company hereby represents and warrants to the Buyer as of the date hereof (except for such representations and warranties as are made only as of a specific date, which shall be only made as of such date), as follows:

3.1 Organization and Good Standing.

(a) The Company is a private company limited by shares duly organized and validly existing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease, and operate its properties and assets and to conduct its business. Other than as provided in Section 3.1(a) of the Disclosure Schedule the Company has not taken or failed to take any action, which action or failure would preclude or prevent the Company from conducting its business after the Closing in the manner as currently conducted. Other than as provided in Section 3.1(a) of the Disclosure Schedule, the Company is duly qualified to do business as a foreign corporation and is in good standing (to the extent such concept is recognized under applicable Law) in every jurisdiction where the properties owned, leased or operated by the Company, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(b) Prior to the date of this Agreement, the Company has made available to Buyer a complete and accurate copy of the Articles of Association of the Company as currently in effect. The Articles of Association are in full force and effect and the Company is not in material violation of (and has not previously materially violated) any provision of the Articles of Association or any previous articles of association of the Company. Other than as provided in Section 3.1(b) of the Disclosure Schedule, the operations now being conducted by the Company are not (and have never been) conducted under any other name.

3.2 Authority and Enforceability.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, the Escrow Agreement, the Paying Agent Agreement and each document, certificate and other instrument required hereby to be executed and delivered by the Company pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, the Escrow Agreement, the Paying Agent Agreement and each document, certificate and other instrument required to be executed and delivered by the Company pursuant hereto and the consummation by the Company of the Acquisition and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement, the Escrow Agreement, the Paying Agent Agreement and each document, certificate and other instrument required to be executed and delivered by the Company pursuant hereto has been (or will be) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes (or will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b) The information furnished by the Company in any document mailed, delivered or otherwise furnished to the Company Shareholders in connection with this Agreement and the Acquisition did not contain, and will not contain, at or prior to the Closing, any statement that is inconsistent with the provisions of this Agreement or any untrue statement.

3.3 Governmental Filings and Consents. Other than as set forth in Section 3.3 of the Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration or filing, with any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement, the Escrow Agreement, the Paying Agent Agreement or the consummation of the Acquisition or any other transactions contemplated hereby or thereby.

3.4 No Conflicts. The execution and delivery of this Agreement, the Escrow Agreement, the Paying Agent Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto, the compliance with the provisions of this Agreement, the Escrow Agreement, the Paying Agent Agreement and each document, certificate or other instrument required to be executed and delivered by the Company pursuant hereto, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not (a) conflict with or violate the Articles of Association, (b) conflict with, result in a material breach of, or constitute a material default under, any Contract, (c) result in the creation or imposition of any Lien, other than Permitted Liens, upon any assets of the Company, or (d) violate any Law applicable to the Company, its Subsidiaries or any of their respective properties or assets, other than in the case of clauses (b)-(d) as would not be material to the Company and its Subsidiaries, taken as a whole.

3.5 Capitalization.

(a) The authorized share capital of the Company is comprised of NIS 2,263,402.38 divided into: (i) 174,195,991 Ordinary Shares; (ii) 930,500 Ordinary A Shares; (iii) 45,000,000 Preferred AA Shares consisting of (A) 599,231 Preferred AA-1 Shares, (B) 6,249,041 Preferred AA-2 Shares, (C) 2,301,317 Preferred AA-3 Shares, (D) 21,026,042 Preferred AA-4 Shares and (E) 14,824,369 Preferred AA-5 Shares; and (iv) 6,213,747 Preferred BB Shares.

(b) The issued and outstanding share capital of the Company consists of an aggregate of 136,302,956 Company Shares, consisting of (i) 86,346,366 Company Ordinary Shares, (ii) 930,500 Ordinary A Shares, (iii) 599,231 Preferred AA-1 Shares, (iv) 6,249,041 Preferred AA-2 Shares, (v) 301,317 Preferred AA-3 Shares, (vi) 21,026,042 Preferred AA-4 Shares, (vii) 14,824,369 Preferred AA-5 Shares, and (viii) 4,026,090 Preferred BB Shares.

(c) The Company has reserved an aggregate of 3,213,558 Company Ordinary Shares for issuance under the Company Stock Plans, and an aggregate of 17,992,320 Company Ordinary Shares are issuable upon the exercise of allocated Company Options outstanding as of the date hereof.

(d) The capitalization of the Company showing all Company Securities is set forth in the capitalization table attached hereto in Section 3.5(d) of the Disclosure Schedule.

(e) All of the issued and outstanding Company Shares and other Company Securities have been offered, issued and sold by the Company in compliance with applicable Law. Except as set forth in Section 3.5(e) of the Disclosure Schedule, no Company Securities, and no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any Company Securities is authorized or outstanding. Except as set forth in Section 3.5(e) of the Disclosure Schedule, the Company does not have any obligation to issue any Company Securities or any subscription, warrant, option, convertible security or other right. Except as set forth in Section 3.5(e) of the Disclosure Schedule, the Company does not have any obligation to purchase, redeem or otherwise acquire any Company Securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. The Company has not made or delivered any oral or written communications to the Employees with respect to any payment arising out of the Acquisition that is inconsistent with the provisions of this Agreement.

(f) All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable and (ii) except as set forth in Section 3.5(f) of the Disclosure Schedule to the Knowledge of the Company, are owned and held legally, beneficially and of record by the Company Shareholders set forth on Exhibit A (as such Exhibit A may be updated prior to the Closing). Exhibit A (as such Exhibit A may be updated prior to the Closing) contains a complete and accurate list of all of the Company Shareholders as of the date hereof as they appear in the register of shareholders of the Company, setting forth the number of Company Shares held by each Company Shareholder.

(g) Section 3.5(g) of the Disclosure Schedule contains a complete and accurate list as of the date hereof of all Persons who hold Company Options, indicating, with respect to each Company Option (and Company Share resulting from the exercise of Company Options), an estimated list for the estimated Closing Date (subject to final update prior to the actual Closing Date), the number of Company Ordinary Shares issuable upon the exercise of such Company Option, and the exercise price, date of grant, vesting schedule, amount of vested and unvested options as of the date of this Agreement and the expiration date thereof, including the extent to which the vesting of such Company Option will be accelerated by the consummation of the Acquisition or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Acquisition and an indication whether granted as an incentive stock option or a non-qualified stock option, or under Section 102 (including the applicable sub-section) or Section 3(i) of the Israeli Tax Ordinance and whether election was made to tax such option under the trustee capital gain route or trustee ordinary income route, and the date of deposit of such Company Option granted under Section 102(b) with the 102 Trustee, including with respect to grants prior to July 24, 2012 the date of deposit of the applicable terms of grant with the 102 Trustee, and with respect to grants following July 24, 2012, the date of deposit of the applicable board resolution and the date of deposit of the option agreement with the 102 Trustee. Except as set forth in Section 3.5(g) of the Disclosure Schedule, all Company Options granted to US taxpayers have been granted or issued at an exercise price equal to the fair market value of the underlying Company Ordinary Shares in accordance with the requirements under Section 409A of the Code, as determined by the Board of Directors of the Company at the date of grant or issuance, and none of such Company Options constitute “deferred compensation” under Section 409A of the Code, in each case Section 409A would have been applicable. Complete and accurate copies of each Company Stock Plan and all agreements and instruments relating to or issued under each such plan (including executed copies of all Contracts relating to each Company Option and the Company Ordinary Shares purchased under such plan) have been made available to Buyer, and such plans and Contracts have not been amended, modified or supplemented since being made available to Buyer, and except as set forth in Section 3.5(g) of the Disclosure Schedule, there are no Contracts or understandings to amend, modify or supplement such plans or Contracts in any case from those made available to Buyer. The treatment of the Company Options set forth in this Agreement is permissible in all material respects under the terms of the agreements pursuant to which such Company Options have been issued.

(h) Each Company Preferred Share is convertible into one (1) Company Ordinary Share. The consideration for which each Company Share and each Company Security will be exchanged pursuant to this Agreement and the allocation of the Acquisition Consideration pursuant to the Payment Spreadsheet conforms to the terms of the Articles of Association, and no Company Shareholders, holders of Company Securities or other Person shall be entitled to receive from the Buyer any different or additional amount other than as provided in the Agreement or the Payment Spreadsheet in connection with the Acquisition in order for all Company Shares and Company Securities to be transferred to Buyer pursuant to this Agreement.

(i) Except as set forth in Section 3.5(i) of the Disclosure Schedule, The Company is not under any obligation to register for trading on any securities exchange any of its currently outstanding securities or any of its securities that may hereafter be issued.

(j) Except as set forth in Section 3.5(j) of the Disclosure Schedule, since its incorporation , there has been no setting aside, declaration or payment by the Company of dividends, or any distribution or authorization of any distribution by the Company of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of the Company’s securities.

(k) The Signing Shareholders collectively hold approximately seventy four percent (74%) of the voting power in the Company.

3.6 Subsidiaries.

(a) Except for the Subsidiaries listed in Section 3.6(a) of the Disclosure Schedule, the Company does not own or control, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any corporation, partnership, joint venture or other business association or entity.

(b) All Subsidiaries are wholly owned by the Company or its Subsidiaries, as set forth in Section 3.6(b) of the Disclosure Schedule, and no third party has any rights whatsoever with respect to any equity securities of the Subsidiaries.

(c) Each Subsidiary of the Company is duly organized, validly existing and, other than as set forth to Section 3.6(c) of the Disclosure Schedule, in good standing under the laws of the jurisdiction in which such Subsidiary is incorporated and each such Subsidiary has full power and authority to conduct its business as currently conducted. Except as set forth in Section 3.6(c) of the Disclosure Schedule, each Subsidiary of the Company is duly qualified to do business and is in good standing in every jurisdiction where the properties owned, leased or operated, or the business conducted by it, requires such qualification, except for such failures to be so duly qualified and in good standing that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

(d) Prior to the date of this Agreement, the Company has made available to Buyer complete and accurate copies of the constituent documents of each Subsidiary of the Company, each as amended and currently in effect. The constituent documents of each Subsidiary of the Company are in full force and effect and none of the Subsidiaries of the Company is in violation of any provision of its incorporation documents.

(e) The agreements and arrangements between the Company and each of its Subsidiaries are briefly described in Section 3.6(e) of the Disclosure Schedule.

3.7 Directors, Officers. Section 3.7 of the Disclosure Schedule contains a complete and accurate list of the directors and officers of the Company and of each Subsidiary of the Company as of the date hereof. Other than the Acquisition and except as set forth in Section 3.7 of the Disclosure Schedule, neither the Company not any Subsidiary of the Company has any agreement, obligation or commitment with respect to the election of any individual or individuals to the board of directors of any of its Subsidiaries, by vote or written consent.

3.8 Financial Statements.

(a) Section 3.8(a) of the Disclosure Schedule contains a complete and accurate copy of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet and consolidated statements of income, changes in shareholders’ equity and cash flow as of December 31, 2013 and for the twelve-month period ended December 31, 2013, and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2014 (the “Balance Sheet”) and consolidated statements of income, changes in shareholders’ equity and cash flow as of and for the six-month period ended June 30, 2014. The Financial Statements (A) are derived from and in accordance with the books and records of the Company and each of its Subsidiaries, (B) have been prepared in accordance with GAAP (except that such unaudited Financial Statements do not contain footnotes) applied on a consistent basis throughout the periods indicated and consistent with each other except as may be indicated in the notes thereto, (C) fairly present the consolidated financial condition of the Company as required at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject to, in the case of the unaudited Financial Statements, normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount), and (D) are complete and accurate as of the date therein indicated (subject to, in the case of the unaudited Financial Statements, normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount).

(b) Except as disclosed in the Financial Statements and Section 3.8(b) of the Disclosure Schedule, the Company is not a guarantor or indemnitor of any Indebtedness of any other Person. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(c) The Company has in place systems and processes as customary for companies of similar nature and size that (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). Neither the Company nor the Company’s independent auditors has identified or been made aware of any written complaint, assertion or claim regarding the Controls. To the Knowledge of the Company, there have been no instances of fraud that occurred during any period covered by the Financial Statements. The Company has in place a revenue recognition policy consistent with GAAP.

3.9 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except for each of the following: (a) Liabilities and obligations shown on the Balance Sheet or on the Estimated Closing Net Working Capital Statement or on the Estimated Closing Net Indebtedness Statement, (b) Liabilities and obligations that have arisen since the date of the Balance Sheet in the ordinary course of business consistent with past practice, (c) executory Liabilities under the Contracts disclosed on Section 3.9 of the Disclosure Schedule or under Contracts that are not required to be disclosed on the Disclosure Schedule, and (d) Transaction Expenses incurred pursuant to or in connection with this Agreement, the Acquisition. Except for Liabilities reflected in the Financial Statements, neither the Company nor any of its Subsidiaries has any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company or any of its Subsidiaries. All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP consistently applied and are believed to be adequate in accordance with GAAP consistently applied.

3.10 Absence of Changes. Except as set forth in Section 3.10 of this Disclosure Schedule, since the date of the Balance Sheet through the date hereof, (a) the Company and each of its Subsidiaries have conducted their respective business only in the ordinary course consistent with past practice, and (b) without limiting the foregoing, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 6.1 or Section 6.2 if proposed to be taken after the date hereof.

3.11 Taxes.

(a) The Company and its Subsidiaries have prepared and timely (taking into account valid extensions, or extensions for which fines have been duly and fully paid, if any) filed all required Israeli, U.S. federal, state, local, and other non-U.S. Tax Returns relating to any and all material Taxes due by, or attributable to, the Company, its Subsidiaries or their operations, and such Tax Returns are true, complete and accurate in all material respects, and have been completed in all material respects in accordance with applicable Law.

(b) The Company and its Subsidiaries have (i) timely (taking into account valid extensions, or extensions for which fines have been duly and fully paid, if any) paid all material Taxes required by Law to be paid, and (ii) timely (taking into account valid extensions, or extensions which have been approved by the applicable Tax authority) paid or withheld with respect to their Employees and other third parties (and timely paid over any withheld amounts to the appropriate Taxing authority) all Israeli, U.S. federal and state, and other non-U.S. (including Israeli) income Taxes, National Insurance payments, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other material Taxes required to be paid or withheld, whether or not such payments are in connection with any Tax Return.

(c) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, assessed or claimed in writing against the Company by a Taxing Authority, or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed or requested any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax. No power of attorney that is currently in force has been granted by or with respect to the Company or any of its Subsidiaries in connection with any matter relating to Taxes other than to the representatives of the Company or any of its Subsidiaries vis-à-vis the applicable Taxing Authority, other than in the ordinary course of business.

(d) To the Knowledge of the Company, other than as provided in Section 3.11(d) of the Disclosure Schedule, no audit or other examination of or proceeding with respect to any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit, examination or proceeding. No adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed presently by any Taxing Authority to the Company, any of its Subsidiaries or any representative thereof.

(e) There is no outstanding dispute with any relevant Taxing Authority in relation to the affairs of the Company or any of its Subsidiaries.

(f) Other than as provided in Section 3.11(f) of the Disclosure Schedule, and other than valid extensions, neither the Company nor any of its Subsidiaries has requested, entered into any agreement or other arrangement, or executed any waiver, with any Taxing Authority that has effect for any period ending after the Closing Date, providing for any extension of time within which: (i) to file any Tax Return covering any Taxes for which the Company or any of its Subsidiaries is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which the Company or any of its Subsidiaries is or may be liable; (iii) the Company or any of its Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Taxing Authority may assess or collect Taxes for which the Company or any of its Subsidiaries is or may be liable, which is still in force.

(g) All material books and records which the Company or any of its Subsidiaries is required under Israeli law to keep for Tax purposes (including all documents and records required by applicable Law to support the transfer pricing of any transaction) have been duly kept in all material respects in accordance with all applicable requirements under Israeli law and are available for inspection at the premises of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has ever been at any time a “real property” Company (“Igud Mekarkein”) as such term is defined in the Israeli Real Property Taxation Law (Capital Gain and Purchase), 1963.

(i) The Company has made available to the Buyer copies of all income Tax and other Tax Returns, audit reports and a summary of the tax audits for the Company and any of its Subsidiaries for the periods since January 1, 2010, including any Tax ruling obtained from any Israeli Taxing Authority.

(j) There are no Liens on the assets of the Company or on the assets of any of its Subsidiaries relating or attributable to Taxes other than Permitted Liens. No claim has been asserted in writing relating or attributable to Taxes which, if adversely determined, would result in any Liens, other than Permitted Liens, for Taxes on the assets of the Company or any of its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated U.S. federal income Tax Return or a Tax Return under similar state, local or non-U.S. Tax laws (other than a group the common parent of which was the Company or a Subsidiary of the Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its Subsidiaries owe any amount pursuant to such an agreement and (c) to the Knowledge of the Company, been a party to any joint venture, partnership or other agreement that could be treated as a partnership for U.S. Tax purposes.

(l) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(m) None of the Subsidiaries of the Company has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. Neither the Company nor any of its Subsidiaries has been or is currently a “controlled foreign corporation” within the meaning of Section 957 of the Code, or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(n) Neither the Company nor any of its Subsidiaries has participated in a reportable transaction under Treas. Reg. § 1.6011-4(b), or Section 131(g) of the Israeli Tax Ordinance and the Israel Income Tax Regulations (Planning Requiring Reporting) 2006 promulgated therein, including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service or the ITA has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2) or the Israeli Income Tax Regulations (Planning Requiring Reporting) 2006 and the Israeli Income Tax Regulations (Planning Requiring Reporting) 2006 promulgated therein.

(o) The Company and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order, granted to the Company or any of its Subsidiaries. The Subsidiaries do not qualify or claim, nor have they ever qualified or claimed, the status of an “approved”, “benefited” or “preferred” enterprise under the Law of Encouragement of Capital Investment of 1959, or any benefit under these programs, other than such qualification that may be available by applicable Law without any action by the Subsidiaries.

(p) Other than as set forth in Section 3.11(p) of the Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any Tax in any country other than its country of incorporation or formation by virtue of being treated as a resident of or having a permanent establishment or other place of business. Neither the Company nor any of its Subsidiaries is liable for any material Tax as the agent of any other Person, business or enterprise or constitutes a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose.

(q) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations. The prices for any property or services (or for the use of any property) provided by or to the Company or its Subsidiaries are arm’s length prices as set forth in Section 3.11(q) of the Disclosure Schedule, for purposes of applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A of the Israeli Tax Ordinance.

(r) Neither the Company nor any of its Subsidiaries has engaged in a transaction that is subject to the dual consolidated loss rule of Section 1503(d) of the Code.

(s) Other than deferred revenues in the ordinary course of business that are reflected in the Financial Statements and as set forth in Section 3.11(s) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from income for any taxable period or portion thereof after the Closing as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement under Section 7121 of the Code executed prior to the Closing, (iii) installment sale or open transaction disposition consummated prior to the Closing or (iv) amount received prior to the Closing.

(t) As of the Closing Date, there will be no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. No payment or benefit which has been, will be or may be made with respect to any Employee will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the Acquisition, either alone or in conjunction with any other event (whether contingent or otherwise).

(u) Except as set forth in Section 3.11(u) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated in compliance, in all material respects, with Section 409A of the Code. No stock option or other right to acquire Company Shares or other equity of the Company (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted (determined in a manner consistent with Section 409A of the Code), (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code) or (iv) has failed to be properly accounted for in accordance with GAAP in the Financial Statements.

(v) Neither the Company nor any of its Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(w) Except as set forth in Section 3.11(w) of the Disclosure Schedule, each Company Stock Plan that is intended to qualify as a capital gains route plan under Section 102(b)(2) of the Israeli Tax Ordinance (a “102 Plan”) has been timely deposited with the ITA, has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Company 102 Shares and Company 102 Options which were issued under any 102 Plan have been granted and issued, as applicable, in compliance in all material respects, with the applicable requirements of Section 102(b)(2) of the Israeli Tax Ordinance as then in effect (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA.

(x) To the Knowledge of the Company, in relation to goods and services Tax or value added Tax, the Company and each of its Subsidiaries:

(i) have been duly registered and are taxable persons;

(ii) have complied in all material respects with all statutory requirements, orders, provisions, directives or conditions;

(iii) is not required by the relevant authorities of customs and excise to give security;

(iv) have collected and timely remitted to the relevant Taxing Authority all output value added Tax which they were required to collect and remit under any applicable Law;

(v) have not received a refund for input value added Tax for which they are not entitled under any applicable Law; and

(vi) are fully entitled to credit for all Pre-Closing Tax Periods, to the extent permitted by applicable Law, for all value added Tax chargeable on inputs, supplies, acquisitions received and imports made (or agreed or deemed to be received or made) by it.

3.12 Property.

(a) Neither the Company nor any of its Subsidiaries currently owns or has ever owned any real property.

(b) Section 3.12(b) of the Disclosure Schedule contains a complete and accurate list as of the date hereof of all of the existing leases, subleases, licenses, or other agreements (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property. The Company has made available to Buyer complete and accurate copies of all Real Property Leases.

(c) Neither the Company nor any of its Subsidiaries are in material default or in material breach of any provision of any Real Property Leases (or have been notified of such breach by any lessor) and the Company and its Subsidiaries hold a valid leasehold or licensed interest in the property they lease or that is licensed to them, and, except as set forth in Section 3.12(c) of the Disclosure Schedule, in all material tangible properties and tangible assets that are used by the Company to conduct all of the businesses and operations of the Company and each of its Subsidiaries as currently conducted, including all tangible properties and tangible assets reflected on the Balance Sheet or acquired after the date of the Balance Sheet, and none of such properties or assets is subject to any Liens, other than Permitted Liens.

3.13 Intellectual Property.

(a) Registered Intellectual Property.

(i) Section 3.13(a)(i) of the Disclosure Schedule contains a complete and accurate list as of the date hereof of (A) all Company Registered Intellectual Property or pending applications for registration of Intellectual Property Rights and Trademarks (including the jurisdiction in which each such item has been registered or filed and the applicable registration, application or serial number or similar identifier) and (B) any proceedings or actions before any court, tribunal, or Governmental Authority (other than non-final office actions or proceedings of any registration application in the ordinary course) pending on the date hereof, in which any of the Company Registered Intellectual Property is involved and in which claims are raised relating to the validity, enforceability, scope, or ownership thereof.

(ii) Registration. To the Knowledge of the Company, there exist no materials, information, or facts , including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property or Trademarks that is not an application invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property, and which have not been disclosed to the relevant patent office in the jurisdiction in which Registered Intellectual Property is registered, or an application has been filed. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property and Trademarks have been paid, to the extent due, and, except as set forth in Section 3.13(a)(ii) of the Disclosure Schedule, all necessary documents and certificates in connection with such Company Registered Intellectual Property and Trademarks, , have been filed with the relevant Governmental Authorities in the United States, Israel and other jurisdictions, as the case may be, as of the date hereof, for the purposes of prosecuting and maintaining such Company Registered Intellectual Property and the Trademarks. Other than as set forth in Section 3.13(a)(ii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has claimed any “small entity status” in the application for or registration of any Company Registered Intellectual Property. Neither the Company nor any of its Subsidiaries has misrepresented, or failed to disclose, any facts or circumstances of which the Company had Knowledge, in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise adversely affect the validity or enforceability of any Company Registered Intellectual Property.

(iii) Further Actions. Other than as set forth in Section 3.13(a)(iii) of the Disclosure Schedule, there are no actions that must be taken by the Company or any of its Subsidiaries vis-à-vis the applicable authorities with which any Company Registered Intellectual Property and registered Trademarks was registered or filed within one hundred twenty (120) days of January 13, 2015, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or renewing any Company Registered Intellectual Property or registered Trademarks.

(b) Title.

(i) No Liens. Except as set forth in Section 3.13(b)(i) of the Disclosure Schedule, the Company or a Subsidiary thereof is the sole and exclusive owner of each item of Company Intellectual Property, including the Trademarks, free and clear of any Liens, other than Permitted Liens and other than licenses of such Company Intellectual Property entered into in the ordinary course of business pursuant to the Company’s standard form agreements which were made available to the Buyer.

(ii) IP Assignments. In each case in which the Company or any of its Subsidiaries has acquired or sought to acquire any ownership of Intellectual Property Rights pertaining to

Company’s Technology or Company Intellectual Property, from any Person, including as a result of engaging any Person to develop or create any Technology or such Intellectual Property Rights for the Company or any of its Subsidiaries, the Company or a Subsidiary thereof, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights and title in such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or a Subsidiary thereof, as the case may be. The Company or a Subsidiary thereof, as the case may be, has the sole and exclusive right to bring a claim or suit against a third party for infringement, misappropriation or violation of any Company Intellectual Property and to collect any damages or other amounts payable by such third party to the Company or to any of its Subsidiaries as a result thereof.

(iii) No Transfer. Neither the Company nor any of its Subsidiaries has (A) transferred full or partial ownership of, or granted any exclusive license of or exclusive right to use (except as set forth in Section 3.13(b)(iii) of the Disclosure Schedule), or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that are or, as of the time of such transfer or exclusive license, were Company Intellectual Property, to any other Person, or (B) to the Knowledge of the Company, permitted the Company’s or any of its Subsidiaries’ rights in any Intellectual Property Rights pertaining to the Company Technology that are or were Company Intellectual Property to lapse or enter into the public domain (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term). Neither the Company nor any Subsidiary has received any written notice or has any actual Knowledge that any Person is infringing, violating or misappropriating any Company Intellectual Property pertaining to the Company Technology or otherwise making any unauthorized use or disclosure of any such Company Intellectual Property pertaining to Company Technology.

(c) OCS; Government Funding; Educational, Research or Other Institutions.

(i) Except as set forth in Section 3.13(c)(i) of the Disclosure Schedule none of the Company Products is based upon, uses or incorporates any OCS Intellectual Property.

(ii) Except as set forth in Section 3.13(c)(ii) of the Disclosure Schedule, there are no restriction, constraint, control, supervision, limitation or payments that could be imposed by the OCS on the transferability, conveyance or assignability of the Company Intellectual Property and/or Company Technology, to any third party in any jurisdiction worldwide (including any transfer of manufacture or manufacturing rights with respect to any products incorporating OCS Intellectual Property). The Company’s OCS-funded know-how which has been placed on servers outside of Israel is not accessible by any Person other than the Company and such access by the Company is only possible from Israel.

(iii) No funding, facilities or resources from any Governmental Authority (other than OCS), nor any facilities or resources of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property, and no Governmental Authority (other than OCS), university, college, other educational institution or research center, has any claim or rights in or to the Company Intellectual Property. To the Knowledge of the Company, no current or former Employee, consultant or contractor of the Company or its Subsidiaries who has or will have contributed to, the creation or development of any Company Intellectual Property has performed services for, or been an employee of, or was otherwise engaged by any university or other academic or research or educational institution or any Governmental Authority, prior to or during the time of contributing to the Company Intellectual Property or such engagement, or in connection with Company Intellectual Property , in a manner that may provide basis for any claim, interest, or right of such other Person with respect to the Company Intellectual Property.

(d) Section 3.13(d) of the Disclosure Schedule contains a complete and accurate list of each Tax or other incentive granted to the Company or any of its Subsidiaries under the laws of the State of

Israel or any other jurisdictions, other than incentives generally available by operation of Law without application or action by any Governmental Authority (the “Grants”). Up-to-date reports listing all Grants received by the Company or any of its Subsidiaries from the OCS or other Governmental Authority, all applications for Grants (including such that were not approved or received) and of all letters of approval, certificates of completion and supplements and amendments thereto have been made available to Buyer and are complete and accurate copies thereof. Section 3.13(d) of the Disclosure Schedule details all undertakings of the Company or any of its Subsidiaries given in connection with the Grants including any restrictions and obligations (including obligations to pay royalties or payment of any kind) in connection thereto. The Company and each of its Subsidiaries are in compliance in all material respects with the terms and conditions of the Grants and the Laws applicable thereto and, other than as set forth in Section 3.13(d) of the Disclosure Schedule, have duly fulfilled all material undertakings relating thereto. Subject to compliance with the terms and restrictions of the OCS Law, the terms of any of the Grants are not expected to materially effect the Company or any of its Subsidiaries’ conduct of business as currently conducted by the Company. Without limiting the generality of the above, Section 3.13(d) of the Disclosure Schedule includes the aggregate amounts or benefits of each Grant and the composition of such obligations or amount by the Company Products or product family to which it relates. There are no outstanding obligations of the Company or any of its Subsidiaries with respect to royalties or other amounts payable to the OCS, or any outstanding amounts to be paid by the OCS to the Company. The Closing of the Acquisition shall not adversely affect the continued qualification for the incentives or the terms or duration thereof or require any recapture of any previously claimed benefit, and subject to the Buyer executing a customary undertaking to comply with the OCS Law, as required by the OCS Law, no consent or approval of any Governmental Authority is required, prior to the consummation of the Acquisition, in order to preserve the entitlement of the Company or its Subsidiaries to any such benefit Company is not aware of any event or other set of circumstances that may lead to the revocation or material modification of any of the Grants other than such circumstances set forth in Section 3.13(d) of the Disclosure Schedule.

(e) Except as set forth in Section 3.13(e) of the Disclosure Schedule no Intellectual Property used by the Company for its business is owned by any of its Subsidiaries.

(f) Except as set forth in Section 3.13(f) of the Disclosure Schedule the Company is not obligated or under any liability whatsoever to make any payment by way of royalties, or fees (other than as provided in specific license agreements for off the shelf software, development tools and development environment and other than salaries or similar payments payable to employees, consultants or independent contractors not contingent on or related to use of their work product) to any Person in connection with Intellectual Property Rights or any license granted by such Person, in connection with the conduct of its business as now conducted.

(g) Licenses-In. Section 3.13(g) of the Disclosure Schedule contains a complete and accurate list as of the date hereof of all Contracts in effect, pursuant to which a third party has licensed or granted any right to the Company or any of its Subsidiaries in any Intellectual Property Rights, including those distributed with or used in the development or provision of the Company Products (“In-Licenses”), other than (i) nonexclusive end user licenses for Shrink-Wrapped Code and similar generally available non-exclusive commercial end user licenses to software (e.g., license agreements for off-the-shelf software) with license fees less than $250,000, (ii) licenses to Open Source as set forth in Section 3.13(g)(ii) of the Disclosure Schedule, (iii) non-disclosure Contracts entered in the ordinary course of business, and (iv) licenses to development tools and development environments in the ordinary course of business that do not impose restrictions on Company Products or operation of the business of the Company.

(h) Licenses-Out. Section 3.13(h) of the Disclosure Schedule contains a complete and accurate list as of the date hereof of all existing Contracts (other than non-disclosure Contracts and evaluation Contracts entered into in the ordinary course of business and which do not include right to use the Company Technology or Company Intellectual Property Rights for purpose other than evaluation) pursuant to which the Company or any of its Subsidiaries has granted or provided any third party any rights or licenses to any Company Intellectual Property (“Out-Licenses”, together with the In-Licenses, the “IP Contracts”).

(i) IP Contracts. All IP Contracts are in full force and effect. The consummation of the Acquisition shall neither violate nor by their terms result in the breach, modification, and except as set forth in Section 3.13(i) of the Disclosure Schedule, cancellation, termination, suspension of, or change in the ability to exercise the Company’s Rights under the IP Contracts as , and/or acceleration or increase or change in, of any payments with respect to, such IP Contracts. The Company and each of its Subsidiaries is in compliance, in all material respects, with, and has not materially breached any such IP Contracts and, to the Knowledge of the Company, except as set forth in Section 3.13(i) of the Disclosure Schedule, all other parties to such IP Contracts are in compliance, in all material respects, with, and have not materially breached, such Contracts. The Company has identified to the Buyer all material IP Contracts and provided the Buyer with true copies thereof.

(j) No Infringement. To the Knowledge of the Company, the operation of the business of the Company and each of its Subsidiaries, as such business was conducted or is currently conducted , including the design, development, manufacture, use, sale, offer to sell and distribution of any Company Products, has not and does not infringe or misappropriate, any Intellectual Property Rights or Trademarks of any Person, violate any right of any Person (including any right to privacy or publicity). The operation of the business of the Company and each of its Subsidiaries, as such business is currently conducted by the Company does not constitute unlawful trade practices under the Laws of any jurisdiction. Other than as set forth in Section 3.13(j) of the Disclosure Schedule, no claim or action has been asserted in writing against the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from, or has Knowledge of, any Person claiming that such operation of the Company’s or any of its Subsidiaries’ business, or any Company Product infringes or misappropriates any Intellectual Property Rights of any Person, violates the rights of any Person (including any right to privacy or publicity), or constitutes unlawful trade practices under the laws of any jurisdiction.

(k) Transaction. Neither this Agreement nor the Acquisition (disregarding any external obligations or restrictions arising from any agreement to which the Company or any of its Subsidiaries is not a party and applicable solely to the Buyer or any of its Subsidiaries separate from the Acquisition), will result due to the obligations of the Company or its Subsidiaries under the IP Contracts, in: (i) the Buyer, any of its Subsidiaries or the Company or any of its Subsidiaries granting or becoming required to grant to any Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to, the Company or any of its Subsidiaries (other than rights granted by the Company or any of its Subsidiaries pursuant to IP Contracts on or prior to the Closing Date) other than as set forth in Schedule 3.13(k) of the Disclosure Schedule, (ii) the Buyer, any of its Subsidiaries or the Company or any of its Subsidiaries, being bound by, or subject to, any non-compete, exclusivity provision, or other restriction on the operation or scope of their respective businesses other than as set forth in Schedule 3.13(k) of the Disclosure Schedule, or (iii) the Buyer, any of its Subsidiaries or the Company or any of its Subsidiaries being obligated to pay any royalties or other amounts, or offer any material discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the Acquisition. Neither the Company nor any of its Subsidiaries is a party to, subject to, or bound by any IP Contract that would give any third party any option, right of first refusal or offer, right of negotiation or similar right with respect to the licensing or assignment of any Company Intellectual Property, other than as set forth in Section 3.13(k) of the Disclosure Schedule.

(l) Confidentiality and Invention Assignment. The Company and each of its Subsidiaries have taken reasonable measures to protect their respective Company Confidential Information and Trade Secret Rights and the Trade Secret Rights of any Person provided to the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, the Company and each of its Subsidiaries has, and enforces, a policy requiring each Employee (including current and former consultants and independent contractors) involved in the creation of Technology or Company Intellectual Property to execute a proprietary information, confidentiality and invention assignment Contract in the form(s) made available to Buyer (each a “Proprietary Information Agreement”), and except as set forth in Section 3.13(l) of the Disclosure Schedule, all such Employees who at any time were involved in the creation of Technology or Company Intellectual Property have executed such a Proprietary Information Agreement. All amounts payable by the Company or any of its Subsidiaries to all Persons involved in the research, development, conception or reduction to practice of any of the Company’s or its Subsidiaries’ Technology or Intellectual Property Rights have been paid in full, to the extent due, and all Employees have expressly and irrevocably waived the right to receive additional compensation for such Technology or Intellectual Property Rights. Except as set forth in Section 3.13(l) of the Disclosure Schedule, all such Persons who have contributed to the creation, invention, modification or improvement of any Company Intellectual Property, in whole or in part, have explicitly and irrevocably waived any and all moral rights with respect to the Company Intellectual Property, and with respect to Israeli Employees, as well as any right for royalties under Section 134 of the Patents Law and no additional compensation or royalties are due to any such Persons, including, without limitation, pursuant to Section 134 of the Patents Law. To the Company’s Knowledge there has been no breach or violation of any Proprietary Information Agreement by any Employee, consultant or contractor and the Company and each of its Subsidiaries have and will use diligent efforts to prevent such violation.

(m) No Order. Other than as provided in Section 3.13(m) of the Disclosure Schedule, no Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement agreement, forbearance to sue, consent, or stipulation that restricts in any manner, the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(n) Open Source.

(i) Section 3.13(n)(i) of the Disclosure Schedule contains a complete and accurate list as of the date hereof of, in respect of the Company Products listed therein (A) all Open Source that has been incorporated into any Company Product in any way, distributed or provided with any Company Product, or from which any part of any Company Product has been derived, (B) the applicable license terms for each such item of Open Source, (C) the website or other source from which such Open Source was obtained, and (D) the Company Product to which each such item of Open Source software relates, and generally describes, without limitation (1) the manner in which each item of such Open Source was used, (2) whether (and, if so, how) the Open Source was modified by or for the Company or any of its Subsidiaries, (3) whether the Open Source was distributed by or for, or otherwise provided by or for, the Company or any of its Subsidiaries, and (4) whether (and if so, how) such Open Source was incorporated into, interacts with, or linked to any Company Product or any portion thereof.

(ii) Except as set forth in Section 3.13(n)(ii) of the Disclosure Schedule, neither the Company, any of its Subsidiaries, nor any Person acting on any of their behalves has: (A) incorporated Open Source into, or combined Open Source with, any Company Products; (B) distributed or provided Open Source in conjunction with, or for use with, any Company Products; or (C) used Open Source in a manner that requires any Company Products, any portion thereof, or any other Company Intellectual Property to be subject to any Copyleft Licenses (or any of the obligations or attributes thereof as specified in (i) through (iv) of the definition thereof). The Company and each of its Subsidiaries are in full compliance with all licenses for Open Source applicable thereto, including without limitation any and all copyright notices, attribution requirements, and notices of availability of source code, if applicable.

(o) Source Code. Neither the Company, any of its Subsidiaries, nor, any other Person acting on any of their behalves has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is Company Intellectual Property, other than to Employees or contractors of the Company bound by Proprietary Information Agreements, other than as set forth in Section 3.13(o) of the Disclosure Schedule. To the Company’s Knowledge, no Person other than an Employee bound by a Proprietary Information Agreement has accessed or obtained any Source Code that is Company Intellectual Property. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) has or will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code that is Company Intellectual Property. Section 3.13(o) of the Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Source Code that is Company Intellectual Property, and identifies any escrow releases sought or performed and whether the execution of this Agreement or consummation of the Acquisition presents grounds for an escrow release.

(p) Encryption and Other Restricted Technology. The business of the Company and its Subsidiaries as currently conducted does not include the use or development of encryption technology or other technology whose development, commercialization or export is restricted in a manner applicable to the Company or its Subsidiaries under the Laws of the United States or the State of Israel pertaining to encryption control. Neither the Company nor any of its Subsidiaries is or has been under any obligation to obtain any approvals from the U.S. Bureau of Industry and Security or any licenses from the Israeli Ministry of Defense or any authorized body thereof or any other body pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended or other Law or legislation regulating the development, commercialization or export of technology.

(q) Standards. Other than as set forth in Section 3.13(q) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any submission or suggestion to, nor is subject to any Contract with, any standards body or other entity that would obligate the Company or any of its Subsidiaries to grant licenses to or otherwise impair or limit its control of its respective Technology or Intellectual Property Rights.

(r) Privacy. The Company, its Subsidiaries, the Company Products, and all Internet websites owned, maintained or operated by or on behalf of the Company or its Subsidiaries (“Company Sites”), have at all times complied in all material respects with all Laws (including the Israeli Privacy Protection Law, 1981 and related regulations and ILITA directives), contractual obligations, the Company’s and each of its Subsidiaries’ internal and public-facing privacy policies, and third party privacy policies which the Company or any of its Subsidiaries has been contractually obligated to comply with, (collectively, “Privacy Laws and Requirements”) relating to the privacy of any individual, including, without limitation, Employees and users of Company Sites and Company Products, and the collection, use, retention, disclosure, transfer or other processing of any Private Information, if any, to the extent such information is collected or used by or on behalf of the Company or its Subsidiaries. To the Company’s Knowledge, all third parties acting on the Company’s or any of its Subsidiaries’ behalf, and recipients of Private Information from any of them, have at all times complied with Privacy Laws and Requirements with respect to activities performed on behalf of the Company or any of its Subsidiaries and Private Information collected or used by or on behalf of the Company or its Subsidiaries. To the Knowledge of the Company, the execution, delivery and performance of this Agreement by the Company will not result in a violation of Privacy Laws and Requirements. There is no written complaint to, or any audit, proceeding, investigation (formal or informal) or claim currently pending against, the Company, any of its Subsidiaries by any private party or any Governmental Authority, foreign or domestic, with respect to Private Information. With respect to all Private Information collected, stored, used, or maintained by or for the

Company or any of its Subsidiaries, the Company and each of its Subsidiaries have at all times implemented reasonable security measures to ensure that such Private Information is protected against loss and against unauthorized access, use, modification, and disclosure. There has been no loss, unauthorized access to or other misuse of such Private Information. All Databases owned, controlled, held or used by the Company or any of its Subsidiaries and required to be registered have been properly registered and maintained, and the data therein has been used by the Company solely as permitted pursuant to such registrations.

(s) Restrictions on Business or Enforcement Activities. Except as set forth in Section 3.13(s) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, and no asset or property of the Company or any of its Subsidiaries is bound or affected by, any judgment, injunction, order, decree or Contract (non-compete or otherwise) that materially restricts or prohibits the Company or any of its Subsidiaries or Buyer from freely engaging in the Company’s business or from competing anywhere in the world (including any judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which the Company or any of its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company or any of its Subsidiaries may address in operating the Company’s business or restricting the prices which the Company or any of its Subsidiaries may charge for its products, technology or services (including most favored customer pricing provisions)), or includes any grants by the Company or any of its Subsidiaries of exclusive rights or licenses, rights of first refusal, rights of first negotiation or similar rights. Except as set forth in Section 3.13(s) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, and no asset or property of the Company or any of its Subsidiaries is bound or subject to, any judgment, injunction, order, decree or Contract (covenant not to sue or otherwise) that materially restricts or prohibits the Company or any of its Subsidiaries or Buyer from asserting or enforcing Company Intellectual Property Rights against any Person.

3.14 Contracts.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a complete and accurate list of the following Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof under which the Company has any current obligation or liability (each, a “Material Contract” and collectively the “Material Contracts”):

(i) any Contract or series of related Contracts under which the Company is committed to aggregate future expenditures in excess of $250,000 or is otherwise material to the business of the Company or any of its Subsidiaries;

(ii) any Contract for the purchase of equipment in excess of $50,000;

(iii) any material distributor, reseller, joint marketing or strategic alliance Contract;

(iv) any effective Contract with executory provisions with any current or former shareholder, officer or director of the Company or any of its Subsidiaries, or any “affiliate” or “associate” of such Persons (as such terms are defined in the rules and regulations promulgated under the Securities Act) or any “relative” of such Persons (as such term is defined in the Israeli Companies Law) (any of the foregoing or any Employee, a “Related Party”), other than employment or service agreements;

(v) (A) any Contract limiting the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Technology or Intellectual Property Rights, or (B) any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person (other than according to the Articles of Association or the Registration Rights Agreement), or (C) any Contract otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture Company Products or services provided by the Company or otherwise obtain any Technology or services;

(vi) IP Contracts;

(vii) any Contract with any Person (other than Proprietary Information Agreements executed by Employees) providing for the development of any Technology or Intellectual Property Rights, independently or jointly, by or for the Company or any of its Subsidiaries;

(viii) any trust, loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness of the Company to any Person, any capitalized lease obligation, or any commitment to provide any of the foregoing, or any agreement of guaranty, or indemnification with respect to the obligations or Liabilities of any other Person;

(ix) any Contract for the disposition of any material asset or portion of the business (whether by merger, sale of stock, sale of assets or otherwise) of the Company or any of its Subsidiaries;

(x) any Contract for the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(xi) any Contract concerning a joint venture, joint development (excluding such developments under professional services provided under IP Contracts, in the ordinary course of business);

(xii) any Contract creating any obligation with respect to payment due to change of control or other similar payment to any Person the payment or acceleration of which is triggered by the Company entering into this Agreement, the consummation of any of the Acquisition or any subsequent transactions or events or any Contract with respect to which the consummation of the Acquisition would result in a loss of any material benefit under such Contract;

(xiii) other than at-will employment Contracts that may be terminated without cost or Liability (other than employment related benefits under Law) or employment Contracts that may be terminated with notice of ninety (90) days or less, any Employee Agreement or any other type of Contract with any Employee, including any Contract requiring it to make a payment to any Employee on account of the Acquisition, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement, including a complete and accurate list of all severance Contracts (other than Contracts providing for severance as required under Law) and Contracts providing for any Change in Control Payment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and under which the Company or any of its Subsidiaries has any current liability or obligation;

(xiv) any Contract under which the Company or any of its Subsidiaries provides any consulting, software implementation, deployment, development services or support services with payments to the Company in excess of $100,000 (excluding such developments under professional services provided under IP Contracts, in the ordinary course of business);

(xv) any Contract with any labor union, works council, trade union or other labor-relations entity (each a “Labor Organization”) or any collective bargaining agreement or similar contract or agreement with a Labor Organization (each a “Labor Contract”);

(xvi) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company or any of its Subsidiaries, in connection with this Agreement and the Acquisition;

(xvii) any settlement agreement (a) involving value of at least $100,000 which has not been paid in full or (b) which contain provisions that materially restrict the business of the Company;

(xviii) any Contract with (A) any of the Company’s or any of its Subsidiaries’ top twenty (20) customers (based on revenues generated during calendar year 2014) and (B) any of the Company’s or any of its Subsidiaries’ top twenty (20) suppliers (based on amounts paid during calendar year 2014); or

(xix) any Real Property Lease.

(b) True, complete and correct copies of each Material Contract (including all amendments thereto) have been made available to Buyer. Each Material Contract is a valid and binding agreement of the Company and is in full force and effect in accordance with its terms. The Company is not in default or material breach under the terms of any of the Material Contracts (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default or right of termination), nor will the consummation of the Acquisition give rise to any such default or breach and (A) to the Knowledge of the Company, no other party to any such Material Contract is in default or material breach of such Material Contracts, and (B) other than as set forth in Section 3.14(b) of the Disclosure schedule, to the Knowledge of the Company, no event has occurred that with notice or the passage of time would constitute a default or material breach thereunder by the Company would permit the modification or premature termination of any such Material Contract by any other party thereto.

3.15 Interested Party Transactions.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedule, to the Knowledge of the Company, no current officer or director of the Company or any of its Subsidiaries, or any affiliate of any such Person, has or has had, either directly or in-directly, (a) a direct or indirect interest (with respect to a corporation, of more than five percent (5%) of the voting rights therein) in any Person which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company or any of its Subsidiaries, (ii) purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services, or (b) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party. There are no existing arrangements the Company or any of its Subsidiaries and any officer, director, or holder of more than five percent (5%) of the share capital of the Company, or any affiliate or associate of any such Person, except as set forth in Section 3.15(a) of the Disclosure Schedule.

(b) Except as set forth in Section 3.15(b) of the Disclosure Schedule, no Employee is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries thereof indebted (or committed to make loans or extend or guarantee credit) to any Employee (except for payment of salaries when due).

(c) Section 3.15(c) of the Disclosure Schedule details all the obligations of the Company or the Company’s Subsidiaries pursuant to the terms of any indemnification, insurance and/or exculpation agreements entered into between the Company and/or any of the Company’s Subsidiaries and any of the directors or officers of any of them, each as in effect as of the date hereof (the “Existing D&O Obligations”).

(d) In relation to any related party transaction referred to in this Section 3.15 (including the relevant Sections of the Disclosure Schedule), all relevant resolutions required to authorize such transactions have been duly and lawfully obtained.

3.16 Benefit Plans.

(a) For purposes of this Agreement, the term “Company Employee Plan” or “Plan” means any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), any bonus, profit sharing, compensation, pension, retirement, “401(k),” “SERP,” severance, savings, deferred compensation, fringe benefit, insurance, post-retirement health or welfare benefit, life, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, restricted stock unit, tuition refund, service award, company car or car allowance, scholarship, housing or living allowances, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, other plan, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured), and any plan subject to Sections 125, 127, 129, 137 or 423 of the Code, currently maintained, sponsored or contributed to by the Company, any Subsidiary of the Company, any other Person under common control with the Company or any of its Subsidiaries or to which the Company, or any Subsidiary is a party under which the Company or any Subsidiary has any current liability or obligation. Section 3.16(a) of the Disclosure Schedule includes a complete and accurate list as of the date hereof of all material Plans and Employee Agreements, and the Company has made available to Buyer a complete and accurate copy of each Plan as well as, if applicable, a copy of each trust or other funding arrangement, each summary plan description and summary of material modifications, and the most recent determination letter received from the IRS, if any. The Company has made available to the Buyer complete and accurate copies of all Form 5500 Series annual reports for each Plan for the prior year, together with all schedules, attachments, and related opinions.

(b) With respect to the U.S. Employees, each Plan and each funding vehicle related to such Plan is currently in material compliance with, and has been administered and operated in compliance with, its terms and all applicable Law.

(c) With respect to the U.S. Employees, neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to any Plan subject to Title IV of ERISA or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), nor have they incurred any Liability, including withdrawal Liability, with respect to any such Plan.

(d) There are no actions, suits, arbitrations or claims (other than routine claims for benefits by Employees, beneficiaries or dependents of such Employees arising in the normal course of operation of a Plan) pending, or to the Knowledge of the Company, threatened, with respect to any Plan or any fiduciary or sponsor of a Plan with respect to their duties under such Plan or the assets of any trust under any such Plan.

(e) Neither the Company not any of its Subsidiaries have any obligations under any Plan to provide material post-retirement or post employment benefits (including disability, health, and life, or death benefits) to any Employee other than as required by applicable Law.

(f) Neither the negotiation or execution of this Agreement, nor the consummation of the Acquisition will, either alone or in combination with any other event, (i) entitle any Employee to severance pay, unemployment compensation, golden parachute, bonus or any other payment, except as expressly provided in this Agreement, (ii) increase or otherwise enhance any benefits otherwise payable by the Company or any of its Subsidiaries, (iii) accelerate the time of payment or vesting (other than as required under Section 411(d)(2) of the Code), or increase the amount of compensation due any such Employee, except as expressly provided in this Agreement, or (iv) result in forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person. Section 3.16(f) of the Disclosure Schedule contains a complete and accurate list of all Change in Control Payments which will or may become payable as a result of the Company entering into this Agreement or the consummation of any of the Acquisition.

(g) With respect to each Plan, (i) all contributions to, and payments from, such Plan, which may have been required to be made in accordance with the terms of such Plan, and, when applicable, the Law of the jurisdiction in which such Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Plan, and all payments under such Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Balance Sheet, and (ii) except as required by applicable Law, no condition exists that would prevent the Company or any of its Subsidiaries from terminating or amending any Plan at any time for any reason in accordance with the terms of each such Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). No Plan has unfunded Liabilities that will not be offset by insurance or that are not fully accrued on the consolidated financial statements of the Company and any of its Subsidiaries thereof. Each Plan under Section 102 of the Israeli Tax Ordinance has been approved by the ITA.

3.17 Personnel.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedule, the Company and each of its Subsidiaries are in compliance in all material respects with all Laws respecting employment, discrimination in employment, equal employment, terms and conditions of employment, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime wages), pay-slips, reporting of actual working hours compensation and hours of work, and occupational safety and health and employment practices, pension insurance, including the Immigration Reform and Control Act, the Israeli Notification to an Employee (Terms of Employment) Law, 5762-2002, Prevention of Sexual Harassment Law, 1998, Hours of Work and Rest Law, 1951 and Employment by Human Resources Contractors Law, 1996,. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged any present Employee whose engagement would require special licenses or permits by the Company or such Subsidiary which have not been obtained or which are not valid.

(b) The Company and each of its Subsidiaries have withheld substantially all amounts required by Law or by agreement to be withheld from the wages, salaries, and any other payments and benefits to Employees or former employees; and are not liable for any material arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each of its Subsidiaries have paid in full to all Employees, independent contractors and consultants substantially all wages, salaries, commissions, bonuses, allocations, benefits and other compensation due to or on behalf of such Employees, former employees, independent contractors and consultants except as set forth in Section 3.17(b) of the Disclosure Schedule.

(c) Except as set forth in Section 3.17(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of (i) any employee leased from another employer, (ii) any Employee currently or formerly classified as exempt from overtime wages, (iii) any accrual or redemption of vacation days, any unpaid salaries, severance or pensions, or (iv) any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other similar benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistently with past practice). Except as set forth in Section 3.17(c) of the Disclosure Schedule, there are no unwritten policies or customs that, by extension, could entitle Employees to material benefits in addition to those to which they are entitled pursuant to applicable Law (including unwritten customs concerning the payment of statutory severance pay when it is not legally required).

(d) Except as set forth in Section 3.17(d) of the Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in the past seven (7) years any consultants, sub-contractors or freelancers who, according to applicable Law, are or were entitled to the rights of an employee with respect to the Company or such Subsidiary, including rights to severance pay, vacation, and other employee-related statutory benefits. Neither the Company nor any of its Subsidiaries is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority in connection with employees, or consultants or sub-contractors engaged by the Company at any time since January 1, 2010.

(e) To the Company’s Knowledge, no Employee or former employee is in material violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such employee to be employed by, or to contract with the Company or any of its Subsidiaries, because of the nature of the business to be conducted by the Company; and to the Knowledge of the Company, the continued employment by the Company of its Employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. Neither the Company nor any of its Subsidiaries has received any notice alleging that any such violation has occurred. Except as set forth in Section 3.17(e) of the Disclosure Schedule, there is no outstanding litigation pending or controversies threatened in writing between the Company or any of its Subsidiaries and any of their respective Employees or former employees, which controversies have or have threatened to result in an action, arbitration, suit, proceeding, claim or investigation before any Governmental Authority.

(f) All Employees or consultants have signed employment or services agreements (as applicable) and except as set forth in Section 3.17(f) of the Disclosure Schedule, no Employee is or was engaged without a written contract.

(g) The Company’s and each of its Subsidiaries’ obligations to provide statutory severance pay to its Israeli Employees, to whom a Section 14 Arrangement does not apply, pursuant to the Israeli Severance Pay Law, 5723 1963 are fully accrued in the Company’s Financial Statements. With regard to Employees for whom a Section 14 Arrangement applies, the Company’s severance obligation will be satisfied by the release of the amounts accrued in their severance fund. Except as set forth in Section 3.17(g) of the Disclosure Schedule, no Employee is subject to the Section 14 Arrangement under the Severance Pay Law 5723-1963 (“Section 14 Arrangement”). To the extent an Employee is subject to the Section 14 Arrangement, such Section 14 Arrangement has been applied to such Employee from the commencement date of his or her employment and applies to his or her entire salary. Except for the foregoing, neither the Company nor any of its Subsidiaries has any obligation to pay any substantial amount or provide any benefit to any former Employee, other than obligations (i) for which the Company has established a reserve for such amount on the Balance Sheet and (ii) pursuant to Contracts entered into after the date of the Balance Sheet and disclosed on Section 3.17(g) of the Disclosure Schedule.

(h) Neither the Company nor any of its Subsidiaries is a member of an employers organization and neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other Labor Contract (including any Contract or agreement with any Labor Organization) with respect to any Employee or other service provider, and no such Labor Contract is being negotiated by the Company or its Subsidiaries. There is no pending written demand for recognition or any other written request or demand from a labor organization for representative status with respect to any Employee or other service provider of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no current activities or proceedings of any labor union to organize the Employees of the Company or any of its Subsidiaries, other than as set forth in Section 3.17(h) of the Disclosure Schedule. There is no labor dispute, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is entitled to receive approval from, or required to inform any Labor Organization, prior to the execution of this Agreement, and the consummation of the Acquisition will not entitle any Labor Organization to any payments under any Labor Contract, other than as contemplated by this Agreement, or require the Company or any Company Shareholder to consult with, provide notice to, or obtain the consent or opinion of, any Labor Organization. There is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Company, threatened.

(i) No employee who reported to the CEO of the Company or of any of its Subsidiaries has been dismissed or has otherwise terminated his or her employment in the twelve (12)-month period prior to the date hereof. Neither the Company nor any of its Subsidiaries is subject to, nor do any of its or its Subsidiaries’ Employees benefit from, any collective bargaining agreement or other Labor Contract by way of any applicable Israeli employment laws and regulations and extension orders, except those extension orders that apply to all employees of the Israeli economy or to all employees of the industry sector in which the Company operates in general.

(j) The Company has made available a true and complete list as of December 31, 2014 of all current Employees, and such Employee’s name, position, work location, actual scope of employment (e.g., full- or part-time), overtime classification (e.g., exempt or non-exempt), date of commencement of employment, prior notice entitlement, salary and any other compensation or benefit payable, maintained or contributed by the Company and each of its Subsidiaries to each of the Employees and including but not limited to the following entitlements: bonus, commissions, overtime payment, vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments) sick leave balance, any other incentive payments, recuperation pay entitlement, pension arrangement and/or any other provident fund (including managers’ insurance and education fund), their respective contribution rates and whether the Employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work). Neither the Company nor any of its Subsidiaries has made any written material promises or commitments to any of its Employees, with respect to any future changes or additions to their compensation or benefits which were not complied with and disclosed to the Buyer.

(k) The Company has made available to the Buyer complete and accurate copies of all of the material agreements with its current consultants, advisory board members, and independent contractors. Unless otherwise stated on Section 3.17(k) of the Disclosure Schedule, all currently-engaged consultants, advisory board members, and independent contractors can be terminated on notice of thirty (30) days or less to such individual. All current and former consultants, advisory board members, and independent contractors are and were rightly classified as independent contractors and are not entitled to any rights, benefits or compensation under any employment-related Laws. Since January 1, 2010, the Company has complied and continues to comply in all material respects with the applicable Law or Contract applicable to its present consultants, advisory board members, and independent contractors and except as set forth in Section 3.17(k) of the Disclosure Schedule, the Company and its Subsidiaries, have materially complied with a structure of engagement of the present consultants, sub-contractors, sales agents or freelancers that, based on the general interpretation of the applicable Law, would not be considered to create employment relations between such Persons and the Company or a Subsidiary. Neither the Company nor any of its Subsidiaries engages any personnel through manpower agencies.

(l) The Company and each of its Subsidiaries are in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), the Israeli Advance Notice for Dismissal and Resignation Law, 2001, or any similar state or local Law. In the past year, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any similar state, local or foreign Law or regulation. Neither the Company nor any of its Subsidiaries has caused any of its respective Employees to suffer an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the Closing Date.

(m) Solely with respect to Employees who reside or work in Israel or whose employment is otherwise subject to the Law of the State of Israel (“Israeli Employees”), and without derogating from the application of other sub-sections of this Section 3.17 on Israeli Employees as well, all of the Israeli Employees are “at will” employees subject to the termination notice provisions included in employment Contracts or applicable Laws. Except as set forth in Section 3.17(m) of the Disclosure Schedule, there is no Contract between the Company and any of its Israeli Employees or directors that cannot be terminated by the Company upon less than thirty (30) days notice without giving rise to a claim for damages or compensation (except for statutory severance pay). The Company has no Knowledge of any circumstance that could give rise to any valid claim by a current or former Israeli Employee for compensation on termination of employment (beyond the statutory severance pay to which Employees are entitled), including in connection with due process for such termination (hearing as required by Law); all amounts that the Company is legally or contractually required either (i) to deduct from its Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (ii) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the Israeli Tax Ordinance and Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid in all material respects, and neither the Company nor any of its Subsidiaries have any outstanding obligation to make any such deduction, transfer, withholding or payment except to the extent that such obligation was not yet due, all other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice. In addition, the Company has made available to the Buyer any and all material Contracts with human resource contractors; a summary of its material policies, procedures and customs regarding termination of Israeli Employees if any; and a summary of any substantial dues it pays to the Histadrut Labor Organization and whether the Company or any of its Subsidiaries participates in the expenses of any worker’s committee (Va’ad Ovdim).

3.18 Insurance. Section 3.18 of the Disclosure Schedule contains a complete and accurate list of all insurance policies maintained by or on behalf of the Company and its Subsidiaries (the “Company Insurance Policies”). Complete and accurate copies of each of the Company Insurance Policies have been made available to the Buyer. The Company Insurance Policies are in full force and effect and each of the Company and its Subsidiaries has complied in all material respects with the provisions of such policies. The Company Insurance Policies provide coverage sufficient in amount to allow it to replace any of its properties that might be damaged or destroyed. Except as set forth in Section 3.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is aware of any event that renders any Company

Insurance Policy void. There are no outstanding claims or to the Knowledge of the Company, circumstances giving rise to such a claim under any of the Company Insurance Policies nor are there claims or circumstances that would give rise to a refusal to renew the Company Insurance Policies on terms similar in all material respects to their current terms.

3.19 Litigation. Except as set forth in Section 3.19 of the Disclosure Schedule, there is no (a) Action pending or threatened in writing against the Company or any of its Subsidiaries, any of the assets or properties of the Company or any of its Subsidiaries, or the Acquisition, (b) a notified inquiry or investigation by a Governmental Authority pending against the Company, any of its Subsidiaries, or any of their respective assets or properties (including any inquiry as to the qualification of the Company or its Subsidiaries to hold or receive any license or Permit) or (c) to the Knowledge of the Company, any Actions pending or threatened in writing, against any Related Party in connection with the business of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to any material order, writ, injunction or decree of any Governmental Authority known to or served upon the Company or any of its Subsidiaries. Except as set forth in Section 3.19 of the Disclosure Schedule, there is no Action by the Company or any of its Subsidiaries pending or threatened in writing against any other Person.

3.20 Permits; Compliance with Laws.

(a) All Permits (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds interest in their respective assets or properties, as required for the operation of the business of the Company or its Subsidiaries, or (ii) which are necessary for the operation of the business of the Company or its Subsidiaries as currently conducted or the holding of any such interest and the lack of which would be material to the ability of the Company to conduct its business, has been issued or granted to the Company or such Subsidiary, and all such Permits are in full force and effect and constitute all the material Permits required to permit the Company or such Subsidiary to operate or conduct its business as it is currently conducted and hold interest in its properties or assets as aforementioned.

(b) The Company and each of its Subsidiaries have not received any written notices from Governmental Authorities of violation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business since January 1, 2013.

3.21 Antitrust. The Company and each of its Subsidiaries do not meet the criteria set forth in: (i) Section 17(a) of the Israeli Restrictive Trade Practices Law, 1988; or (ii) Regulation 9 of the Israeli Restrictive Trade Practices Regulations (Registration, Publication and Reporting of Transactions), 2004, promulgated thereunder, and assuming that (x) Buyer and its Subsidiaries do not meet the criteria set forth in Section 17(a) of the Israeli Restrictive Trade Practices Law, 1988, or Regulation 9 of the Israeli Restrictive Trade Practices Regulations (Registration, Publication and Reporting of Transactions), 2004, promulgated thereunder, and (y) the Acquisition and the other transactions contemplated by this Agreement do not contain restrictive arrangements that require specific exemption from the General Director of the Antitrust Authority, the transactions do not require a pre-merger filing with the Israeli Commissioner of Restrictive Trade Practices and no waiting period or, with respect to the Company or any of its Subsidiaries, any other action or Consent is required under the Israeli Restrictive Trade Practices Law, 1988.

3.22 Banking Relationships. Section 3.22 of the Disclosure Schedule sets forth a complete and accurate list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries currently has an account or a safe deposit box, the account number, the account balances as of December 31, 2014, and the names of all Persons who have signatory rights on behalf of the Company to act in such accounts or safe deposit box.

3.23 Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of the Company or its Subsidiaries other than as required for the conduct of actions, proceedings, and processes on behalf of the Company in the ordinary course of business.

3.24 Books and Records. The Company has made available to Buyer, complete and correct copies of (a) all documents identified on the Disclosure Schedule, (b) the minute books containing records of all formal resolutions adopted by the Board of Directors, committees thereof and shareholders of the Company and each of its Subsidiaries since January 1, 2010, (c) the stock ledger, journal and other records reflecting all stock issuances and transfers and all outstanding stock option grants and agreements of the Company and each of its Subsidiaries, and (d) currently outstanding and effective material Permits, orders and consents issued by any Governmental Authority with respect to the Company and each of its Subsidiaries, or any securities of the Company or its Subsidiaries, and all applications for such Permits, orders and consents.

3.25 Brokers and Finders. Other than as set forth on Schedule 3.25 of the Disclosure Schedules, all negotiations on behalf of the Company and the Company Shareholders relating to this Agreement, the Paying Agent Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of the Company or any of its Affiliates in such manner as to give rise to any claim against the Company or the Buyer or any of their respective Subsidiaries for any investment banker, brokerage or finder’s commission, fee or similar compensation.

3.26 Full Disclosure. Neither the representations and warranties of the Company in this Agreement nor any certificate made or delivered by the Company in connection herewith, contains any untrue statement of a material fact, individually or in the aggregate, or omits to state a material fact, individually or in the aggregate, necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY SHAREHOLDERS

Each of the Company Shareholders hereby severally and not jointly represents and warrants to Buyer, in respect of itself, as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties as are made only as of a specific date, which shall be made only as of such date), as follows:

4.1 Organization and Good Standing. Such Company Shareholder (if not an individual) is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization.

4.2 Authority and Enforceability.

(a) Such Company Shareholder has the necessary power and authority to execute and deliver this Agreement and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and to perform his, her or its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. If applicable, the execution, delivery and performance by such Company Shareholder of this Agreement and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and the consummation by such Company Shareholder of the Acquisition and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.

(b) Each of this Agreement and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto has been (or will be) duly and validly executed and delivered by such Company Shareholder and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes (or will constitute) a legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

4.3 No Conflicts. The execution and delivery of this Agreement and each certificate and other instrument required to be executed and delivered by such Company Shareholder pursuant hereto, the compliance with the provisions of this Agreement and each certificate or other instrument required to be executed and delivered by such Company Shareholder pursuant hereto and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, will not (a) if applicable, conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of such Company Shareholder, or (b) violate any Law applicable to such Company Shareholder or any of his, her or its properties or assets.

4.4 Title to Shares. Such Company Shareholder (a) holds and has good and valid title to the Company Shares to be purchased by the Buyer from such Company Shareholder in the Acquisition and the certificates (if any) representing such securities, free and clear of any Liens and, in the case of any Company Shareholder that is a trust, any claims under such trust by any beneficiary thereunder or any other Person, and (b) is the record owner thereof. Assuming Buyer has the requisite power and authority to be the lawful owner of such Company Shares, at Closing, and upon the Paying Agent’s receipt on behalf of such Company Shareholder of the amount payable to such Company Shareholder pursuant to this Agreement at the time of the Closing, good and valid title to such Company Shares will pass to Buyer, free and clear of any Liens. Other than as set out in the Articles of Association and this Agreement, such Company Shares are not subject to any rights of first offer, rights of first refusal, voting trust agreement or other Contract relating to the ownership, voting, dividend rights or disposition of such Company Shares, which have not been waived prior to the date hereof or which shall have not be waived prior to the Closing.

4.5 Residency. To the extent that the Company Shareholder confirmed on the signature page hereto that it is a non U.S. Person, such Company Shareholder (i) is not acquiring Parent Common Stock to be acquired by such Non-U.S. Shareholder pursuant to this Agreement for the account or benefit of any U.S. Person, (ii) is not, at the time of execution of this Agreement, and will not be, at the time of the Closing, in the United States and (iii) is not a “distributor” (as defined in Regulation S promulgated under the Securities Act).

4.6 Restricted Securities. Such Company Shareholder understands that the shares of Parent Common Stock to be acquired by such Company Shareholder pursuant to this Agreement have not been registered under the Securities Act as of the Closing, are being issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Company Shareholder’s representations as expressed herein. Such Company Shareholder understands that the shares of Parent Common Stock to be acquired by such Company Shareholder pursuant to this Agreement are a “restricted security” under applicable United States federal securities laws and that, pursuant to these laws, such Company Shareholder must hold the shares of Parent Common Stock to be acquired by such Company Shareholder pursuant to this Agreement until they are registered with the SEC as contemplated by this Agreement, or an exemption from such registration requirements is available. The foregoing representation and warranty is made without derogating from the Parent’s obligations under Section 1.3(f)(iii) hereof.

4.7 Accredited Investors. To the extent that the Company Shareholder confirmed on the signature pate hereto that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, such Company Shareholder has such knowledge and experience in financial affairs that such Company Shareholder is capable of evaluating the merits and risks of an investment in shares of Parent Common Stock to be acquired by such Company Shareholder pursuant to this Agreement. Such Company Shareholder, with respect to the shares of Parent Common Stock to be acquired by such Signing Shareholder hereunder, is not an “underwriter” within the meaning of Section 2(11) of the Securities Act and is acquiring such shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act.

4.8 Shareholder Agreements. Other than the Articles of Association and this Agreement, there are no agreements, written or oral, between the Company Shareholder and any other holders of Company securities, relating to the acquisition (including rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act, or voting of the Company Shares.

4.9 Full Disclosure. Such Company Shareholder has received, has had ample opportunity to review and has reviewed, a copy of this Agreement and the documents contemplated hereby and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and to sell the Company Shares owned by such Company Shareholder to Buyer on the basis of such analysis. Each Signing Shareholder has such knowledge and experience in business and financial matters to enable such Signing Shareholder to understand and evaluate this Agreement and form an investment decision with respect thereto. Such Company Shareholder understands and acknowledges that Buyer is entering into this Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement and agreement to be bound hereby, including with respect to such Company Shareholder’s indemnification obligations hereunder.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES BY BUYER AND PARENT

Each of the Buyer and Parent hereby represents and warrants to the Company and the Company Shareholders, in respect of itself, as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties as are made only as of a specific date, which shall be made only as of such date), as follows:

5.1 Organization and Good Standing. (a) The Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of Hungary, and (b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer and Parent and has full power and authority to conduct its business in the manner in which its business is currently being conducted, to own and use its assets in the manner in which its assets are currently owned and used. Neither the Buyer nor Parent is in violation of any of the provisions of its constituent documents. The Buyer is an (indirect) wholly owned Subsidiary of Parent.

5.2 Authority and Enforceability.

(a) Each of the Buyer and Parent has all necessary corporate power and authority to execute and deliver this Agreement, the Escrow Agreement, the Paying Agent Agreement and each certificate and other instrument required to be executed and delivered by the Buyer and Parent, as the case may be, pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer and Parent of this Agreement, the Escrow Agreement, the Paying Agent

Agreement and each certificate and other instrument required to be executed and delivered by the Buyer pursuant hereto and the consummation by the Buyer and Parent of the Acquisition and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Parent.

(b) Each of this Agreement, the Escrow Agreement, the Paying Agent Agreement and each certificate and other instrument required to be executed and delivered by the Buyer or Parent pursuant hereto has been (or will be) duly and validly executed and delivered by the Buyer or Parent, as the case may be, and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes (or will constitute) a legal, valid and binding obligation of the Buyer or Parent, respectively, enforceable against the Buyer or Parent, respectively, in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

5.3 No Conflicts.

(a) The execution and delivery of this Agreement, the Escrow Agreement, the Paying Agent Agreement and each certificate and other instrument required to be executed and delivered by the Buyer or Parent pursuant hereto, the compliance with the provisions of this Agreement, the Escrow Agreement, the Paying Agent Agreement and each certificate or other instrument required to be executed and delivered by the Buyer or Parent pursuant hereto and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, will not (i) conflict with or violate any constituent document of the Buyer or Parent (as applicable), (ii) conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which the Company is entitled under, any Contract, and (iii) violate any Law or order applicable to the Buyer or Parent (as applicable) or any of its respective properties or assets, other than in the case of clauses (ii) and (iii) as would not be material to the Buyer or Parent (as applicable).

(b) The Buyer does not meet the criteria set forth in: (i) Section 17(a) of the Israeli Restrictive Trade Practices Law, 1988; or (ii) Regulation 9 of the Israeli Restrictive Trade Practices Regulations (Registration, Publication and Reporting of Transactions), 2004, promulgated thereunder, and assuming that (x) the Company and its Subsidiaries do not meet the criteria set forth in Section 17(a) of the Israeli Restrictive Trade Practices Law, 1988, or Regulation 9 of the Israeli Restrictive Trade Practices Regulations (Registration, Publication and Reporting of Transactions), 2004, promulgated thereunder, and (y) the Acquisition does not contain restrictive arrangements that require specific exemption from the General Director of the Antitrust Authority, the transactions do not require a pre-merger filing with the Israeli Commissioner of Restrictive Trade Practices and no waiting period or, with respect to the Buyer or its Subsidiaries, any other action or Consent is required under the Israeli Restrictive Trade Practices Law, 1988.

(c) Consents. Except for the ISA Exemption, the Buyer and Parent will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement, the Escrow Agreement, the Paying Agent Agreement or any of the other agreements, certificates or instruments referred to in this Agreement; or (ii) the consummation of the Acquisition.

5.4 Reports and Financial Statements.

(a) Parent has timely filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by Parent with the SEC since August 8, 2013 (all such documents and reports filed or furnished by Parent, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (i) the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, in effect as of the time of filing with the SEC, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in or incorporated by reference into the Parent SEC Documents (the “Parent Financial Statements”) (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods set forth therein, (ii) were prepared in accordance with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments, none of which individually or in the aggregate will be material in amount, and subject to the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries.

(c) The Parent and its Subsidiaries maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to provide reasonable assurance that all material information required to be disclosed in the Parent Reports filed with or submitted to the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms.

(d) Parent maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements for external purposes in accordance with GAAP.

5.5 Capitalization. The authorized capital of Parent consists of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 500,000 have been designated as authorized shares of Series A Junior Participating Preferred Stock. As of January 20, 2015, there were 98,947,769 shares of Parent Common Stock issued, of which 68,627,720 shares of Parent Common Stock were issued and outstanding, and no shares of Parent’s preferred stock were issued or outstanding. As of January 20, 2015, there were outstanding options and restricted stock units to purchase an aggregate of 2,515,571 shares of Parent Common Stock. As of January 20, 2015, Parent has reserved 3,968,269 shares of Parent’s Common Stock for future issuance under Parent’s equity incentive plans.

5.6 Valid Issuance. All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and all of the shares of Parent Common Stock to be issued in connection with the Acquisition (including the shares of Parent Common Stock to be issued upon exercise of the RSUs and Unvested RSUs), when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be free and clear of any Liens, pre-emptive rights and rights of first refusal, in compliance with the certificate of incorporation and all other charter documents of Parent and in compliance with all applicable Laws (including Israeli and United States federal and state securities laws). Without derogating from the above, and assuming the accuracy of the Shareholder Confirmations, the issuance of the shares of Parent Common Stock as part of the Acquisition Consideration, RSUs and Unvested RSUs will be either registered in accordance with or exempt from registration under the Securities Act and the Israeli Securities Law. The RSUs and Unvested RSUs shall have been issued in accordance with the terms and conditions of the applicable Parent equity incentive plan and shall be in full force and effect as of Closing and thereafter. The shares of Parent Common Stock issuable under the RSUs and Unvested RSUs are, as of Closing and shall be thereafter, registered under an effective registration statement on Form S-8 in accordance with the Securities Act and exempt from registration under the Israeli Securities Law.

5.7 Litigation. There is no Action pending or, to the Knowledge of Parent or the Buyer, threatened against or affecting Parent or the Buyer (as applicable) or any of their Affiliates or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or the Buyer (as applicable) of the Acquisition or the performance by Parent or the Buyer (as applicable) of their respective covenants and obligations hereunder. Neither Parent nor the Buyer is subject to any outstanding order, judgment, writ, injunction, decree or any other similar legal requirement that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or the Buyer (as applicable) of the Acquisition or the performance by Parent or the Buyer (as applicable) of their respective covenants and obligations hereunder.

5.8 Financial Capacity. The Buyer has on the date hereof and will have at the Closing sufficient funds to pay in cash any and all amounts necessary to consummate the Acquisition, including payment of the cash portion of the Acquisition Consideration at Closing and all other fees and expenses required to be paid by the Buyer hereunder. In addition, the Buyer will have at the time on which the Earn Out Payment is due, if any, sufficient funds to pay in cash the Earn Out Payment.

5.9 No General Solicitation. Neither Parent, nor any of its officers, directors, employees, agents, stockholders or partners has (i) engaged in any general solicitation, (ii) published any advertisement or (iii) engaged in any “directed selling efforts” as defined in Rule 902 of Regulation S promulgated under the Securities Act, nor has Parent made an “offer to the public” under the Israeli Securities Law, in any case in connection with the offer and sale of Parent Common Stock to be issued pursuant to this Agreement.

5.10 Due Diligence. The Buyer and Parent have knowledge and experience in financial and business matters and is each capable of evaluating the merits and risks of the transaction contemplated herein. Without derogating from any of the above, each of the Buyer and Parent is able to fend for itself and can bear the economic risk of this transaction. The Buyer and Parent have conducted a due diligence review of the affairs, business, assets and operations of the Company and its Subsidiaries and had access to information, materials, documents and data as requested by them and to personnel, management and advisors of the Company as sought by them. Nothing herein shall be in limitation of the representations and warranties made by the Company under Article 3 hereof or by the Selling Shareholders under Article 4 hereof.

5.11 No Other Representations. Except for the representations and warranties set forth in Article 3 and Article 4, Parent and the Buyer acknowledge and agree that neither the Company or any of its Subsidiaries, nor any of their respective Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person on their behalf, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, including with respect to any projections, forecasts or any forward looking information provided by or on behalf of the Company.

5.12 Brokers and Finders. All negotiations on behalf of Parent and the Buyer relating to this Agreement, the Paying Agent Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby have been carried on without the intervention of any Person acting on behalf of Parent or the Buyer in such manner as to give rise to any claim against the Company, the Buyer or Parent or any of their respective Subsidiaries for any investment banker, brokerage or finder’s commission, fee or similar compensation.

ARTICLE 6

CONDUCT PRIOR TO THE CLOSING

6.1 Conduct of Business of the Company. During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement, or as the Buyer’s Representative, on behalf of the Buyer, shall otherwise consent in writing (which consent shall be deemed to be in writing if delivered by electronic mail), such consent not to be unreasonably withheld or delayed and shall be deemed given if not refused in writing within five (5) Business Days of receipt of the Company’s written request thereof by the Buyer’s Representative, the Company shall (and shall cause each of its Subsidiaries to) operate its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its Indebtedness and Taxes when due (subject to good faith disputes over such Indebtedness or Taxes), pay or perform its other obligations when due (subject to good faith disputes over whether payment or performance is owing), and, to the extent not inconsistent with such business, use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and Key Employees and to preserve its business relationships with its main customers, suppliers, distributors, resellers, licensors, licensees, and others having business dealings with it.

6.2 Forbearance by Company. During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, except as expressly contemplated by this Agreement or as the Buyer’s Representative, on behalf of the Buyer, shall otherwise consent in writing (which consent shall be deemed to be in writing if delivered by electronic mail), such consent not to be unreasonably withheld or delayed and shall be deemed given if not refused in writing within five (5) Business Days of the receipt of the Company’s written request thereof by the Buyer’s Representative), the Company shall not (and shall cause its Subsidiaries not to):

(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any Company Shares, or split, combine or reclassify any Company Shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Shares;

(b) repurchase, redeem or otherwise acquire, directly or indirectly, any Company Shares (or options, warrants or other rights exercisable therefor) other than pursuant to the terms of any existing Stock Restriction Agreement;

(c) issue, grant, deliver or sell any Company Shares or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any kind or character obligating it to issue, grant, deliver or sell any such shares or other convertible securities convertible into Company Shares other than (i) the issuance of Company Ordinary Shares upon conversion of Company Preferred Shares outstanding as of the date of this Agreement, (ii) the issuance of Company Preferred Shares pursuant to the exercise of any Company Warrants outstanding as of the date of this Agreement, (iii) the issuance of Company Ordinary Shares pursuant to the exercise of Company Options outstanding as of the date of this Agreement and (iv) issuance of loans automatically convertible immediately prior to Closing into Company Shares to Company Shareholders in order to meet any financing requirement of the Company;

(d) cause or permit any amendments to the Articles of Association or other equivalent organizational documents other than an amendment in connection with the Bring-Along Provisions and Section 341 of the Companies Law which shall be consistent with the terms of the Acquisition;

(e) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(f) sell, lease, or otherwise dispose of any of its properties or assets, including the sale of any accounts receivable of the Company or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof, except for (i) dispositions of Company Products in the ordinary course of business consistent with past practice, (ii) dispositions of assets in the ordinary course consistent with past practice not to exceed $50,000 individually or $250,000 in the aggregate and (iii) Permitted Liens;

(g) convey, assign, sublease, or otherwise transfer all or any portion of any owned property or leased property or any interest or rights therein;

(h) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(i) incur, create, assume or issue any Indebtedness or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of any third parties, except incurrence of Indebtedness in an aggregate amount of up to $1,750,000;

(j) make any loans to any third party (other than advances to employees in the ordinary course of business consistent with past practice) or purchase debt securities of a third party or amend the terms of any outstanding loan agreement;

(k) make any expenditure or enter into any commitment or transaction exceeding $250,000 (other than the payment of rent, payroll and interest obligations on Company Debt in the ordinary course of business and consistent with past practice, and Transaction Expenses);

(l) (A) sell, license or transfer to any Person any rights to any Company Intellectual Property (other than nonexclusive licenses to Company Products in the ordinary course of business, consistent with past practice), (B) buy or license any Intellectual Property Rights from any Person other than in the ordinary course of business, consistent with past practice, (C) enter into any agreement with respect to the development of any Intellectual Property Rights or Technology with a third party other than in the ordinary course of business, consistent with past practice, or (D) materially change pricing or royalties charged by the Company to, or other material financial terms of any Contract with, any of its top 20 customers, distributors, resellers, or licensees (as listed in the Disclosure Schedule), or the pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company;

(m) terminate, enter into or amend, waive, or modify the terms of any Material Contract or any Contract that would have been a Material Contract had such Contract been entered into prior to the date hereof, in each case, other than in the ordinary course of business, consistent with past practice;

(n) commence or settle any litigation having a value of more than $100,000, except for the commencement of any legal action or litigation (i) in such cases where the Company in good faith determines that failure to commence suit would result in the impairment of a valuable aspect of its business; or (ii) for a breach of this Agreement or the transactions contemplated hereby, and except for handling, defending and settling any 341 Legal Proceedings in accordance with the provisions of this Agreement;

(o) revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(p) pay, discharge or satisfy, in an amount in excess of $250,000 in the aggregate, any claim, liability, loan or obligation (absolute, accrued, asserted or un-asserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Balance Sheet and Transaction Expenses;

(q) make or change any Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes (other than Pre-Closing Taxes), settle any claim or assessment relating to Taxes (other than Pre-Closing Taxes), consent to any extension or waiver of the limitation period applicable to any claim or assessment relating to Taxes (other than Pre-Closing Taxes), or file or amend any income or other material Tax Return (other than Pre-Closing Tax Returns) unless such Tax Return or amended Tax Return has been provided to the Buyer for review within a reasonable period prior to the due date for filing and Buyer has consented to such filing, which consent shall not be unreasonably withheld;

(r) except as required by GAAP, change its accounting policies or procedures, including with respect to reserves for doubtful accounts, or payment or collection policies or practices;

(s) engage in any purchase of any interest in real property, grant any Lien in any real property, agree to lease, sublease, license or otherwise occupy any real property, or alter, amend, modify, violate or terminate any of the terms of any Real Property Lease;

(t) (i) hire, offer to hire or terminate any employees with a base salary or annual wage rate in excess of $100,000, other than as contemplated by the 2015/16 Business Plan; (ii) grant any severance or termination pay (in cash or otherwise) to any Employee except as required by Law or by the current terms of employment of such Employee or in the ordinary course of business, consistent with past practice; or (iii) adopt or amend any Company Employee Plan, pay or agree to pay any special bonus or special remuneration to any director or Employee (other than payments reflected in Closing Net Indebtedness and agreement on bonus schemes for calendar year 2015 consistent with prior practice), or increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Employee (other than in relation to the terms of acceleration of any Company Options), in each case except as required by Law or by the current terms of employment of such Employee or as part of regular performance evaluation of Employees and due to promotion;

(u) take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 6.2(a)–6.2(t), inclusive, or any other action that would (A) cause or result in any failure of the condition set forth in Section 2.3(b)(i)(A), (B) prevent the Company from performing its covenants hereunder or consummating the Acquisition, or (C) delay the consummation of the Acquisition. Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Buyer the right to control or direct the operations of the Company prior to the consummation of the Acquisition. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

6.3 Disclosure Schedule. Prior to the Closing, if any event, condition, fact or circumstance occurring following the date hereof would require any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule was dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company may deliver to the Buyer notice specifying such change (an “Update Notice”). Such Update Notice shall be for information purposes only and shall not be deemed to amend the Disclosure Schedule or otherwise restrict the rights of indemnification under Article 9.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 No Solicitation.

(a) For all purposes of and under this Agreement, the term “Acquisition Proposal” means any inquiry, offer, proposal or indication of interest (other than this Agreement or any other inquiry, offer, proposal or indication of interest by the Buyer or its Affiliates), or any public announcement of intention to make any inquiry, offer, proposal or indication of interest (including any request for information from the Company or the Company Representatives (as defined below)), contemplating, relating to or otherwise involving in any way (i) any acquisition of the Company or any of its Subsidiaries, whether effected pursuant to a tender or exchange offer, purchase of stock or assets, merger, consolidation or other form of transaction; (ii) any merger, consolidation or other similar transaction with or involving the Company or any of its Subsidiaries; (iii) any sale by the Company of any stock or assets of the Company or any of its Subsidiaries (other than the issuance of Company Shares in connection with the exercise or conversion of Company Options, Company Warrants or convertible securities outstanding as of the date hereof or the sale of assets in the ordinary course of business consistent with past practice); or (iv) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries.

(b) The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal.

(c) Neither the Company nor any of its Subsidiaries will, nor will any of them authorize or permit any of their respective directors, officers, employees, affiliates, or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, consider, knowingly encourage, or induce (or assist in or cooperate with any Person in) the making, submission or announcement of any inquiry, offer, proposal or indication of interest that constitutes an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions, communications or negotiations regarding any inquiry, offer, proposal or indication of interest that constitutes an Acquisition Proposal, or otherwise knowingly take any action to facilitate or support any inquiry, offer, proposal or indication of interest that constitutes an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any inquiry, offer, proposal or indication of interest that constitutes any Acquisition Proposal, (iv) enter into any letter of intent, binding or nonbinding term sheet or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any holders of Company Shares, (vi) consummate or otherwise effect a transaction providing for any transaction contemplated by an Acquisition Proposal, or (vii) disclose or make available (other than to the Buyer or its Affiliates) any information concerning the Company’s businesses, properties, assets or technologies, or afford to any Person (other than the Buyer or its Affiliates) access to its properties, technologies, books or records, other than in the ordinary course of business. If it becomes known to the Company that a Company Representative does not comply with this Section 7.1(c), the Company shall use its commercially reasonable efforts to prevent such action from being continued.

(d) The Company shall promptly (and in any event within 48 hours) notify Buyer in writing after receipt by the Company and/or any Company Representatives (if made known to the Company) of (i) any Acquisition Proposal, (ii) notice that any Person is considering making an Acquisition Proposal, or (iii) any request for information by any Person or Persons (other than the Buyer or its Affiliates) concerning the Company’s businesses, properties, assets or technologies, other than in the ordinary course of business. Such notice shall describe (A) the terms and conditions of such Acquisition Proposal, notice or request, and (B) the identity of the Person or Group (as defined in Section 13(d) of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder) making any such Acquisition Proposal, notice or request. The Company shall keep the Buyer informed in all material respects of the status and details of, and any modification to, any such Acquisition Proposal, notice or request and any correspondence or communications related thereto and shall provide to the Buyer a complete and accurate copy of such Acquisition Proposal, notice or request and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide the Buyer with 72 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to discuss any Acquisition Proposal.

(e) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 7.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Buyer may be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the provisions of this Section 7.1 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Buyer may be entitled at Law or in equity.

7.2 Reasonable Best Efforts to Complete.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Law to consummate and make effective the Acquisition for the purpose of securing to the parties hereto the benefits contemplated by this Agreement, including by using its reasonable best efforts to satisfy the conditions set forth in Section 2.3 that are within the control of each respective party hereto as promptly as practicable following the date hereof.

(b) Each of the Buyer, Parent, the Company and the Company Shareholders, at the request of the other party or parties (as the case may be), shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of the Acquisition.

7.3 Third Party Notices. In furtherance and not in limitation of Section 7.2, the Company shall, promptly following the date hereof, send the notices in connection with the Acquisition to the counterparties to the Contracts listed on Schedule 7.3 hereto. All such notices shall be in a form and substance reasonably acceptable to the Buyer. In the event that the other parties to any such Contract, including any lessor or licensor of any Real Property Leases, conditions its grant of a consent, waiver or approval upon, or otherwise requires in response to a notice or consent request relating to this Agreement, the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract or the provision of additional security (including a guaranty), the Company shall notify the Buyer of such correspondence regarding the condition or requirement, the Buyer shall have the right to participate in any discussions with such other parties to any such Contract. The Buyer’s consent shall not be required for the Company to make or commit to make any such payment or provide any such consideration and in such event any such payment shall be deemed to be a Transaction Expense for all purposes of and under this Agreement, unless the Buyer provides consent for the Company to make or commit to make any such payment.

7.4 Regulatory Approvals.

(a) Generally. In furtherance and not in limitation of the terms of Section 7.2, each of the Company, each of its Subsidiaries, Parent and the Buyer shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that is reasonably necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, that are required, or that Buyer may reasonably request, in connection with the consummation of the Acquisition (including the Israeli 102 Tax Ruling). Each of the Company, Parent and the Buyer shall use its reasonable best efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Law, each of the Company, on the one hand, and Parent and the Buyer, on the other hand, shall promptly inform the others of any material communication between the Company or Parent or the Buyer (as applicable) and any Governmental Authority regarding the Acquisition. If the Company or the Buyer or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the Acquisition, then the Company or Parent or the Buyer (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request; provided, however, that the Company or Parent or the Buyer (as applicable) shall provide the others with a reasonable opportunity to review such response prior to submission. All fees for any of the filings described in this Section 7.3 shall be borne by the party that is required under the relevant Law to make such filings.

(b) Israeli Filings. In furtherance and not in limitation of the terms of Section 7.2, the Buyer and the Company shall use their respective reasonable best efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Israeli Governmental Authority with respect to this Agreement and the Acquisition. The Buyer and the Company shall use all reasonable best efforts, as promptly as practicable after the date of this Agreement to obtain any consents and approvals that may be required pursuant to Israeli Laws in connection with this Agreement and the Acquisition. Buyer and the Company each shall use reasonable best efforts to: (i) give the other parties prompt notice of the commencement of any legal proceeding by or before any Israeli Governmental Authority with respect to the Acquisition; (ii) keep the other parties informed as to the status of any such legal proceeding; and (iii) promptly inform the other parties of any communication to the OCS, the Investment Center, the Registrar or any other Israeli Governmental Authority regarding the Acquisition. The Buyer and the Company shall consult and cooperate with one another, and shall consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Israeli legal proceeding relating to the Acquisition. In addition, except as may be prohibited by any Israeli Governmental Authority or by any Israeli Law, in connection with any such legal proceeding, Buyer and the Company shall permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Israeli Governmental Authority in connection with any such legal proceeding. The Buyer shall deliver to the Company for purpose of filing with the OCS, a signed undertaking in standard form with respect to its commitment to comply with the OCS related Laws, which shall be conditioned upon consummation of the Acquisition.

(c) Israeli 102 Tax Ruling. Prior to or promptly after the execution of this Agreement, but in no event later than five (5) Business Days thereafter, the Company shall file, or shall have filed, with the ITA (and the Buyer shall have or shall have had an opportunity to review and approve (such approval not to be unreasonably withheld or delayed) in advance any such documents prior to their being filed with the ITA and shall provide all reasonable cooperation to the Company in relation thereto), an application for a ruling that provides, in effect, inter alia, that the treatment of Company 102 Options that are Vested Company Options as contemplated by Section 1.2(a), the treatment of Company 102 Options that are Unvested Company Options as contemplated by Section 1.2(b), and the delivery to the 102 Trustee, with respect to Company 102 Shares held by the 102 Trustee, of consideration as described in Section 1.3(b), in each case prior to the lapse of the 102 Trust Period, will not be treated as a breach of the provisions of Section 102 of the Israeli Tax Ordinance, provided that the applicable consideration paid to (i) Company 102 Options or (ii) Company 102 Shares is deposited for the duration of the 102 Trust Period with the 102 Trustee and including the tax arrangement applicable to the Escrow Fund, the Adjustment Fund and the Expense Fund and that Buyer and anyone acting on its behalf, including the Paying Agent and the Escrow Agent shall be exempt from withholding tax in relation to the Acquisition Consideration payable to the 102 Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli 102 Tax Ruling”). The application for the Israeli 102 Tax Ruling shall include a reference to the tax continuity (including with respect to any lock up period), which will apply to the portion of the consideration payable in shares of the Buyer (including with respect of Company 3(i) Options). If the Israeli 102 Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim ruling (the “Interim Options Ruling”). Each of the Company and the Buyer shall cause their respective legal counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli 102 Tax Ruling. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Israeli 102 Tax Ruling as promptly as practicable. The final text of the Israeli 102 Tax Ruling or the Interim Options Ruling shall in all circumstances be subject to the prior written confirmation of the Buyer or its counsel, which consent shall not unreasonably be withheld, conditioned or delayed. To the extent the Interim Options Ruling is obtained, all references herein to the Israeli 102 Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Israeli 102 Tax Ruling is obtained.

(d) Limitation. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that (x) neither the Buyer nor the Company shall have any obligation to litigate any administrative or judicial action or proceeding that may be brought in connection with the Acquisition, and (y) the Buyer shall not be required to (and the Company shall not, or permit any of its Subsidiaries to): (i) agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of the Buyer, or of the Company or its Affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock, or (ii) take any action under this Section 7.4 or any other provision of this Agreement if any Governmental Authority that has the authority to enforce any antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of any transaction contemplated by this Agreement.

7.5 Access to Information. During the period from the date hereof and prior to the earlier of the Closing or the termination of this Agreement, to the extent not prohibited by applicable Law (it being understood that to the extent any information is subject to the attorney client privilege, the Buyer and the Company shall work in good faith to implement appropriate procedures so as to not violate the attorney client privilege and such information shall be made available to the Buyer pursuant to such procedures), the Buyer and its accountants, counsel and other representatives, shall, subject to the prior coordination with the Company, be permitted to access, during the Company’s (and, as applicable, any of its Subsidiaries’) normal business hours, (i) all of the Company’s and each of its Subsidiaries’ assets, properties, books, Contracts, commitments and records; and (ii) all other information in the Company’s possession or control concerning the business, properties and Employees (subject to restrictions imposed by applicable Law) of the Company and its Subsidiaries as the Buyer may reasonably request. The Buyer and its accountants, counsel and other representatives shall be entitled to such copies of internal financial statements (including Tax Returns and supporting documentation) of the Company and each of its Subsidiaries as the Buyer may reasonably request. The Company shall provide, upon prior coordination, reasonable access to and facilitate joint meetings with the customers, distributors, resellers, and marketing affiliates of the Company identified by the Buyer.

7.6 Confidentiality.

(a) The parties hereto acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, the Escrow Agreement, the Paying Agent Agreement and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, shall constitute “Confidential Information” under and within the meaning of the Mutual Non-Disclosure Agreement, dated as of November 3, 2014, by and between the Company and Parent (the “Non-Disclosure Agreement”) which shall continue to be in full force and effect.

(b) Unless otherwise required by applicable Law or by the terms of this Agreement and except as reasonably necessary to send the notices contemplated by this Agreement, the Buyer, Parent, the Company Shareholders and the Company shall, and the Company shall cause the Representative (and its legal, financial, accounting and other representatives) to hold in confidence all non-public information regarding the Buyer, the Company, any Company Securityholders, this Agreement and the transactions contemplated hereby; provided, however that (x) nothing herein shall prohibit the Company Shareholders that are not natural Persons from disclosing such information and the identity of the Buyer and Parent to its partners, members or stockholders, provided that such Company Shareholders shall advise their partners, members or stockholder of the confidential nature of such information and (y) the Representative shall be permitted to disclose information as required by Law or to employees, advisors or consultants of the Representative and to the Advisory Committee formed under the Engagement Agreement, in each case who have a need to know such information, provided that such persons either (A) agree to observe the terms of this Section 7.6 or (B) are bound by obligations of confidentiality to the Representative of at least as high a standard as those imposed on the Representative under this Section 7.6.

7.7 Public Announcements.

(a) Promptly following the execution of this Agreement, the Buyer, Parent and the Company shall issue a joint press release in a form agreed between them in writing (the “Press Release”) announcing such execution.

(b) Other than as set forth in the Press Release, neither the Company nor any of the Company Shareholders shall (nor shall any of them permit, as applicable, any of their respective officers, directors, partners, members, shareholders, agents, representatives or Affiliates to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the prior written consent of the Buyer, other than: (x) as required by applicable Law or by the terms of this Agreement; or (y) as reasonably necessary for the Company to send the notices contemplated by this Agreement.

(c) Other than as set forth in the Press Release, neither the Buyer nor Parent shall (nor shall any of them permit, as applicable, any of their respective officers, directors, partners, members, shareholders, agents, representatives or Affiliates to), directly or indirectly, issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the prior written consent of the Company, prior to the Closing, or the Representative, on or following the Closing, except as required by applicable Law, the rules applicable to companies listed on the NYSE or the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, following Closing, after the public announcement of the transactions contemplated hereby, the Representative shall be permitted to publicly announce that it has been engaged to serve as the Representative in connection with the transactions contemplated hereby as long as such announcement does not disclose any of the other terms of the transactions contemplated herein.

7.8 Payment Spreadsheet.

(a) At least two (2) Business Days prior to the scheduled Closing Date, the Company shall deliver a payment spreadsheet (the “Payment Spreadsheet”) in a form reasonably acceptable to the Buyer and the Paying Agent, certified as complete and accurate by the Chief Executive Officer and the Chief Financial Officer of the Company, setting forth the following information:

(i) The calculation of the “Acquisition Consideration”, including a separate line item for the adjustment thereto in accordance with the definition of “Acquisition Consideration” hereunder;

(ii) The amount of the Per Ordinary Share Consideration.

(iii) With respect to each Company Shareholder, (A) such Person’s address as appearing in the shareholder register of the Company, (B) the number, class and series of Company Shares held by such Person, (C) the cash and stock portions of the Acquisition Consideration to be paid to such Company Shareholder at the Closing in respect of such Company Shares, (D) such Company Shareholder’s respective cash portion and stock portion of the Acquisition Consideration, (E) such Company’s Shareholder respective Pro Rata Share under this Agreement, (F) such Company Shareholder’s respective portion of the Escrow Fund and the Adjustment Fund, and (G) such other relevant information (excluding covered security information) that the Paying Agent may reasonably require in connection with the performance of its duties;

(iv) With respect to each holder of a Vested Company Option, (A) such Person’s address and, if available to the Company, social security number (or tax identification number, as applicable) and ID number, (B) the number of Company Shares underlying each Vested Company Option held by such Person, (C) the respective exercise price per share of such Vested Company Option, (D) the respective grant date(s) of such Vested Company Option, (E) whether such Vested Company Option is an incentive stock option or a non-qualified stock option, (F) with respect to any Vested Company Option held by an Israeli employee, officer, director or consultant of the Company, whether such Vested Company Option was granted under Section 102 or Section 3(i) of the Israeli Tax Ordinance and whether an election was made to treat such Vested Company Option under the capital gain route or ordinary income route; (G) the cash and stock portions of the Acquisition Consideration to be paid to such Person at the Closing in respect of such Vested Company Option, (H) such holder of Vested Company Option’s respective Pro Rata Share, (I) such Vested Company Option holder’s respective portion of the Escrow Fund and the Adjustment Fund and (J) such other relevant information (excluding covered security information) that the Paying Agent or the Buyer, as applicable, may reasonably require in connection with the performance of its duties.

(v) With respect to each Earn Out Payee, (A) such Person’s Earn Out Payee’s Respective Portion, and (B) such other relevant information (excluding covered security information) that the Paying Agent may reasonably require in connection with the performance of its duties with respect to the Earn Out Payment or Partial Earn Out Payment.

(b) In the event that any information set forth in the Payment Spreadsheet becomes inaccurate at any time prior to the Closing, the Company shall deliver a revised Payment Spreadsheet, together with a new certification consistent with Section 7.8(a), whereupon such revised Payment Spreadsheet shall be deemed to be the “Payment Spreadsheet” for all purposes of and under this

Agreement. In connection with each payment of any amounts to Company Securityholders, including (i) any payment required to be made by the Buyer as a Post-Closing Adjustment in accordance with the provisions of Section 1.3(i)(ii), and (ii) the Earn Out Payment, if any, in accordance with Section 1.4, and (iii) any release from the Escrow Fund, the Representative shall have the sole authority to revise the Payment Spreadsheet as it shall deem necessary in order to reflect any assignments or other changes in factual information, and shall deliver such revised Payment Spreadsheet to the Buyer (together with a new certification consistent with Section 7.8(a) with a copy to the Escrow Agent or the Paying Agent, as applicable, and following delivery such revised Payment Spreadsheet shall be deemed to be the “Payment Spreadsheet” for all purposes of and under this Agreement.

(c) The Company acknowledges and agrees that the Paying Agent, Escrow Agent and the Buyer and its agents shall be entitled to rely on the Payment Spreadsheet for purposes of making any payments hereunder.

7.9 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, (i) all fees, costs and expenses incurred by Parent or the Buyer in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Parent or the Buyer whether or not the Acquisition is consummated, and (ii) all fees, costs and expenses incurred by the Company or any of the Company Securityholders and paid or to be paid by the Company in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel, the Banker and other advisors, shall to the extent unpaid at the Closing and subject to Section 1.3(i), shall be considered Transaction Expenses in accordance with the terms of this Agreement, or to the extent not deducted from the Acquisition Consideration at the Closing, subject to reimbursement by a claim for indemnification pursuant to Article 9. Notwithstanding anything to the contrary herein, the Company may pay all or portion of the Transaction Expenses prior to Closing.

(b) The Statement of Transaction Expenses shall include an estimate of all unpaid Transaction Expenses. In addition, at least two (2) Business Days prior to the scheduled Closing Date, the Company shall use its reasonable best efforts to deliver to the Buyer a final invoice of all outstanding and unpaid fees, costs and expenses from each third party financial advisor, legal counsel, accountant, consultant, the Banker, or other agent or representative engaged by the Company in connection with the Acquisition. The Company shall pay such amounts, to the extent not paid prior to Closing, no later than three (3) Business Days after the Closing.

7.10 Shareholder Release.

(a) Effective as of and subject to the Closing, each Company Shareholder does for himself, herself or itself and his, her or its respective Affiliates (other than, for the avoidance of doubt, the Company and its Affiliates), partners, heirs, beneficiaries, successors and assigns, if any, release and absolutely forever discharge the Company and each of its officers, directors, shareholders, Affiliates, employees and agents (each, a “Released Party”) from and against, and agree not to sue any Released Party with respect to, all Released Matters. “Released Matters” means (i) any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that such Company Shareholder now has, or at any time previously had, or shall or may have in the future, as a Company Shareholder, officer, director, contractor, consultant or employee of the Company, arising by virtue of or in any matter related to any actions or inactions with respect to the Company or its affairs with respect to the Company on or before the Closing, including but not limited to in connection with such Company Shareholder’s equity holdings in the Company, (ii) any claim or right to receive any Company Shares other than the Company Shares set forth opposite his, her or its name in the

Payment Spreadsheet; (iii) any claim or right to receive any portion of the Acquisition Consideration or any other form, amount or value of consideration payable or issuable to any Company Securityholder pursuant to the terms of this Agreement, other than as specifically set forth in the Payment Spreadsheet; or (iv) any claim with respect to the authority to enter into the this Agreement and the transactions contemplated hereby and the enforceability thereof; provided, however, that released matters shall not include (w) any rights pursuant to the transactions contemplated by this Agreement (other than those specifically detailed in subsection (iii) above); (x) any rights relating to any employment payment, including salary, bonuses, accrued vacation, any other employee compensation and/or benefits, in each case to the extent earned but unpaid prior to the Closing Date, and unreimbursed expenses; (y) in respect of any Company Shareholder who is or was a director or officer of the Company or any of the Company’s Subsidiaries, the rights set forth in Section 7.14 below; and (z) any rights pursuant to any Contract between the Company or any of the Company’s Subsidiaries and such Company Shareholder or its Affiliates.

(b) Without derogating from the generality of the provisions of Section 7.10(a), the Company and the “Other Shareholders”, as defined in the Articles of Association, hereby waive any rights of first refusal set out in Article 26(a) of the Articles of Association, and all holders of Company Preferred Shares hereby waive their co-sale rights as set out in Article 26(b) of the Articles of Association, in each case, to the extent applicable to the Acquisition. Nothing herein shall imply that indeed such rights of first refusal or co-sale are applicable to the Acquisition.

(c) Without derogating from the generality of the provisions of Section 7.10(a), effective as of and subject to the Closing, each Company Shareholder that has any rights under any management rights letter executed by the Company and in effect as of the Closing, hereby agrees that as of Closing such management rights letter shall terminate and expire with no remaining rights or benefits of such Company Shareholder

(d) It is the intention of the Company Shareholders in executing the release contained in this Section 7.10, and in giving and receiving the consideration called for herein, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Released Matters. Each Company Shareholder hereby severally represents to the Buyer that such Company Shareholder has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Released Matter and that no Person other than such Company Shareholder has any interest in any Released Matter by Law or contract by virtue of any action or inaction by such Company Shareholder. In furtherance, and not in limitation, of the forgoing, each of the Company Shareholders (i) agrees that by receiving the amount of the Acquisition Consideration as provided in this Agreement, such Company Shareholder will be fully compensated for the transfer of its Company Shares to the Buyer and (ii) agrees that all claims by such Company Shareholder to any consideration for the transfer of its shares to the Buyer other than as provided in this Agreement, or for any other rights that such Company Shareholder holds in (or is owed by) the Buyer, the Company or any of their Affiliates or Subsidiaries (including as a result of any terms of the Articles of Association), is forever waived.

(e) In furtherance, and not in limitation, of the forgoing, each Company Shareholder hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon him, her or it by the provisions of applicable Law, rule and regulation and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. Further, each Company Shareholder further acknowledges that they have been advised to consult with legal counsel and that such Company Shareholder is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in their favor at the time of executing the release, which, if known, must have materially affected such settlement with the releasee. Each Company Shareholder, being aware of said principle, agrees to expressly waive any rights to that effect, as well as under any other statute or common law principles of similar effect.

(f) The invalidity or unenforceability of any part of this Section 7.10 shall not affect the validity or enforceability of the remainder of this Section 7.10, which shall remain in full force and effect.

7.11 Tax Matters.

(a) Tax Returns Filed Before the Closing Date. The Company will cause to be prepared and timely filed all Tax Returns of the Company and each of its Subsidiaries required to be filed on or after the date of this Agreement and prior to or on the Closing Date (taking into account any validly obtained extensions of time to file). Such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with prior practice (unless otherwise required by applicable Law), shall (except with respect to ordinary course of business withholding and VAT reports) be provided to the Buyer for review not later than fifteen (15) days prior to the due date for filing and shall be revised to reflect the Buyer’s reasonable comments, except that in the event of disagreement as to such comments, the Buyer and the Company shall discuss in good faith such comments and in the absence of agreement, the Company may file such Tax Returns as determined by the Company in good faith.

(b) Tax Returns Filed On or After the Closing Date. The Buyer will cause the Company to prepare and timely file all Tax Returns of the Company and each of its Subsidiaries required to be filed after the Closing Date. With respect to any such Tax Return for any Pre-Closing Tax Period, including any Straddle Period (a “Pre-Closing Tax Return”), if such Pre-Closing Tax Return reflects Taxes for which Buyer will seek indemnification pursuant to Article 9, then such Pre-Closing Tax Return shall be prepared in accordance with applicable Law and in a manner consistent with prior practice (unless applicable Law requires deviation from such prior practice), shall be provided to the Representative for review not later than thirty (30) days prior to the due date for the filing of such Pre-Closing Tax Return (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date), shall be revised to reflect the Representative’s reasonable comments, except that in the event of disagreement as to such comments of the Representative, the Representative and the Company shall discuss in good faith such comments and in the absence of agreement, the Buyer may cause the Company to file such Tax Returns as determined by the Company in good faith, provided that in such case, the Taxes shown on such Tax Return which are the subject matter of the disagreement shall not be presumed to be due and payable for purposes of indemnification under Article 9, and any such indemnification claim shall require the Buyer to prove that such Taxes were indeed due under applicable Law assuming that such Tax Return is prepared consistent with prior practice (unless applicable Law requires deviation from such prior practice).

(c) Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any proceedings relating to the Tax liabilities of the Company or any of its Subsidiaries for which an indemnification claim could be made pursuant to Article 9, Buyer and the Company, on the one hand, and the Representative, on the other hand, shall cooperate fully with each other, including by furnishing or making available during normal business hours the records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims relating to such Taxes.

(d) Termination of Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, the Company and each of its Subsidiaries shall take all action reasonably necessary to cease and terminate any Tax allocation, sharing or indemnity agreement or arrangement (other than between the Company and any of its Subsidiaries) effective at the Closing, and all obligations thereunder shall terminate and no additional payments shall be made thereunder after the Closing, except with respect to any claims in effect as of such termination.

(e) Refunds. All refunds or credits of Taxes (including any interest thereon) and other Tax benefits received by or credited to the Company or any Subsidiary thereof attributable to Pre-Closing Tax Periods shall be for the benefit of the Company Shareholders and holders of Vested Company Options and the Buyer shall promptly pay (directly or through the Paying Agent) the net amount of any such refunds, credits or benefits to the Company Shareholders and holders of Vested Company Options in accordance with the Payment Spreadsheet provided by the Representative at such time, and subject to Buyer’s rights of indemnity pursuant to Section 9.2(a)(vi).

(f) Amendment of Tax Returns. After the Closing Date, neither the Buyer nor the Company shall amend or otherwise modify any Tax Return or Tax election of the Company or any of its Subsidiaries filed before the Closing and relating to Pre-Closing Tax Period without providing the Representative with a copy of any such Tax Return or Tax election and considering in good faith any comments provided by the Representative with respect to such Tax Return. In the event of disagreement as to such amendment or modification, the Representative and the Company shall discuss in good faith such amendment or modification and in the absence of agreement, the Buyer may cause the Company to file such amendment or modification as determined by the Company in good faith, provided that in such case, the Taxes resulting from such amendment or modification shall not be presumed to be due and payable for purposes of indemnification under Article 9, and any such indemnification claim shall require the Buyer to prove that such Taxes were indeed due under applicable Law assuming that such amendment or modification was required to be filed under applicable Law.

(g) Tax Contests. Buyer shall notify the Representative upon receipt by the Company or any of its Subsidiaries of any notice or indication of any inquiries, assessments, proceedings or audits received from any Governmental Authority with respect to Taxes for which the Company Shareholders would be required to indemnify the Buyer hereunder (“Tax Matter”). The Representative may participate in and, upon notice to the Buyer, assume the defense of any such Tax Matter at the Representative’s sole cost. If the Representative assumes such defense, the Representative will have the authority, with respect to any Tax Matter, to represent the interests of the Company or any of the Subsidiaries before the relevant Governmental Authority and shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. The Buyer will deliver or cause to be delivered to the Representative all powers of attorney necessary for the Representative to contest such Tax Matter. The Buyer has the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by the Representative. The Representative may not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Company or any Subsidiary thereof for a Tax period beginning after the Closing Date without the prior written consent of the Buyer (which consent will not be unreasonably withheld, conditioned or delayed). The Representative must keep the Buyer informed with respect to the status, and nature of any such Tax Matter, and will, in good faith, allow the Buyer to consult with it regarding the conduct of or positions taken in any such proceeding. If the Representative does not assume such defense, the Buyer shall represent the interests of the Company and the relevant Subsidiaries thereof with respect to any Tax Matter before the relevant Governmental Authority and shall control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. In such case, the Representative will have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at its own expense, separate from the counsel employed by the Buyer. Notwithstanding the foregoing, in such case, the Buyer may not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the rights and obligations of the Company Shareholders hereunder or to the extent it imposes any indemnification liability on the Seller Indemnifying Parties without the prior written consent of the Representative (which consent will not be unreasonably withheld, conditioned or delayed). The Buyer must keep the Representative informed with respect to the status and nature of any such Tax Matter, and will, in good faith, allow the Representative to consult with it regarding the conduct of or positions taken in any such proceeding. In the event of disagreement in such case as to any proposed settlement or compromise proposed by Buyer, the Representative and the Company shall discuss in good faith such proposed settlement or compromise and in the absence of agreement, the Buyer may cause the Company to proceed with such settlement or compromise as determined by the Company in good faith, provided that in such case, the Taxes resulting from such settlement or compromise shall not be presumed to be due and payable for purposes of indemnification under Article 9, and any such indemnification claim shall require the Buyer to prove that such Taxes were indeed due under applicable Law.

7.12 280G. The Company shall (a) secure from each Person that is a U.S. taxpayer and who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) and that has a right to any payments and/or benefits which may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by the Buyer, which approval shall not be unreasonably withheld) a waiver of such Person’s rights to any such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) submit to the Company Shareholders for approval (in a manner reasonably satisfactory to the Buyer), by such Company Shareholders as is required by Section 280G(b)(5)(B) of the Code, any Waived 280G Benefits, and prior to the Closing, the Company shall deliver to the Buyer evidence satisfactory to the Buyer that (A) a vote of the Company Shareholders was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the vote of Company Shareholders (the “280G Shareholder Approval”), or (B) the 280G Shareholder Approval was not obtained and, as a consequence, the Waived 280G Benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments.

7.13 Merger. If it transpires within forty five (45) days of the date hereof, that the sale of the Company Shares held by the Remaining Shareholders cannot be pursued pursuant to Section 341 of the Companies Law or the Bring-Along Provision, due to reasons relating to the ability to enforce Section 341 or the Bring-Along Provision, then the Buyer or the Company (each, at its sole and absolute discretion) may notify the Company or the Buyer, respectively, of its wish to enter with the Company into a merger transaction on the same commercial terms and conditions set forth in this Agreement (including with respect to consideration, representations and warranties, covenants and indemnification provisions), mutatis mutandis (the “Merger Transaction”). The Merger Transaction shall be a reverse triangular merger, whereby a wholly owned direct or indirect Subsidiary of the Buyer or Parent shall merge with the Company pursuant to the provisions of the First Part of Chapter Eight of the Israeli Companies Law, with the Company being the surviving entity of the merger. The parties hereto will then enter into good faith negotiations with a goal to finalize a merger agreement in connection with such Merger Transaction, and the execution of such merger agreement shall be subject to the approval of a definitive agreement in respect of the Merger Transaction by the Board of Directors of the Company, the Company Shareholders, Parent and the Buyer, and any other consents and approvals required under applicable Law.

7.14 Directors and Officers Indemnification and Insurance.

(a) Notwithstanding anything to the contrary in this Agreement, prior to the Closing, the Company may purchase fully paid up tail insurance coverage (the “Tail Insurance Coverage”) for the present and former directors and officers of the Company and any of the Company’s Subsidiaries at any time prior to the Closing and their respective successors, heirs, and executors (the “Covered Persons”), which shall provide the Covered Persons with coverage for up to seven (7) years following the Closing

Date, to the extent permitted by Law. The Company shall and shall procure that the Company’s Subsidiaries shall and, following Closing, the Buyer shall procure that the Company and the Company’s Subsidiaries shall not cancel or reduce or cause the cancellation or reduction of the Tail Insurance Coverage and shall continue to honor the obligations thereunder in accordance with its terms, to the extent permitted by applicable Law. For the avoidance of doubt, the cost of such Tail Insurance Coverage shall constitute a Transaction Expense under this Agreement.

(b) The Company shall and, following Closing, the Buyer shall cause the Company and the Company’s Subsidiaries to fulfill and honor in all respects all Existing D&O Obligations.

(c) Without limiting the foregoing, from and after the Closing Date until seven (7) years from the Closing Date, the Buyer shall, and cause the Company and the Company’s Subsidiaries, to the extent permitted by applicable Law, to include in their respective Articles of Association or similar constituent document, as applicable, provisions no less favorable to the Covered Persons with respect to exculpation and limitation of liabilities of directors and officers, insurance and indemnification than are set forth as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Covered Person with respect to exculpation and limitation of liabilities or insurance and indemnification, all of the foregoing subject to applicable Law.

(d) If following the Closing the Buyer, the Company or any of the Company’s Subsidiaries shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Buyer, the Company or any of the Company’s Subsidiaries, as applicable, assume all of the obligations of the Buyer, the Company or any of the Company’s Subsidiaries, as applicable, set forth in this Section 7.14, to the extent permitted by Law.

(e) This Section 7.14 (i) shall survive the consummation of the Transaction, and is intended to benefit and be enforceable by each Covered Person; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Covered Person may have by contract or otherwise (other than from the Company or any of its Subsidiaries). The obligations of the Buyer, the Company and the Company’s Subsidiaries under this Section 7.14 shall not be terminated or modified in such a manner as to adversely affect the rights of any Covered Person under this Section 7.14 without the consent of such affected Covered Person.

7.15 Registration Rights Agreement. The Company and each Signing Shareholder who is a party to the Registration Rights Agreement undertake and agree that concurrently with Closing, the Registration Rights Agreement shall terminate and be of no further force and effect, and the Company and each Company Shareholder shall have no further liability or obligation of any kind or nature under the Registration Rights Agreement.

7.16 341 Legal Proceedings. Until the Closing, the Company shall have the full authority to handle the defense of any 341 Legal Proceedings and the right to settle, adjust or compromise any such 341 Legal Proceedings in its sole discretion; provided, however, that the Company will notify, keep informed, consult with and provide regular updates to the Buyer in respect of the developments relating to such 341 Legal Proceedings.

7.17 Registration Statement on Form S-3

(a) If requested by the Company in writing prior to Closing, then within the later of (i) 15 Business Days following such written request and (ii) the second Business Day following the Closing Date, Parent shall prepare and file with the SEC a resale registration statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 (or such other resale registration form that Parent may then be eligible to use) in order to register with the SEC the resale by the Company Shareholders, from time to time, of the shares of Parent Common Stock issued to them hereunder (including such shares deposited in the Escrow Fund) (the “Relevant Shares”) on the NYSE or the facilities of any national securities exchange on which the Parent Common Stock are then traded, or in privately negotiated transactions (a “Registration Statement”). Parent shall use commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as reasonably practicable thereafter and maintain the Registration Statement effective for a period that will terminate upon the earlier of (i) thirty (30) months following the Closing, as prolonged and extended by any Suspension Period or (ii) the date on which all shares of Parent Common Stock covered by the Registration Statement are sold (such time frame, as extended from time to time, shall be referred to herein as the “Effective Period”). Following the later of (i) the effectiveness of the Registration Statement and (ii) the day which is six (6) months following the Closing Date (such date, the “Start Date”), Parent may, at any time, suspend the effectiveness of the Registration Statement for up to an aggregate of 60 days, as appropriate (a “Suspension Period”), by giving notice to the Company Shareholders, if Parent shall have determined that Parent may be required to disclose any material corporate development or as otherwise required by applicable U.S. securities Laws. Notwithstanding the foregoing, Parent may not suspend the effectiveness of the Registration Statement more than two times during any twelve-month period following the Start Date, subject to applicable U.S. securities Laws. Parent shall inform each Company Shareholder of any such Suspension Period and will instruct such Company Shareholders (and by executing this Agreement each Company Shareholder agrees) not to sell any Relevant Shares pursuant to the Registration Statement until (a) such Person is advised in writing by Parent that the use of the Registration Statement may be resumed, or (b) such Person has received copies of any additional or supplemental or amended prospectus, if applicable, or (c) such Person has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such prospectus.

(b) If the Registration Statement ceases to be effective for any reason at any time during the Effective Period, Parent shall use its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof. If a Registration Statement is filed, Parent shall use its commercially reasonable efforts to cause such Registration Statement to become effective as promptly as is reasonably practicable and shall use its commercially reasonable efforts to keep such Registration Statement continuously effective until the end of the Effective Period.

(c) In connection with the filing of the Registration Statement, Parent will, as soon as reasonably possible:

(i) furnish to the Company Shareholders whose shares are covered in the Registration Statement (the “Holders”) such number of copies of the prospectus for the Registration Statement, including a preliminary prospectus (and amendments or supplements thereto), in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Relevant Shares owned by them;

(ii) use its reasonable commercial efforts to register and qualify the Relevant Shares covered by such Registration Statement under such other United States securities or blue sky Laws of such jurisdictions within the United States as will be reasonably requested by the Company Shareholders; provided that Parent will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such state or jurisdiction unless Parent is already so qualified or subject to service of process, respectively, in such jurisdiction; and

(iii) promptly notify the Company Shareholders in writing at any time when a prospectus relating to the Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(d) Company Shareholder Obligations.

(i) At least ten (10) Business Days prior to the first anticipated filing date of any Registration Statement, Parent shall notify each Company Shareholder of the information Parent requires from such Company Shareholder in order for such Company Shareholder to have any of such Company Shareholders’ Relevant Shares included in the Registration Statement. Each Company Shareholder shall provide a completed Company Shareholder Questionnaire and such other information request by Parent to Parent at least four (4) Business Days prior to the first anticipated filing date of such Registration Statement in order for such Company Shareholder to have any Relevant Shares included in the Registration Statement. Parent shall not have any obligation to register the Relevant Shares pursuant to this Agreement or otherwise with respect to Relevant Shares held by any Company Shareholder that does not comply with the terms and conditions of this Agreement.

(ii) Each Company Shareholder agrees to cooperate with Parent as reasonably requested by Parent in connection with the preparation and filing of a Registration Statement hereunder, unless such Company Shareholder has notified Parent in writing of its election to exclude all of its Relevant Shares from such Registration Statement.

(iii) Each Company Shareholder agrees that, upon receipt of any notice from Parent of the commencement of a Suspension Period, such Company Shareholder will immediately discontinue disposition of Relevant Shares pursuant to the Registration Statement covering such Relevant Shares, until the Company Shareholder is advised by the Company that such dispositions may again be made.

(e) Indemnification.

(i) By Parent. To the fullest extent permitted by Law, Parent will indemnify, defend and hold harmless each Holder, the officers, directors, agents and employees of each of them, each Person who controls any Holder within the meaning of Section 15 of the Securities Act or Section 12 of the Exchange Act, and the officers, directors, agents and employees of each such controlling Person, against any losses, claims, damages, or liabilities (joint or several) to which such Holder may become subject under the Securities Act, the Exchange Act, other U.S. federal or state Law or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):

(A) any untrue statement of a material fact contained in a Registration Statement filed by Parent pursuant to which Relevant Shares are sold, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(B) the omission to state in such registration statement, preliminary prospectus or final prospectus or any amendments or supplements thereto, a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(C) any violation by Parent of the Securities Act, the Exchange Act, any U.S. federal or state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any U.S. federal or state securities Law in connection with the offering of Relevant Shares covered by such Registration Statement;

provided, however, that the indemnity agreement contained in this Section 7.17(e)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the prior written consent of Parent, nor shall Parent be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder or as result of any violation by a Holder of the Securities Act, the Exchange Act, any U.S. federal or state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any U.S. federal or state securities Law.

(ii) By Holders. To the fullest extent permitted by Law, each Holder will indemnify and hold harmless Parent, its directors, officers, agents and employees, each Person, if any, who controls Parent within the meaning of Section 15 of the Securities Act or Section 12 of the Exchange Act, any underwriter and any other Holder selling securities under such Registration Statement, against any losses, claims, damages or liabilities (joint or several) to which Parent or any such director, officer, agent, employee, controlling Person, underwriter or other such Holder may become subject under the Securities Act, the Exchange Act, other federal or state Law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with the Registration Statement; and each such Holder will indemnify and reimburse Parent and any such director, officer, agent, employee, controlling Person, underwriter or other Holder for any reasonable attorneys’ fees and other expenses reasonably incurred by Parent or any such director, officer, agent, employee, controlling Person, underwriter or other Holder in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred. In no event will the liability of any Holder under this Section 7.17(e)(ii) exceed the net proceeds from the applicable sale of Relevant Shares received by such Holder.

(iii) Promptly after receipt by an indemnified party under this Section 7.17(e) of notice of the commencement of any Action against, such indemnified party; such indemnified party will, if a claim for indemnification or contribution in respect thereof is to be made against any indemnifying party under this Section 7.17(e), deliver to the indemnifying party a written notice of the commencement thereof and, if the indemnifying party is Parent, Parent shall have the right to control the defense of such Action, and if Parent fails to defend such action it shall indemnify and reimburse the Holders for any reasonable attorneys’ fees and other expenses reasonably incurred by them in connection with investigating or defending such Action; provided, however, that: (x) Parent shall also have the right, at its option, to assume and control the defense of any Action with respect to which Parent or any Person entitled to be indemnified by the Holders under Section 7.17(e) is entitled to indemnification from the Holders; (ii) the indemnified party or parties shall have the right to participate at its own expense in the defense of such Action and (but only to the extent agreed in writing with Parent and any other indemnifying party similarly noticed) to assume the defense thereof with counsel mutually satisfactory to the parties; and (iii) an indemnified party shall have the right to retain its own counsel, with the fees and expenses of such counsel to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to an actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure of an indemnified party to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such Action, if prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under Section 7.17(e), but the omission so to deliver written notice to the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 7.17(e).

ARTICLE 8

PRE-CLOSING TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(a) by written agreement of Buyer and the Company;

(b) by either the Buyer or the Company, if the Closing shall not have occurred by 5:00 pm Israel time on May 21, 2015; provided that in the event that such failure to consummate the Closing results from any pending 341 Legal Proceeding or otherwise with respect to the enforceability of the transactions contemplated by this Agreement, then if the Company believes in good faith that the Closing Date may occur within an additional up to sixty (60) days then, at the request of the Company such period will be extended by an additional up to sixty (60) days; provided further that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Buyer or the Company, if: (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibits or otherwise prevents the consummation of the Acquisition, or (ii) any Governmental Authority shall have issued or granted a restraining order, injunction, or other similar legal restraint, in any such case that has the effect of making the Acquisition illegal or otherwise prohibits or otherwise restrains the consummation of the Acquisition, and such order, injunction or restraint shall have become final and non-appealable;

(d) by the Buyer, if any Governmental Authority shall have taken any action, or enacted, issued, promulgated, enforced any Law that has, or would have, the effect of (i) prohibiting Buyer’s ownership or operation of any portion of the business of the Company or any of its Subsidiaries, (ii) compelling Buyer or the Company to dispose of or hold separate all or any portion of the business or assets of Buyer or the Company with its Subsidiaries, taken as a whole, in either case in connection with the Acquisition, (iii) prohibiting the consummation of the Acquisition, or (iv) imposing limitations on the ability of Buyer to consummate the Acquisition;

(e) by the Buyer, if there has been a breach of any representation, warranty, covenant or agreement of the Company or a Company Shareholder set forth in this Agreement such that, if not cured on or prior to the Closing Date, the conditions set forth in Sections 2.3(b)(i) or 2.3(b)(ii) would not be satisfied and such breach has not been cured within thirty (30) days after written notice thereof to the Company; provided that neither the Buyer nor Parent has breached any of its representations, warranties, obligations or agreements hereunder, such that the conditions set forth in Sections 2.3(c)(i) or 2.3(c)(ii) would not be satisfied as of the time of the Company’s or Company Shareholder’s breach or as of the time such representations or warranty of the Company or Company Shareholder shall have become untrue, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) by the Company, if there has been a breach of any representation, warranty, covenant or agreement of the Buyer or Parent set forth in this Agreement such that, if not cured on or prior to the Closing Date, the conditions set forth in Sections 2.3(c)(i) or 2.3(c)(ii) would not be satisfied and such breach has not been cured within thirty (30) days after written notice thereof to Buyer; provided that neither the Company nor a Company Shareholder has breached any of its representations, warranties, obligations or agreements hereunder, such that the conditions set forth in Sections 2.3(b)(i) and 2.3(b)(ii) would not be satisfied as of the time of the Buyer’s or Parent’s breach or as of the time such representations or warranty of the Buyer or Parent shall have become untrue, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured.

8.2 Effect of Termination. In the event of termination of this Agreement pursuant to the terms of Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Buyer, Parent, the Company or their respective officers, directors or shareholders, or any Company Shareholder; provided, however, that notwithstanding any termination of this Agreement, following any termination of this Agreement in accordance with its terms, any party hereto shall remain liable thereafter for any fraud, intentional misrepresentation or intentional breach of any covenant or obligation under this Agreement that occurred prior to such termination; and provided further that the provisions of Section 7.6 (Confidentiality), Section 7.7 (Public Announcements), Section 7.9 (Fees and Expenses), this Section 8.2 and Article 11 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article 8.

8.3 Amendments and Waivers.

(a) Subject to applicable Law, any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Buyer, Parent, the Company and the Representative, or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) Subject to applicable Law, any provision of this Agreement may be amended following the Closing if, but only if, such amendment is in writing and is signed by the Buyer, Parent, the Company, the Representative and the former holders of a majority in interest of the Company Shares as of the Closing Date (and the Representative shall certify such majority in interest was obtained).

(c) No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

ARTICLE 9

POST-CLOSING INDEMNIFICATION

9.1 Survival of Representations and Warranties; Survival of Covenants.

(a) If the Acquisition is consummated, the representations and warranties of the Company and the Company Shareholders set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Company or the Company Shareholders under or pursuant to this Agreement, shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Israel time) on the eighteen (18) month anniversary of the Closing Date; provided, however, that the representations and warranties of (x) the Company Shareholders set forth in (A) Section 4.1 (Organization and Good Standing), (B) Section 4.2 (Authority and Enforceability), (C) Section 4.3 (No Conflicts) and (D) Section 4.4 (Title to Shares); and (y) the Company set forth in (A) Section 3.1 (Organization and Good Standing), (B) Section 3.2 (Authority and Enforceability), (C) Section 3.4 (No Conflicts), (D) Section 3.5 (Capitalization) and (E) Section 3.11 (Taxes) (such representations and warranties of the Company Shareholders referred to in (x) and of the Company referred to in (y) being collectively referred to hereinafter as the “Seller Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Israel time) on the seventy-two (72) month anniversary of the Closing Date (the survival period of each such representation and warranty, as applicable, shall be referred to in this Section 9.1(a) as the “Survival Period”); and provided further that in the event of any fraud of or by the Company or any Company Shareholder in respect of any such representations or warranties, such representations and warranties made by the Company or such Company Shareholder, as applicable, shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations in respect of the matters addressed by any such representations or warranties. In the event that any Buyer Indemnified Party shall bring an Indemnification Claim in respect of a breach of a representation or warranty of the Company or any Company Shareholder set forth in this Agreement or in any agreement, document, certificate or other instrument required to be delivered by the Company or the Company Shareholders under or pursuant to this Agreement prior to the expiration of the Survival Period applicable to the representation or warranty of the Company or any such Company Shareholder on which such Indemnification Claim is based, then such representation or warranty shall continue in full force and effect with respect to such Indemnification Claim until the final resolution of such Indemnification Claim hereunder. No right to indemnification under this Article 9 in respect of a breach of a representation or warranty of the Company or any Company Shareholder set forth in this Agreement, which is set forth in an Indemnification Claim delivered prior to the expiration of the applicable Survival Period shall be affected by the expiration of the Survival Period applicable to such representation or warranty with respect to such Indemnification Claim. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto that the survival periods set forth in this Section 9.1 will supersede any applicable statute of limitations applicable to such representations and warranties, including the Israeli Statute of Limitation, 1958 as set forth in Section 19 thereof.

(b) If the Acquisition is consummated, the representations and warranties of the Buyer and Parent set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Buyer or Parent under or pursuant to this Agreement, shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Israel time) on the eighteen (18) month anniversary of the Closing Date; provided, however, that the representations and warranties of the Buyer and Parent set forth in (A) Section 5.1 (Organization and Good Standing), (B) Section 5.2 (Authority and Enforceability), (C) Section 5.3 (No Conflicts), (D) Section 5.5 (Capitalization) and (E) Section 5.6 (Valid Issuance) (such representations and warranties of the Buyer and Parent being collectively referred to hereinafter as the “Buyer Fundamental Representations”) shall survive the Closing and shall remain in full force and effect until 11:59 p.m. (Israel time) on the seventy-two (72) month anniversary of the Closing Date (the survival period of each such representation and warranty, as applicable, being referred to in this Section 9.1(b) as the “Survival Period”); and provided further that in the event of any fraud or intentional misrepresentation of or by the Buyer or Parent in respect of any such representations or warranties, such representations and warranties made by the Buyer or Parent, as applicable, shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute of limitations in respect of the matters addressed by any such representations or warranties. In the event that any Seller Indemnified Party shall bring an Indemnification Claim in respect of a breach of a representation or warranty of the Buyer or Parent set forth in this Agreement prior to the expiration of the Survival Period applicable to the representation or warranty on which such Indemnification Claim is based, then such representation or warranty shall continue in full force and effect with respect to such Indemnification Claim until the final resolution of such Indemnification Claim hereunder. No right to indemnification under this Article 9 in respect of a breach of a representation or warranty of the Buyer or Parent set forth in this Agreement, which is set forth in an Indemnification Claim delivered prior to the expiration of the applicable Survival Period shall be affected by the expiration of the Survival Period applicable to such representation or warranty with respect to such Indemnification Claim. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto that the survival periods set forth in this Section 9.1 will supersede any applicable statute of limitations applicable to such representations and warranties, including the Israeli Statute of Limitation, 1958 as set forth in Section 19 thereof.

(c) All of the covenants and other agreements of the Buyer, Parent, the Company, the Company Shareholders and the Representative set forth in this Agreement that contemplate performance following the Closing shall survive the Closing in accordance with their respective terms.

9.2 Indemnification of Buyer Indemnified Parties.

(a) Indemnification. Subject to the limitations set forth in this Article 9, from and after the Closing, the Company Shareholders and any Person who holds a Vested Company Option immediately prior to the Closing (each, a “Seller Indemnifying Party” and, collectively, the “Seller Indemnifying Parties”) shall, severally but not jointly, indemnify and hold harmless the Buyer and, following the Closing, the Company and any of its Subsidiaries immediately prior to Closing, and their respective directors, officers, employees, and Affiliates (each a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Damages paid, sustained or incurred by a Buyer Indemnified Party resulting from any of the following:

(i) any breach or failure of any representation or warranty made by the Company in this Agreement or in any agreement, document, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement (other than the Fundamental Representations) to be true and correct as of the date hereof (or the date of delivery of such other instrument) or as of the Closing Date as if such representation or warranty had been made at and as of the Closing Date (without giving effect to any Update Notice);

(ii) any breach or failure of any Fundamental Representations made by the Company in this Agreement to be true and correct as of the date hereof or as of the Closing Date as if such Fundamental Representation had been made at and as of the Closing Date;

(iii) any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement;

(iv) any costs of defense, settlement or other payments in respect of appraisal, dissenters or similar claims by Company Securityholders in connection with the Acquisition (including any 341 Legal Proceeding), to the extent such amounts exceed the amounts otherwise payable pursuant to the Payment Spreadsheet;

(v) any inaccuracy in the Payment Spreadsheet which causes the Buyer to pay any amounts to Company Securityholders in excess of the Acquisition Consideration and the Earn Out Amount, if any, in the Payment Spreadsheet;

(vi) subject to the Buyer’s compliance with Sections 7.11(b), 7.11(f) and 7.11(g) (Tax Matters) (except for failure to comply that does not prejudice the rights of the Seller Indemnifying Parties), any Pre-Closing Taxes, excluding (A) any Taxes that arise in a taxable period after the Closing Date that result directly or indirectly from reduction of net operating loss carry-forwards of the Company, if any; (B) any Taxes that are or may be off-set against tax losses with respect to any periods prior to or on the Closing Date (including as a result of the Acquisition); (C) any Taxes that are accounted for and reflected in the Closing Adjustment or the Post Closing Adjustment; (D) any Transaction Payroll Taxes (except for Transaction Payroll Taxes which are paid by the Company in respect of bonuses made to Employees, directors or officers as a result of the Acquisition); and (E) any Taxes which result from or are increased as a result of any actions taken by any member of the Buyer’s Group (including the Company or any of the Company’s Subsidiaries) or any change in accounting methods, Tax elections or practices by the Company or any of the Company’s Subsidiaries; and

(vii) any fraud of the Company in connection with this Agreement or any agreement, document, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement.

(b) Subject to the limitations set forth in this Article 9, from and after the Closing, each Seller Indemnifying Party shall, severally but not jointly, indemnify and hold harmless each Buyer Indemnified Party from, against and in respect of any and all Damages paid, sustained or incurred by a Buyer Indemnified Party resulting from any of the following:

(i) any breach or failure of any representation or warranty made by such Seller Indemnifying Party in this Agreement or in any certificate delivered by such Seller Indemnifying Party under or pursuant to this Agreement (other than the Fundamental Representations) to be true and correct as of the date hereof or as of the Closing Date as if such representation or warranty had been made at and as of the Closing Date;

(ii) any breach or failure of any Fundamental Representations of such Seller Indemnifying Party in this Agreement to be true and correct as of the date hereof or as of the Closing Date as if such Fundamental Representation had been made at and as of the Closing Date;

(iii) any failure by the Seller Indemnifying Party to perform or comply with any of its covenants or agreements set forth in this Agreement;

(iv) any claim or right asserted or held by such Seller Indemnifying Party in its capacity as a Company Securityholder (but not in a capacity of an employee, director or consultant) involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy with respect to any act or omission on the part of such Seller Indemnifying Party at or prior to the Closing;

(v) subject to the Buyer’s compliance with Sections 7.11(b), 7.11(f) and 7.11(g) (Tax Matters) (except for failure to comply that does not prejudice the rights of the Seller Indemnifying Parties), any Taxes with respect to the Acquisition which are relevant to such Seller Indemnifying Party; and

(vi) any fraud of such Seller Indemnifying Party in connection with this Agreement or any agreement, document, certificate or other instrument required to be delivered by such Seller Indemnifying Party under or pursuant to this Agreement.

For purposes of determining the amount of any Damage suffered or incurred by a Buyer Indemnified Party, any qualifications in the representations, warranties and covenants with respect to a materiality, material or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Damages attributable to a breach of any representation, warranty or covenant of the Company set forth in this Agreement or in any of the ancillary agreements, exhibits, schedules or certificates to, or delivered in connection with this Agreement.

(c) Limitations on Indemnification.

(i) Notwithstanding anything to the contrary herein, from and after the Closing, the liability of any Seller Indemnifying Party that commits fraud in connection with the Agreement or in any of the ancillary agreements, exhibits, schedules or certificates to, or delivered in connection with this Agreement, will not be limited in any manner with respect to such fraud committed by such Seller Indemnifying Party.

(ii) Except in the case of fraud, the Buyer Indemnified Parties, as a group, may not recover any Damages pursuant to a Buyer Indemnification Claim (A) under Sections 9.2(a)(i), 9.2(a)(iii), Section 9.2(b)(i) or 9.2(b)(iii) unless and until the Buyer Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $1,500,000 in Damages in the aggregate (the “Basket Amount”), and (B) under Sections 9.2(a)(vi) or 9.2(b)(v) unless and until the Buyer Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $150,000 in Damages in the aggregate, in each which case the Buyer Indemnified Parties shall be entitled to recover all Damages paid, incurred, suffered or sustained by the Buyer Indemnified Parties as a group (from the first dollar, but subject to the other limits in this Section 9.2(c).

(iii) Subject to Section 9.2(c)(i), the liability of each (x) Seller Indemnifying Party who is either (i) a Company Shareholder or (ii) the Current CEO, for all Buyer Indemnification Claims under Sections 9.2(a)(i), 9.2(a)(iii), 9.2(b)(i) and 9.2(b)(iii); and (y) each Seller Indemnifying Party who is not a Company Shareholder (other than the Current CEO) for all Buyer Indemnification Claims under this Article 9, shall be limited to such Seller Indemnifying Party’s respective Pro Rata Share of the balance of the Escrow Fund.

(iv) Subject to Section 9.2(c)(i), the liability of each Seller Indemnifying Party that is a Company Shareholder and the Current CEO for all Buyer Indemnification Claims under this Article 9, other than the Buyer Indemnification Claims referred to in and capped under Section 9.2(c)(iii), shall be limited, in the aggregate, to an amount equal to the aggregate portion of the Acquisition Consideration including any Earn Out Amount actually paid to such Seller Indemnifying Party pursuant to this Agreement, provided, however, that for the purposes of determining the value of the aggregate portion of the Acquisition Consideration actually paid to a Seller Indemnifying Party or the Current CEO for the purposes of the foregoing, with respect to each share of Parent Common Stock received, the value of the Parent Common Stock shall be deemed to be the actual consideration received by such Seller Indemnifying Party upon the sale of the Parent Common Stock issued to him, her or it as part of the Acquisition Consideration.

(v) The Escrow Fund will always be the Buyer Indemnified Parties’ first recourse with respect to the indemnification obligations of the Seller Indemnifying Parties and any indemnification obligation payable out of the Escrow Fund shall be paid in cash, provided, however, that if the cash portion of the Escrow Fund has been exhausted, and there are shares of Parent Common Stock deposited in the Escrow Fund, such Buyer Indemnified Party may elect to receive all or a portion of the Damages for which such Buyer Indemnified Party is entitled from the Escrow Fund in the form of shares of Parent Common Stock in an amount equal to such Damages divided by the average closing price of a share of Parent Common Stock on the NYSE in the 30 trading days preceding the date on which payment of the Damages from the Escrow Fund is due.

(vi) Except in the case of fraud in connection with the Agreement or in any of the ancillary agreements, exhibits, schedules or certificates to, or delivered in connection with this Agreement, the indemnification obligations provided in Article 9 of this Agreement will be the sole and exclusive remedy of the Buyer Indemnified Parties in connection with this Agreement or any of the ancillary agreements, exhibits, schedules or certificates to, or delivered in connection with this Agreement, except that the foregoing shall not limit the right to seek specific performance, a restraining order or injunctive relief with respect to any provision of this Agreement or any of the ancillary agreements, exhibits, schedules or certificates to, or delivered in connection with this Agreement. The Buyer Indemnified Parties hereby irrevocably waive, as of Closing, any right to seek any other remedy of any kind or nature, in law or in equity, on any basis, other than indemnification under Article 9 of this Agreement and specific performance, a restraining order or injunctive relief.

(vii) In the event that any Buyer Indemnified Party is entitled to receive indemnification under this Article 9 from the Seller Indemnifying Parties, then the Seller Indemnifying Parties shall be responsible and liable severally and not jointly for such indemnification obligation and each Seller Indemnifying Party shall only be responsible for its respective Pro Rata Share of such indemnification obligation; provided that, if and to the extent that any Buyer Indemnified Party is entitled to receive indemnification under Section 9.2(b) from a Selling Indemnifying Party, then the Buyer Indemnified Parties shall be entitled to indemnification only from the Selling Indemnifying Party upon whom the indemnification obligation arises.

(viii) Damages shall be offset by an amount equal to the amount of any net insurance or other indemnification proceeds (taking into account any deductible and increase in premiums attributable to such Damages) that are actually received by or are due to such Buyer Indemnified Party in connection with such Damages.

(ix) No Buyer Indemnified Party shall be indemnified more than once for the same Damage suffered, regardless of whether such Damage may be attributed to more than one indemnity, breach of several paragraphs of the representations and warranties or the breach of or default in connection with several covenants or obligations herein, and regardless whether or not such breaches of covenants or misrepresentations are made with fraud.

(x) The Seller Indemnifying Parties shall have no liability for Damages (and such Damages shall be disregarded for all purposes hereunder): (i) to the extent the matter giving rise to Damages is provided for, accrued or reserved in the Closing Net Working Capital or Closing Net Indebtedness; or (ii) which are punitive, consequential, indirect or special damages, including loss of profit or loss of opportunity, regardless of the form of action through which such Damages are sought.

(xi) For the avoidance of doubt, the Seller Indemnifying Parties shall have no liability for any matter or for any infringement, misappropriation or violation of any Intellectual Property Rights of any Person if arising out of or resulting from or occasioned by: (i) the combination, integration or bundling by any Buyer Indemnified Party of the Company Intellectual Property with other services, Technology, software or intellectual property (including of the Buyer or any member of the Buyer’s Group) if such liability, infringement misappropriation or violation would not have been incurred or occurred but for such combination, integration or bundling (i.e., if such combination, integration or bundling exists as of the date hereof, the exclusion included in this clause (i) shall not apply); (ii) the modification by any Buyer Indemnified Party or on its behalf of the Company Intellectual Property if such liability, infringement misappropriation or violation would not have incurred or occurred but for such modification. Accordingly and subject to the limitations contained herein and without derogating from the generality of the foregoing, any representations or warranties of the Company relating to Intellectual Property Rights or the Company Products, services or Technology of the Company or any of the Company’s Subsidiaries is limited to and refers (as applicable) to Company Intellectual Property in its state as of the date hereof and as of the Closing, and the operation of the business of the Company and the Company’s Subsidiaries as of the Closing in the absence of the Acquisition.

(xii) The Seller Indemnifying Parties shall have no liability in respect of any Buyer Indemnification Claim relating to a Third Party Claim (as defined below) which is not, and does not become within twelve (12) months of a Third Party Claim Notice (as defined below), an actual Action.

(xiii) The Seller Indemnifying Parties shall have no liability in respect of any Buyer Indemnification Claim relating to any matter or thing after the date of this Agreement done or omitted to be done at the request of or with the consent of the Buyer, Parent or any member of the Buyer’s Group.

(xiv) The Seller Indemnifying Parties shall have no liability in respect of any Buyer Indemnification Claim if and to the extent that: (A) the Buyer Indemnification Claim would not have arisen but for any act, omission, transaction or arrangement (or any combination of the same) having effect after Closing of the Buyer, Parent, any member of the Buyer’s Group, the Company or any of the Company’s Subsidiaries, or any of their respective directors, employees, agents, consultants or advisers, other than any act, omission, transaction or arrangement (or any combination of the same) in reliance on any representations, warranties or covenants of the Company or any of the Seller Indemnified Parties in this Agreement or any of the ancillary agreements, exhibits, schedules or certificates to, or delivered in connection with this Agreement; (B) the Buyer Indemnification Claim would not have arisen but and only but for any change in the accounting policy or practice of the Company or any of the Company’s Subsidiaries having effect after Closing; (C) the Buyer Indemnification Claim arises or is increased as a result of the passing of, or any change in or any change in the interpretation of, any Law after the date of this Agreement; (D) the Buyer Indemnification Claim arises or is increased as a direct result of the Buyer or Parent not complying with its obligations under this Agreement; (E) the subject matter of the Buyer Indemnification Claim has been made whole or has otherwise been compensated for without cost or expense to the Buyer; (F) the Damages suffered or incurred by the Buyer, Parent the Company or any of the Company’s Subsidiaries is used to or is capable of being used by Parent, the Buyer, any member of the Buyer’s Group, the Company or any of the Company’s Subsidiaries to obtain a tax benefit, to the extent of the benefit derived or capable of being derived; or (G) the Buyer Indemnification Claim arises in respect of a matter, event or circumstance where the Buyer, Parent, any member of the Buyer’s Group, the Company or any of the Company’s Subsidiaries is recovered from some other person any loss or damage arising from that matter, event or circumstances, net of any costs to such Person.

(d) Buyer Indemnification Claims. Subject to the limitations set forth in Section 9.2(b) hereof:

(i) If a Buyer Indemnified Party wishes to seek indemnification under this Article 9 (each, a “Buyer Indemnification Claim”), such Buyer Indemnified Party shall so notify the Representative in a written notice, signed by such Buyer Indemnified Party (each, a “Buyer Claim Certificate”): (A) stating that such Buyer Indemnified Party has paid, sustained or incurred any Damages, or reasonably anticipates that it will pay, sustain or incur any Damages, (B) specifying in reasonable detail (to the extent available to such Buyer Indemnified Party) the individual items of Damages included in the amount so stated (and the method of computation of each such item of Damages, if applicable), the date each such item of Damages was paid, sustained or incurred, or the basis for such reasonably anticipated Damages, (C) providing a brief description in reasonable detail (to the extent available to such Buyer Indemnified Party) of the facts, circumstances or events giving rise to each item of Damages based on such Buyer Indemnified Party’s good faith belief thereof and (D) stating the basis for indemnification under Section 9.2 to which such item of Damages is related (including, if applicable, the specific nature of the misrepresentation, or the breach of warranty or covenant). In the event a Buyer Indemnification Claim is made, the Buyer and the Company shall afford to the Representative and its advisors and representatives, such access to the documents, books, records, data, information, directors, officers, management and employees of the Buyer and the Parent (including the Company and any of the Company’s Subsidiaries) as the Representative may reasonably request for purposes of assessing the Buyer Indemnification Claim.

(ii) Subject to the limitations set forth in Section 9.2(c) and provided that the Buyer and the Company have complied with their obligations in Section 9.2(d)(i) (except for failure to comply that does not prejudice the rights of the Seller Indemnifying Parties), if the Representative shall not object in writing pursuant to Section 9.2(d)(iv) to any individual items of Damages set forth in a Buyer Claim Certificate duly delivered by Buyer pursuant to Section 9.2(d)(i) within thirty (30) days after receipt by the Representative of such Buyer Claim Certificate, the Representative shall be conclusively deemed to have acknowledged and irrevocably consented (x) to the Buyer Indemnified Party’s recovery of the full amount of all such items of Damages set forth in such Buyer Claim Certificate (in the case of a Buyer Indemnification

Claim as set forth in Section 9.2(c)(iii), solely to the extent that such Damages do not exceed the Escrow Fund) at such time, and (y) if and to the extent necessary, and without further notice, to have stipulated to the entry of a final judgment for damages against the Seller Indemnifying Parties for such items of Damages in any court having competent jurisdiction over the matter; provided, however, that notwithstanding anything to the contrary herein, with respect to Buyer Indemnification Claims against an individual Company Shareholder, the Buyer Indemnified Parties may only receive Damages from the Escrow Fund up to an amount equal to such individual Company Shareholder’s respective Pro Rata Share of the then available Escrow Fund. Upon receipt of any Buyer Claim Certificate, the Escrow Agent shall not release any portion of the Escrow Fund to any Buyer Indemnified Party or Parties pursuant to this Agreement, the Escrow Agreement or the Paying Agent Agreement unless and until (i) the Escrow Agent shall have received written authorization from the Representative to release any portion of the Escrow Fund, or (ii) the Representative shall have failed to object in writing pursuant to Section 9.2(d)(iv) to any individual items of Damages set forth in such Buyer Claim Certificate within thirty (30) days after receipt of such Buyer Claim Certificate by the Representative.

(iii) In the event that the Escrow Agent shall receive written authorization from the Representative to release to any Buyer Indemnified Party or Parties any portion of the Escrow Fund pursuant to Section 9.2(d)(ii) the Escrow Agent shall release such portion of the Escrow Fund in accordance with such written instructions. In the event that the Representative shall have failed to object in writing pursuant to Section 9.2(d)(iv) to any individual items of Damages set forth in a Buyer Claim Certificate relating to a claim for indemnification pursuant to Section 9.2 within thirty (30) days after receipt by the Representative of such Buyer Claim Certificate, the Escrow Agent shall promptly release to the relevant Buyer Indemnified Party or Parties (as instructed by the Buyer in writing) from the Escrow Fund an amount equal to the amount of all such items of Damages specified in such Buyer Claim Certificate with respect to which the Representative has not objected in writing pursuant to Section 9.2(d)(iv). Any amounts released to any Buyer Indemnified Party or Parties pursuant to the preceding sentence shall be deemed to reduce each Seller Indemnifying Party’s interest in the Escrow Fund in accordance with his, her or its respective Pro Rata Share of the Escrow Fund (other than in the case of a Buyer Indemnification Claim that is limited to a particular Company Shareholder pursuant to Section 9.2(c)(iii), in which case any such amounts shall be deemed to reduce only such Company Shareholder’s respective portion of the Escrow Fund).

(iv) In the event that the Representative seeks to contest any individual items of Damages set forth in a Buyer Claim Certificate received from Buyer pursuant to Section 9.2(d)(i), the Representative shall notify Buyer in writing, within thirty (30) days after receipt of such Buyer Claim Certificate, of the objection, which notice shall set forth a brief description in reasonable detail of the basis for objecting to each item of Damages. In the event of indemnification sought directly against a Company Shareholder, the Representative may appoint the Company Shareholder who is alleged to be in breach to handle all matters related to such Buyer Indemnification Claim on behalf of the Representative, and all references in this Section 9.2(d)(iv) to the Representative in such event shall include such Company Shareholder. Upon the Buyer’s receipt of a written notice of objection from the Representative pursuant to the preceding sentence, the Buyer and the Representative shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Damages. If the Representative and the Buyer should so agree, a memorandum setting forth the agreement reached by the parties with respect to such disputed items of Damages shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the instructions set forth in any such memorandum.

(v) If within forty-five (45) days after receipt by the Representative of such Buyer Claim Certificate, and after good faith negotiations, the parties are unable to agree on the rights of the respective parties with respect to any disputed items of Damages set forth in a Buyer Claim Certificate, either the Buyer or the Representative may submit any such dispute for resolution pursuant to the provisions of Section 11.10 hereof. The Escrow Agent shall be entitled to act in accordance with the decision resulting therefrom and shall distribute the amount of the Escrow Fund in accordance therewith.

(e) Company Shareholders. In no event shall the Company or the Buyer be obligated to reimburse, contribute, indemnify or hold harmless any Company Shareholder in any capacity for or in connection with any Damages or indemnification obligations of any Company Shareholders in connection with this Agreement or the Acquisition.

(f) Treatment of Indemnification Payments. The Seller Indemnifying Parties, the Representative and the Buyer agree to treat (and cause their Affiliates to treat) any payments received pursuant to this Section 9.2 as adjustments to the Acquisition Consideration for all Tax purposes, to the maximum extent permitted by Law.

9.3 Indemnification of Seller Indemnified Parties.

(a) Subject to the limitations set forth in this Article 9, from and after the Closing, each of Parent and the Buyer (each, a “Buyer Indemnifying Party” and, collectively, the “Buyer Indemnifying Parties”) shall, severally and not jointly, indemnify and hold harmless the Company Shareholders and any Person who holds Vested Company Options immediately prior to Closing (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Damages paid, sustained or incurred by a Seller Indemnified Party resulting from any of the following:

(i) any breach or failure of any representation or warranty made by such Buyer Indemnifying Party in this Agreement or any agreement, document, certificate or other instrument required to be delivered by such Buyer Indemnifying Party under or pursuant to this Agreement (other than the Fundamental Representations) to be true and correct as of the date hereof or as of the Closing Date as if such representation or warranty had been made at and as of the Closing Date;

(ii) any breach or failure of any Fundamental Representations of such Buyer Indemnifying Party in this Agreement to be true and correct as of the date hereof or as of the Closing Date as if such representation or warranty had been made at and as of the Closing Date;

(iii) any failure by such Buyer Indemnifying Party to perform or comply with any of its respective covenants or agreements set forth in this Agreement;

(iv) any fraud of such Buyer Indemnifying Party in connection with this Agreement or any agreement, document, certificate or other instrument required to be delivered by such Buyer Indemnifying Party under or pursuant to this Agreement.

For purposes of determining the amount of any Damage suffered or incurred by a Seller Indemnified Party, any qualifications in the representations, warranties and covenants with respect to a materiality, material or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Damages attributable to a breach of any representation, warranty or covenant of the relevant Buyer Indemnifying Party set forth in this Agreement or in any of the ancillary agreements, exhibits, schedules or certificates to, or delivered in connection with this Agreement.

(b) Limitations on Indemnification.

(i) Notwithstanding anything to the contrary herein, from and after the Closing, the liability of any Buyer Indemnifying Party that commits fraud in connection with the Acquisition will not be limited in any manner with respect to such fraud committed by such Buyer Indemnifying Party.

(ii) Except in the case of fraud, the Seller Indemnified Parties, as a group, may not recover any Damages pursuant to a Buyer Indemnification Claim under Section 9.3(a)(i) or 9.3(a)(iii) unless and until the Seller Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least the Basket Amount in Damages in the aggregate, in which case the Seller Indemnified Parties shall be entitled to recover all Damages paid, incurred, suffered or sustained by the Seller Indemnified Parties as a group (from the first dollar, but subject to the other limitations in this Section 9.3(b)(ii).

(iii) Subject to Sections 9.3(b)(i), the liability of each Buyer Indemnifying Party for all Buyer Indemnification Claims under Sections 9.3(a)(i) and 9.3(a)(iii) shall be limited to an amount equal to 10% of the sum of the Acquisition Consideration.

(iv) Except in the case of fraud in connection with this Agreement or any agreement, document, certificate or other instrument required to be delivered by such Buyer Indemnifying Party under or pursuant to this Agreement, the indemnification obligations provided in Article 9 of this Agreement will be the sole and exclusive remedy of the Seller Indemnified Parties in connection with this Agreement and any agreement, document, certificate or other instrument required to be delivered by such Buyer Indemnifying Party under or pursuant to this Agreement, except that the foregoing shall not limit the right to seek specific performance, a restraining order or injunctive relief with respect to any provision of this Agreement and any agreement, document, certificate or other instrument required to be delivered by such Buyer Indemnifying Party under or pursuant to this Agreement. The Seller Indemnified Parties hereby irrevocably waive, as of Closing, any right to seek any other remedy of any kind or nature, in law or in equity, on any basis, other than indemnification under Article 9 of this Agreement and specific performance, a restraining order or injunctive relief.

(v) Damages shall be offset by an amount equal to the amount of any net insurance or other indemnification proceeds (taking into account any deductible and increase in premiums attributable to such Damages) that are actually received by or are due to such Seller Indemnified Party in connection with such Damages.

(vi) No Seller Indemnified Party shall be indemnified more than once for the same Damage suffered, regardless of whether such Damage may be attributed to more than one indemnity, breach of several paragraphs of the representations and warranties or the breach of or default in connection with several covenants or obligations herein, and regardless whether or not such breaches of covenants or misrepresentations are made with fraud.

(vii) No Buyer Indemnifying Party shall have any liability for Damages (and such Damages shall be disregarded for all purposes hereunder) which are punitive, consequential, indirect or special damages, including loss of profit (excluding, for such purpose, loss of profits resulting from inability to sell shares of Parent Common Stock as a result of a breach of a covenant or representation indemnifiable under this Section 9.3) or loss of opportunity, regardless of the form of action through which such Damages are sought.

(viii) No Buyer Indemnifying Party shall have any liability in respect of any Seller Indemnification Claim relating to a Third Party Claim (as defined below) which is not, and does not become within twelve (12) months of a Third Party Claim Notice (as defined below), an actual Action.

(c) Seller Indemnification Claims.

(i) If a Seller Indemnified Party wishes to seek indemnification under this Article 9 (each, a “Seller Indemnification Claim”), the Representative shall so notify the relevant Buyer Indemnifying Party in a written notice, signed by such a Seller Indemnified Party (each, a “Seller Claim

Certificate”): (A) stating that such Seller Indemnified Party has paid, sustained or incurred any Damages, or reasonably anticipates that it will pay, sustain or incur any Damages, (B) specifying in reasonable detail (to the extent available to such Seller Indemnified Party) the individual items of Damages included in the amount so stated (and the method of computation of each such item of Damages, if applicable), the date each such item of Damages was paid, sustained or incurred, or the basis for such reasonably anticipated Damages, (C) providing a brief description in reasonable detail (to the extent available to such Seller Indemnified Party) of the facts, circumstances or events giving rise to each item of Damages based on such Seller Indemnified Party’s good faith belief thereof and (D) stating the basis for indemnification under Section 9.3 to which such item of Damages is related (including, if applicable, the specific nature of the misrepresentation, or the breach of warranty or covenant).

(ii) Subject to the limitations set forth in Section 9.3(b), if the Buyer Indemnifying Party shall not object in writing pursuant to Section 9.3(c)(iii) to any individual items of Damages set forth in a Claim Certificate delivered by the Representative pursuant to Section 9.3(c)(i) within thirty (30) days after receipt by the Buyer Indemnifying Party of such Seller Claim Certificate, the Buyer Indemnifying Party shall be conclusively deemed to have acknowledged and irrevocably consented (i) to the Seller Indemnified Party’s recovery of the full amount of all such items of Damages set forth in such Seller Claim Certificate at such time, and (ii) if and to the extent necessary, and without further notice, to have stipulated to the entry of a final judgment for damages against the Buyer Indemnifying Party for such items of Damages in any court having competent jurisdiction over the matter.

(iii) In the event that a Buyer Indemnifying Party seek to contest any individual items of Damages set forth in a Seller Claim Certificate received from the Representative pursuant to Section 9.3(c)(i), the Buyer Indemnifying Party shall notify the Representative in writing, within thirty (30) days after receipt of such Seller Claim Certificate, of the objection, which notice shall set forth a brief description in reasonable detail of the basis for objecting to each item of Damages. Upon the Representative’s receipt of a written notice of objection from the Buyer Indemnifying Party pursuant to the preceding sentence, the Representative and the Buyer Indemnifying Party shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Damages.

(iv) If within forty five (45) days after receipt by the Buyer Indemnifying Party of such Seller Claim Certificate, and after good faith negotiations, the parties are unable to agree on the rights of the respective parties with respect to any disputed items of Damages set forth in a Seller Claim Certificate, either the Buyer Indemnifying Party or the Representative may submit any such dispute for resolution pursuant to the provisions of Section 11.10 hereof.

9.4 Defense of Third Party Claims.

(a) In the event that Parent, the Buyer, the Company or any of the Company’s Subsidiaries becomes aware of any fact, matter, event or circumstance which may give rise to an Action against any of them by any third party and such Action may reasonably be expected to give rise to any Seller Indemnifying Party becoming obligated to indemnify any Buyer Indemnified Party pursuant to this Article 9, (a “Third Party Claim”), then Parent, the Buyer or the Company (on behalf of itself and its Subsidiaries), as applicable, shall promptly notify the Representative of such Third Party Claim (the “Third Party Claim Notice”), which Third Party Claim Notice shall include a summary in reasonable detail of the basis for the Third Party Claim and a good faith estimate of the Damages.

(b) The Buyer shall have the right, at its election, to proceed with the defense of such Third Party Claim and to settle, adjust or compromise such Third Party Claim; provided, however, that (A) the Buyer will notify, keep informed, consult, cooperate with and provide regular updates to the Representative in respect of all steps taken and developments relating to such Third Party Claim; (B) the Buyer shall not settle, adjust or compromise the Third Party Claim without first consulting, seeking and taking into account the views of the Representative; (C) the Buyer shall take such action as the Representative may reasonably request to avoid, contest, dispute, resist, appeal, compromise or defend the Third Party Claim; (D) the Representative shall, on behalf of the Seller

Indemnifying Parties and the sole cost and expense of the Seller Indemnifying Parties, be entitled to fully participate in the defense of such Third Party Claim; (E) the Buyer shall afford the Representative and its advisors and representatives, full and unrestricted access to any documents or other information relating to the Third Party Claim or as the Representative may reasonably request for purposes of its participation in the Third Party Claim; and (F) the Representative shall have the right, at its election and to the exclusion of the Buyer, to proceed in the name of Parent, the Buyer, the Company or any of the Company’s Subsidiaries, as applicable, with the defense of, and to settle, adjust or compromise, any Third Party Claim that is a 341 Legal Proceeding or a Third Party Claim related to Pre-Closing Taxes, except that to the extent that a settlement or compromise of a Third Party Claim related to Pre-Closing Taxes has the effect of imposing a liability on the Company or any of its Subsidiaries for post Closing periods, then such settlement or compromise shall be subject to the prior written consent of the Buyer which shall not be unreasonably withheld or delayed. For the avoidance of doubt, any settlement, compromise or adjustment of the Third Party Claim by any Buyer Indemnified Party without the prior written consent of the Representative shall not have any effect on the determination of the Buyer’s indemnification claim under this Article 9 and the amounts paid under or in connection with such settlement, compromise or adjustment shall not constitute Damages.

9.5 Release of Escrow. Within five (5) Business Days after the expiration of eighteen (18) months from Closing (the “Escrow Expiration Date”), the Escrow Agent shall (and, if necessary, the Buyer and the Representatives shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to act accordingly) release from the Escrow Fund to each Selling Indemnifying Party its Pro Rata Share of (i) the aggregate amount, in cash and shares of Parent Common Stock, remaining in the Escrow Fund as of the Escrow Expiration Date; minus (ii) the aggregate amount, as of the Escrow Expiration Date, of the amounts of Damages associated with all claims contained in Buyer Indemnification Claims that have not been finally resolved and paid (such unresolved claims being referred to as the “Unresolved Claims”), except that in the event of an Unresolved Claim for which the Damages are not ascertained and specified in the Buyer Indemnification Claim, the amount to be retained in escrow shall be only an amount equal to a good faith estimate of the then reasonably anticipated Damages based on all available information. Following the Escrow Expiration Date, if an Unresolved Claim is finally resolved, the Escrow Agent shall (and, if necessary, the Buyer and the Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to act accordingly), within five (5) Business Days after the final resolution of such Unresolved Claim and the delivery to the Buyer Indemnified Parties of the amount to be delivered to them from the Escrow Fund pursuant to this Article 9, release from the Escrow Fund to each Seller Indemnifying Party its Pro Rata Share of the amount (if any) by which the aggregate amount held in the Escrow Fund as of the time of such disbursement exceeds the aggregate amount of all remaining Unresolved Claims. Similarly, if based on new information, a good faith estimate of the reasonably anticipated Damages under an Unresolved Claim results in the anticipated Damages being less than the amount retained in Escrow, then the excess amount retained in Escrow shall be released in the same manner as set forth in the previous sentence.

ARTICLE 10

REPRESENTATIVE

10.1 Appointment. The Representative is hereby irrevocably and unconditionally appointed by the Seller Indemnifying Parties (and by the execution of this Agreement as the Representative, the Representative hereby accepts its appointment), effective as of the date of this Agreement, as the exclusive agent and attorney-in-fact, for and on behalf of the Seller Indemnifying Parties, pursuant to the terms of this Agreement and an engagement agreement to be entered into with the Representative prior to Closing, substantially in the form attached hereto as Exhibit E and which is incorporated herein by way of reference (the “Engagement Agreement”), to:

(a) prepare, execute and deliver the Paying Agent Agreement, the Escrow Agreement and any document, certificate or other instrument required to be delivered by or on behalf of the Seller Indemnifying Parties under this Agreement, the Paying Agent Agreement and/or the Escrow Agreement;

(b) agree to, negotiate, enter into and provide amendments and supplements to and waivers in respect of this Agreement, the Paying Agent Agreement and/or the Escrow Agreement;

(c) contest, negotiate, compromise or settle any Buyer Indemnification Claims (or defend against any such Buyer Indemnified Claim) through counsel selected by the Representative, authorize payment to any Buyer Indemnified Party of any of the Escrow Fund, or any portion thereof, in satisfaction of any Buyer Indemnification Claims, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Buyer Indemnification Claims, resolve any Buyer Indemnification Claims, take any actions in connection with the resolution of any dispute relating hereto or to the Acquisition by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Seller Indemnifying Party or necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Paying Agent Agreement and the Escrow Agreement;

(d) consult with legal counsel, independent public accountants and other experts selected by it in respect of Buyer Indemnification Claims;

(e) waive any terms and conditions of this Agreement, the Paying Agent Agreement or the Escrow Agreement providing rights or benefits to the Seller Indemnifying Parties (other than the payment of the Acquisition Consideration in accordance with the terms hereof and in the manner provided herein);

(f) approve, contest, negotiate, compromise or settle any Bookings or Periodic Earn Out Statements as detailed in Section 1.4 hereof, including the selection of an Accounting Expert and referral of any disagreement relating to Bookings or Periodic Earn Out Statements to such Accounting Expert;

(g) amend, update and approve allocations provided in the Payment Spreadsheet; and

(h) take all other actions that are either (i) necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement, the Escrow Agreement, the Paying Agent Agreement or the Engagement Agreement.

10.2 Prohibited Actions. Notwithstanding anything herein to the contrary, the Representative shall not be entitled to, and shall not, take any action that would or could (A) cause any Seller Indemnifying Party’s liability hereunder to exceed its respective portion of the Acquisition Consideration including the Earn Out Payment, (B) result in the amounts payable hereunder to any Seller Indemnifying Party being distributed in any manner other than as set forth in this Agreement, the Paying Agent Agreement and the Escrow Agreement, or (C) result in an increase of any Seller Indemnifying Party’s indemnity or other obligations or liabilities under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations), without (in each case) such Seller Indemnifying Party’s prior written consent. Notwithstanding the foregoing, for the avoidance of doubt, the Representative consenting to all or a portion of an Indemnification Claim in accordance with the procedures set forth in this Agreement and the Escrow Agreement, or entering into a settlement agreement with respect thereto, shall not be deemed to implicate the foregoing subsections (A) through (C) and shall not require the prior written approval of such Seller Indemnifying Parties.

10.3 Notices to and from Representative. Notices or communications to or from the Representative shall constitute notice to or from the Seller Indemnifying Parties. Notwithstanding the foregoing, the Representative shall not be deemed to represent or act on behalf of any Seller Indemnifying Parties with respect to the Tax or other individual matters of such Person, and a notice in this respect to the Representative shall not be deemed to be a notice to such Seller Indemnifying Party. All actions, decisions and instructions of the Representative shall be conclusive and binding upon all of the Seller Indemnifying Parties and each Seller Indemnifying Party acknowledges and agrees that upon execution of this Agreement, the Paying Agent Agreement and the Escrow Agreement, and upon any delivery by the Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Representative in respect of this Agreement, the Paying Agent Agreement or the Escrow Agreement, such Seller Indemnifying Party shall be bound by such documents as fully as if such holder had executed and delivered such documents.

10.4 Liability. The Representative shall not be liable for any act done or omitted hereunder as Representative in the absence of gross negligence or willful misconduct on the part of the Representative. In all questions arising under this Agreement, the Representative may rely on the advice of counsel, and the Representative will not be liable to the Seller Indemnifying Parties for anything done, omitted or suffered by the Representative based on such advice. The Seller Indemnifying Parties shall, severally and not jointly (in accordance with each such Seller Indemnifying Party’s Pro Rata Share), indemnify, defend and hold harmless the Representative and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) (collectively, “Representative Losses”) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Representative pursuant to the terms of this Agreement, in each case as such Representative Loss is incurred or suffered; provided that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Seller Indemnifying Parties the amount of such indemnified Representative Loss attributable to such gross negligence or willful misconduct. Any such losses, liabilities or expenses actually suffered or incurred may be recovered by the Representative only in the following order (to the extent available as such Representative Losses are actually suffered or incurred): (i) first, from the funds in the Expense Fund, (ii) second, from the balance of the Escrow Fund otherwise distributable to the Seller Indemnifying Parties pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Representative to the Escrow Agent; and (iii) third, from the Earn Out Amount at such time as such amounts are otherwise distributable to the Seller Indemnifying Parties, provided that while this Section allows the Representative to be paid from the Expense Fund, the Escrow Fund and the Earn Out Amount, it shall not relieve the Seller Indemnifying Parties from their obligation to promptly pay such Representative Losses as they are suffered or incurred (and any such amounts sought directly from the Seller Indemnifying Parties shall be limited, in the aggregate, to the portion of the Acquisition Consideration actually received by the Seller Indemnifying Parties, in accordance with the terms of this Agreement and shall be borne by the Seller Indemnifying Parties and pro rata, on the basis of such consideration actually received by them), nor does it prevent the Representative from seeking any remedies available to it at Law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Seller Indemnifying Parties or otherwise. The Seller Indemnifying Parties acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Representative or the termination of this Agreement.

10.5 Agreement of the Representative. The Person serving as the Representative pursuant to this Agreement: (i) shall be removed or replaced (if removed (other than pursuant to Subsection (ii) below) or if such Person shall resign) from time to time by the Seller Indemnifying Parties who held, immediately prior to the Closing, a majority of the voting power of the Company on an as converted basis (the “Majority Shareholders”) upon not less than thirty (30) days’ prior written notice to Buyer; and (ii) shall be immediately replaced as agent, by the Majority Shareholders, in the following events: (A) in case any proceeding, whether voluntary or involuntary, is instituted by or against the Representative seeking to adjudicate it bankrupt or insolvent by a decree of a court of competent jurisdiction, or seeking liquidation, winding up, stay of proceedings, arrangement with creditors, protection, or relief of it or its debts under any applicable Law, (B) in case any proceeding, whether voluntary or involuntary, is instituted by or against the Representative, seeking the entry of an order for relief or the appointment of a temporary or permanent receiver, liquidator, custodian trustee, special manager or other similar official for it or for a material part of its assets, or a stay of proceedings, (C) in case of any voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, scheme or arrangement or other compromise or arrangement, reorganization, arrangement, composition or readjustment of debt, stay of proceedings, of or other similar proceedings affecting, the Representative or its assets, (D) the Representative admits its inability to pay its debts when due; (E) the transaction of the business of Representative is suspended, substantially curtailed or ceased; and (F) in case the Representative is an individual, upon the death or incapacity of such individual. Any new Representative appointed as aforesaid shall be deemed for all purposes as a Representative under this Agreement, having the powers and authorities set forth herein. A notice regarding the resignation or removal of the Representative, and a notice regarding the appointment of any new Representative, shall be promptly delivered to the Buyer, the Company, the Escrow Agent and the Paying Agent, and the Buyer and its respective Affiliates (including, after the Closing, the Company and any of its Subsidiaries), the Escrow Agent and the Paying Agent shall be entitled to rely at any time after receipt of any such notices on the most recent notices so received.

10.6 Expense Fund. No bond shall be required of the Representative, and the Representative shall receive no compensation for its services, other than as set forth in the Engagement Agreement with the Representative. The Expense Fund shall be held by the Escrow Agent. The Expense Fund is solely for the use by the Representative to pay any Representative Losses, and the Representative will not use the Expense Fund for its operating expenses or any other corporate purposes.

ARTICLE 11

MISCELLANEOUS

11.1 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Annex, such reference shall be to an Article, Section, Exhibit or Annex, respectively, to this Agreement unless otherwise indicated.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All references in this Agreement to a legal entity (including the Company) shall be deemed to refer to such entity and its Subsidiaries unless the context otherwise requires.

(g) All references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(h) Documents or other information and materials shall be deemed to have been “made available” by the Company if and only if the Company has posted such documents and information and other materials to a virtual data room managed by the Company and provided, and not limited, the Buyer access to same at least two (2) Business Days prior to the execution and delivery of this Agreement by the parties hereto.

(i) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(j) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(k) References to “USD,” “$,” “dollar” and “dollars” are to U.S. dollars.

(l) No summary of this Agreement or any Annex, Exhibit or Section delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Annex, Exhibit or Section.

(m) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

11.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given and received: (i) when delivered personally, (ii) the next Business Day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (iii) seven Business Days after deposit in the United States or international mail, certified and with proper postage prepaid, addressed as follows; or (iv) upon delivery if sent by electronic mail:

(a) if to the Buyer or Parent, to:

Harman International Industries, Incorporated

400 Atlantic Street, 15th Floor,

Stamford, Connecticut 06901, USA

Attention: General Counsel

Phone No.: +1 203 328 3500

Fax No.: +1 203 328 3946

Email: todd.suko@harman.com

with a copy (which shall not constitute notice) to:

Tadmor & Co. Yuval Levy & Co.

5 Azriely Centre, Square Tower, 34th floor

132 Menachem Begin Road

Tel Aviv 6701101

Israel

Attention: Yaniv Aronowich

Email: yaniv@tadmor.com

(b) if to the Company (prior to the Closing), to:

Red Bend Ltd.

4 Hacharash St.,

Neve Ne’eman B

Industrial Zone

Hod Hasharon 45240, Israel

Attention: Chief Executive Officer

Phone No.: +972-9-7611100

Fax No.: +972-9-7611112

Email: yoram@redbend.com

with a copy (which shall not constitute notice) to:

Meitar Liquornik Geva Leshem Tal

16 Abba Hillel Road

Ramat Gan 5250608

Israel

Attn:	Dan Shamgar, Adv.
Ariel Aminetzah, Adv.
Email:	dshamgar@meitar.com
ariel@meitar.com

Tel: +972-3-610-3100

Fax: +972-3-610-1111

(c) if to the Representative, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

Telephone No.: (303) 648-4085

with a copy (which shall not constitute notice) to:

Meitar Liquornik Geva Leshem Tal

16 Abba Hillel Road

Ramat Gan 5250608

Israel

Attn:	Dan Shamgar, Adv.
Ariel Aminetzah, Adv.
Email:	dshamgar@meitar.com
ariel@meitar.com

Tel: +972-3-610-3100

Fax: +972-3-610-1111

(d) If to any Company Shareholder, to the address set forth on such Company Shareholder’s signature page hereto, with a copy (which shall not constitute notice) to the Representative (and the copied addressee), without derogation of the provisions of Section 10.3.

Any party or other recipient may from time to time change its address for purposes of this Agreement by giving notice of such change as provided herein. Any notice to be given to any Seller Indemnifying Party hereunder shall be given after the Closing to the Representative or, if for any reason there ceases to be a Representative, to each Seller Indemnifying Party.

11.3 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. No party may assign or transfer any of its rights or obligations under this Agreement or in any agreement or document referred to in this Agreement except that (i) the Buyer and/or Parent may assign or transfer their respective rights or obligations hereunder to any Affiliate, provided they continue to be jointly and severally liable with such Affiliate to all their obligations hereunder, (ii) and each Company Shareholder which is a limited partnership, limited liability company or similar corporate entity may assign its rights and obligations to its partners and members in connection with a dissolution or liquidation of such Company Shareholder.

11.4 Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any party), it being intended that each parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any party).

11.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions (without proof of damages) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

11.6 Other Remedies. Subject to Section 9.2(c)(vi), any and all remedies expressly conferred upon a party hereto under this Agreement will be deemed cumulative with and not exclusive of any other such remedy conferred hereby, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.7 Entire Agreement. This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all Exhibits and Schedules to this Agreement (including the Lock-Up Agreement, the Non-Disclosure Agreement, the Paying Agent Agreement and the Escrow Agreement) constitute the exclusive agreement between the parties hereto with respect to the subject matter hereof, and any and all promises, representations, understandings, warranties and agreements, oral or written, with reference to the subject matter hereof, have been replaced and superseded by this Agreement and such Disclosure Schedule, Lock-Up Agreement, Non-Disclosure Agreement, Paying Agent Agreement, Escrow Agreement, Schedules and Exhibits.

11.8 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than by the parties hereto and their permitted successors or assigns. Notwithstanding the foregoing, (i) the Buyer Indemnified Parties are hereby made third party beneficiaries of this Agreement, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded such Persons under Article 9 of this Agreement, (ii) the holders of Company Options are hereby made third party beneficiaries of this Agreement, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights specifically accorded such Persons under of this Agreement and (iii) the Covered Persons are hereby made third party beneficiaries of this Agreement, with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded such Persons under Section 7.14 of this Agreement.

11.9 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Israel applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of Laws provisions thereof).

11.10 Arbitration; Consent to Jurisdiction.

(a) Other than matters that are referred to the Accounting Expert as provided in connection with the Closing Adjustment in Section 1.3 of this Agreement and in connection with the Earn Out Payment or Partial Earn Out Payment in Sections 1.4(i) and 1.4(j) of this Agreement, from the Closing and thereafter, any dispute, claim, difference or controversy arising out of, resulting from or in connection with this Agreement (a “Dispute”) shall be submitted to final and binding arbitration by written notice (a “Notice of Arbitration”) from the Buyer to the Representative or the Representative to Buyer, to be conducted by a sole arbitrator and in accordance with the rules of the Arbitration Law, except as otherwise provided herein. The arbitration shall be conducted in Tel-Aviv, Israel or such other place mutually acceptable to the Buyer and the Representative. The arbitration (including any document submitted of filed therein) shall be in the English language. The arbitrator, who shall have necessary expertise in transactions such as the Acquisition and in disputes of the nature arising in connection therewith (the “Arbitrator”), shall be appointed by the Representative and the Buyer, and if no agreement is reached on the identity of the Arbitrator within ten (10) days following the submission of such dispute to arbitration, the identity of the Arbitrator will be determined by the President of the Israeli Bar Association, provided, in any event, that the Arbitrator shall have the applicable expertise as described above. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within sixty (60) days after the appointment of the Arbitrator and to use all reasonable efforts to cause the decision of the Arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing. The Arbitrator shall not be bound by procedure Law or rules of evidence and shall have no authority to issue any injunctions, orders or other interlocutory remedies, but will rule consistent with the substantive Law of the State of Israel, disregarding its conflict of Law rules. Pending the Arbitrator’s award the cost of the Arbitrator shall be borne equally by the Buyer and the Representative. The award of the Arbitrator shall be in writing, state the reasons upon which it is based, and shall be final and binding upon the parties. Any ruling or decision of the Arbitrator may be enforced in any court of competent jurisdiction. This Section 11.10 constitutes an Arbitration Agreement in accordance with the Arbitration Law. In the event of any contradiction between the provisions hereof and the Arbitration Law, the provisions of this Agreement shall prevail.

(b) Notwithstanding anything to the contrary contained in this Section 11.10, either the Buyer or the Representative may seek from a court having competent jurisdiction any equitable relief that may be necessary to protect the rights or property of a party hereto or to maintain the status quo of the parties hereto under this Agreement until an arbitrator can hear the merits of whether any injunctive relief is appropriate under the circumstances.

(c) All aspects of the Arbitration shall be treated as confidential. None of the parties hereto or the Arbitrator may disclose the existence, content or results of an Arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party hereto shall give written notice to all other parties hereto and shall afford such other parties a reasonable opportunity to protect their interests.

(d) Subject to Sections 9.2(c)(vii) and 9.3(b)(iv) and the provisions of Sections 11.10(a) - 11.10(c), (A) by execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the competent courts of Tel-Aviv Jaffa, (B) the parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder, (C) any such service of process shall be effective upon delivery, (D) Parent and the Buyer hereby irrevocably appoint Tadmor & Co. Yuval Levy & Co. (attention:

Yaniv Aronowich, Adv.) in Israel as their agent for service of process; (E) nothing herein shall affect the right to serve process in any other manner permitted by applicable Law and (F) the parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

11.11 Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Todd A. Suko
Name:	Todd A. Suko
Title:	EVP and General Counsel

HARMAN BECKER AUTOMOTIVE SYSTEMS MANUFACTURING KFT

By:	/s/ Preiszlerné S. Erzsébet
Name:	Preiszlerné S. Erzsébet
Title:	Company Leader

By:	/s/ István Kis
Name:	István Kis
Title:	General Manager

RED BEND LTD.

By:	/s/ Yoram Salinger
Name:	Yoram Salinger
Title:	CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Senior Director

Annex A

“102 Plan” has the meaning given to it in Section 3.11(w).

“102 Trust Period” means the minimum trust period required by Section 102 of the Israeli Tax Ordinance according to the applicable tax route.

“102 Trustee” means the trustee appointed by the Company in accordance with the provisions of the Israeli Tax Ordinance, and approved by the ITA, with respect to Company 102 Securities.

“2015/16 Business Plans” means the business plans of the Company and each of the Company’s Subsidiaries for each of the fiscal year 2015 and the fiscal year 2016, as presented to Parent and attached hereto as Exhibit F.

“280G Shareholder Approval” has the meaning given to it in Section 7.12.

“341 Legal Proceeding” shall mean any legal proceeding with respect to the compulsory acquisition of Company Shares that is filed by a Company Shareholder with a court of competent jurisdiction in accordance with Section 341(b) of the Israeli Companies Law, or such similar legal proceeding filed in connection with the Acquisition asserting claims related to the Bring-Along Provisions.

“Accounting Expert” has the meaning given to it in Section 1.3(i)(ii)(C).

“Acquisition” has the meaning given to it in Section 1.1(a).

“Acquisition Consideration” means an amount equal to one hundred and seventy million dollars ($170,000,000) minus (i) the aggregate amount of all Transaction Expenses (to the extent not paid prior to the Closing; minus (ii) the absolute value of the Closing Adjustment, if such amount is negative; plus (iii) the absolute value of the Closing Adjustment, if such amount is positive. For purposes of calculation and allocation of the Acquisition Consideration, as set forth in the Payment Spreadsheet, the Acquisition Consideration shall be increased by the total amount of the exercise price of all Vested Company Options.

“Acquisition Proposal” has the meaning given to it in Section 7.1(a).

“Action” means any private or governmental action, suit, claim, charge, suit (whether in contract or tort or otherwise), litigation (whether at Law or in equity, whether civil or criminal), hearing, arbitration, audit or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority.

“Adjustment Fund” has the meaning given to it in Section 1.3(d).

“Adjustment Withheld Amount” means a cash amount of $1,000,000.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Arbitration Law” has the meaning given to it in Section 1.3(i)(ii)(C).

“Articles of Association” mean the Amended and Restated Articles of Association of the Company.

“Balance Sheet” has the meaning given to it in Section 3.8(a).

“Banker” means Goldman Sachs Israel LLC, the Company’s financial advisor.

“Basket Amount” has the meaning given to it in Section 9.2(c)(ii).

“Behavioral Information” means data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, tablet or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including, without limitation, by means of an advertisement or content), or to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application or is otherwise used to target advertisements or other content to a device or application or to a user of such device or application.

“Board of Directors” means the board of directors of the Company.

“Bookings” means bookings of, and business awarded to, the Company or any of its Subsidiaries of all types, from any Person, including members of the Buyer Group, based on any products or services of Company or any of the Company’s Subsidiaries (whether the relevant transaction is entered into or performed by the Company or such Subsidiary or any other entity in the Buyer Group), including, without limitation, under OEM or license arrangements, NRE, services, maintenance and support, royalties and professional services, all calculated in accordance with the Booking principles of the Company, consistent with its practice prior to Closing, as detailed in Exhibit G. In case of products or services of the Company or any of the Company’s Subsidiaries that (i) are sold or provided by the Company or the Company’s Subsidiaries, then the calculations of the Bookings shall be based on the prices agreed by the Company in the Contract, (ii) are sold or provided by Persons within the Buyer Group other than by the Company or the Company’s Subsidiaries, then the calculations of the Bookings shall be based on the higher of (x) the prices agreed by such selling party in the Contract or (y) prices which are equal to 90% of the Company’s list price for such products or services, as currently in effect or as may be increased from time to time to reflect comparable Contracts, projects and services during the Earn Out Period (the “Adjusted List Price”), or (iii) are bundled with or are otherwise part of sales of Parent products or services, the portion allocated to Bookings will be based on the higher of (i) the amount allocated to such products or services of the Company or its Subsidiaries in the contractual documents relating to such sale, and (ii) the prices set forth in the Adjusted List Price. Bookings shall not depend upon or be affected by actual revenue recognition under applicable accounting rules, purchase orders, collection of payments or any write offs or reserves for doubtful accounts, however, in the event that actual recorded revenues under any Contract exceed Bookings then the amount of Bookings shall be adjusted upwards to reflect such increased recorded revenues.

“Bring-Along Notice” has the meaning given to it in Section 1.5(c).

“Buyer Claim Certificate” has the meaning given to it in Section 9.2(d).

“Business Day(s)” means each day that is not a Saturday, Sunday or other day on which Buyer is closed for business or banking institutions located in each of the New York City, New York and Tel Aviv, Israel, are authorized or obligated by Law or executive order to close.

“Buyer’s Group” means Parent and its Subsidiaries (including, following Closing, the Company and the Company’s Subsidiaries).

“Buyer Indemnification Claim” has the meaning given to it in Section 9.2(d)(i).

“Buyer Indemnified Parties” has the meaning given to it in Section 9.2(a).

“Buyer’s Representative” means either Sachin Lawande or Mark Hartje at the Buyer.

“Cash Amounts” of the Company and as of any time, means the cash and cash equivalents of the Company and its Subsidiaries as of such time calculated as the sum of (a) freely accessible cash in its accounts at commercial banks, net of issued but uncleared checks and drafts of the Company and its Subsidiaries, (b) deposits by Company and its Subsidiaries in its account in transit, (c) petty cash, and (d) (i) marketable direct obligations or securities issued by, or guaranteed by, the United States or Israeli government, (ii) any amounts on deposit in the Company and its Subsidiaries’ unrestricted accounts with any commercial bank and (iii) any amounts on deposit in the Company and its Subsidiaries’ money market accounts and money market mutual funds, the investments of which are substantially as described in the foregoing clauses (i) and (ii). For the avoidance of doubt, Cash Amounts shall exclude the restricted cash amount included in Closing Net Working Capital.

“Change in Control Event” has the meaning given to it in Section 1.4(m).

“Change in Control Payments” means (i) any severance, retention, bonus or other similar payment to any Person under any Contract or Company Employee Plan, (ii) any forgiveness of Indebtedness, or (iii) any increase of any benefits otherwise payable by the Company including any “parachute payments” under Section 280G of the Code for which 280G Shareholder Approval is not properly obtained, in each case of the foregoing clauses (i)–(iii), which are payable or become effective as a result of the execution and delivery of this Agreement by the Company or the consummation of the Acquisition.

“Closing” has the meaning given to it in Section 2.1.

“Closing Adjustment” has the meaning given to it in Section 1.3(i)(i)(B).

“Closing Date” has the meaning given to it in Section 2.1.

“Closing Date Cash” means, without duplication, the aggregate Cash Amounts of the Company and its Subsidiaries as of the opening of business on the Closing Date (without giving effect to the Acquisition), with such amounts calculated in a manner consistent with GAAP, and as such calculation is presented on Exhibit I (which sets forth the line items, trial balance numbers (for illustration purposes only) and account names that are to be included).

“Closing Date Indebtedness” means the sum of the following items: (i) accrued but unpaid employment incentive amounts for any periods prior to January 1, 2015; (ii) accrued vacation pay required to be redeemed in cash with respect to vacation entitlements which are in excess of the maximum vacation entitlement under applicable Law (i.e., twice the annual vacation eligibility), calculated on a per Employee basis; (iii) liabilities and obligations (including penalties, interest and premium) for borrowed money and (iv) liabilities and obligations (including penalties, interest and premium) evidenced by notes, bonds, debentures, letters of credit or similar instruments; all as of the opening of business on the Closing Date, with such amounts calculated in a manner consistent with GAAP (other than liabilities for borrowed money, which shall be calculated according to their redemption of such liabilities), and as such calculation is presented on Exhibit I (which sets forth the line items, trial balance numbers (for illustration purposes only) and account names that are to be included).

“Closing Net Indebtedness” means, without duplication, the amount equal to (a) the Closing Date Cash less (b) the Closing Date Indebtedness.

“Closing Net Indebtedness Statement” has the meaning given to it in Section 1.3(i)(i)(A).

“Closing Net Working Capital” means (a) the following items of assets of the Company and its Subsidiaries: (i) restricted cash, which include deposits in the accounts of the Company and its Subsidiaries with any commercial bank which are restricted in order to secure bank guarantees issued by such commercial bank at the request of the Company or any the Company Subsidiaries; (ii) total accounts receivables (net of provisions for credits and doubtful accounts); (iii) pre-paid expenses; (iv) short-term and long-term security deposits; and (v) accrued payments from Governmental Authorities, including accrued payments classified as long term assets; all as presented in the balance sheet of the Company in accordance with GAAP, less (b) the following liabilities (for the avoidance of doubt, excluding Indebtedness and Closing Date Indebtedness) of the Company and its Subsidiaries: (i) trade payable as presented in the balance sheet of the Company in accordance with GAAP; (ii) accruals for unpaid payroll, payroll tax and social benefits (excluding, for the avoidance of doubt, accrued vacation pay and accrued severance) as calculated in accordance with GAAP; (iii) accrued vacation pay with respect to vacation entitlements which are up to and including the maximum vacation entitlement under applicable Law (i.e., twice the annual vacation eligibility), calculated in accordance with GAAP on a per Employee basis; (iv) accrued expenses as presented in the balance sheet of the Company in accordance with GAAP; and (v) current and long term deferred revenues as presented in the balance sheet of the Company in accordance with GAAP; all items in clauses (a) and (b) above as of the opening of business on the Closing Date, which calculation is presented on Exhibit J (which sets forth the line items, trial balance numbers (for illustration purposes only) and account names that are to be included). All applications of GAAP in this definition shall be determined in a manner consistent with year-end accounting practices, consistently applied.

“Closing Net Working Capital Statement” has the meaning given to it in Section 1.3(i)(ii)(A).

“Closing Payment Fund” has the meaning given to it in Section 1.3(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning given to it in the Preamble.

“Company 102 Option” means a Company Option granted and subject to tax under Section 102(b)(2) of the Israeli Tax Ordinance.

“Company 102 Securities” means, collectively, Company 102 Options and Company 102 Shares.

“Company 102 Share” means a Company Ordinary Share issued upon the exercise of any Company 102 Option and held by the 102 Trustee pursuant to the Israeli Tax Ordinance.

“Company 3(i) Option” means a Company Option granted and subject to tax under Section 3(i) of the Israeli Tax Ordinance.

“Company Debt” means any Indebtedness of the Company or any of its Subsidiaries outstanding as of immediately prior to the Closing, and including all Indebtedness arising in connection with or related to the consummation of the Acquisition.

“Company Employee Plan” has the meaning given to it in Section 3.16(a).

“Company Intellectual Property” means any and all Intellectual Property Rights that are owned by, or represented in this Agreement by the Company to be owned by, the Company or any of its Subsidiaries.

“Company Insurance Policies” has the meaning given to it in Section 3.18.

“Company Material Adverse Effect” means Effects that, individually or in the aggregate with all other Effects, is materially adverse, on a long term basis, to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any Effect on the Company or any of its Subsidiaries resulting from, or arising out of, any of the following (either alone or in combination): (i) changes in, or conditions generally affecting, the international economy, the financial markets, any industry or any region in which the Company or any of its Subsidiaries operates, provided that such changes or conditions do not have a materially disproportionate or unique effect on the Company relative to other companies operating in the industry in which the Company operates; (ii) any generally applicable changes in Laws, rules or regulations, or in GAAP, or in the official interpretation of any of the foregoing by any Person other than the Company; (iii) any action taken by the Company that is required under or is in compliance with this Agreement or the failure to take action by the Company that is expressly prohibited under this Agreement; (iv) changes resulting from the announcement, existence or pendency of the transactions contemplated under this Agreement (including due to the fact that Buyer is a party thereto or the identity of its affiliates) including the impact thereof on (A) relationships, contractual or otherwise, with customers, suppliers, distributors, employees or partners, (B) any resulting actions of competitors of the Company or any member of the Buyer’s Group; and (C) any resulting shortfalls or declines in revenue, margins or profitability; (v) any actions taken or not taken at the request or direction of any member of the Buyer’s Group; (vi) any natural disaster, acts of God or any acts of military action or war (whether or not declared), sabotage, terrorism or any escalation or worsening thereof, occurring or commenced after the date of this Agreement; (vii) any failure to meet any internal projections or forecasts, in and of itself; and (viii) any 341 Legal Proceedings.

“Company Option” means each option (including any commitments to grant an option), whether vested or unvested, to acquire Company Shares that was granted until immediately prior to the Closing.

“Company Ordinary Share” means an ordinary share, nominal value NIS 0.01, of the Company, including any Company Preferred Share converted into an ordinary share of the Company prior to, or upon the occurrence of, the Closing.

“Company Ordinary A Share” means an Ordinary A Redeemable Share of the Company, nominal value NIS 0.01.

“Company Preferred Share” means a Preferred AA-1 Share, Preferred AA-2 Share, Preferred AA-3 Share, Preferred AA-4 Share, Preferred AA-5 Share or Preferred BB Share.

“Company Products” means any products or services that have been (since January 1, 2010), are being, or are currently intended to be, marketed, sold, offered, provided or distributed by the Company or any of its Subsidiaries, including any products under development, and products in respect of which the Company provides support and maintenance services.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

“Company Representatives” has the meaning given to it in Section 7.1(c).

“Company Securities” means all securities of the Company, including all Company Shares, Company Options, Company Warrants, all other securities that are convertible into, or exercisable or exchangeable for, securities of the Company and any rights to acquire any securities of the Company, whether vested or unvested and whether subject to the satisfaction of time-based, performance-based or other conditions or criteria.

“Company Securityholder” means any holder of Company Securities, including all Company Shareholders, all holders of Company Options, and all holders of Company Warrants.

“Company Sites” has the meaning given to it in Section 3.13(r).

“Company Shareholder” means any holder of Company Shares.

“Company Share” means each of the outstanding shares of the Company, including any Company Ordinary Share, Company Ordinary A Share, and Company Preferred Shares.

“Company Stock Plans” means the Company’s Israeli Share Option Plans, as amended, and any other stock option plans or other equity-related plans or related annexes of the Company or any of its Subsidiaries.

“Company Technology” means the Technology owned or represented in this Agreement by the Company to be owned by the Company and/or its Subsidiaries and required or used for the operation of its business as currently conducted and as currently proposed to be conducted, including to the Company Products.

“Company Warrant” means an issued and outstanding warrant to purchase Company Shares.

“Confidential Information” has the meaning given to it in Section 7.6(a).

“Contract” means any legally binding contract, agreement, instrument, commitment or undertaking of any nature (including any lease, license, mortgage, note, guarantee, sublicense, subcontract binding letter of intent, and purchase order), whether written or oral.

“Controls” has the meaning given to it in Section 3.8(c).

“Copyleft License” means any license to Open Source that requires, as a condition of use, modification and/or distribution of the Open Source licensed under such license, that the Open Source, or other Technology incorporated into, derived from, used, or distributed with the Open Source: (i) be made available or distributed in a form other than binary code or object code form (e.g., Source Code form); (ii) be licensed for the purpose of preparing derivative works; (iii) be licensed under terms that allow the other Technology incorporated into, derived from, used, or distributed with the Open Source, or portions thereof or interfaces therefor, to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (iv) be redistributable at no license fee. For all purposes of and under this Agreement, “Copyleft Licenses” shall include the GNU Affero General Public License, GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, and the Eclipse Public License.

“Covered Persons” has the meaning given to it in Section 7.14(a).

“Cumulative Bookings Target” means Bookings in an amount of two hundred and forty million dollars ($240,000,000).

“Current CEO” has the meaning given to it in the Preamble.

“Current CEO’s Non-Competition Agreement” has the meaning given to it in the Preamble.

“Current CEO’s Retention Agreement” has the meaning given to it in the Preamble.

“Damages” means the amount of (i) any damage, loss, liability, claim, Tax, judgment, fine, penalty, cost or expense (including reasonable attorneys’, accountants’, consultants’ and experts’ fees and expenses) suffered, paid, sustained or incurred by any Indemnified Party and (ii) any and all reasonable fees and costs of enforcing the Indemnified Party’s rights under this Agreement.

“Database/s” means databases including, without limitation, those included within the definition of ‘databases’ under the Israeli Privacy Protection Law, 1981.

“Disclosure Schedule” has the meaning given to it in Article 3.

“Earn Out Amount” means an amount of thirty million dollars ($30,000,000).

“Earn Out Objection Notice” has the meaning given to it in Section 1.4(h).

“Earn Out Payees” means all the Company Shareholders and holders of Vested Company Options as of Closing as well as the Banker, who are entitled to any portion of the Earn Out Amount pursuant to the Payment Spreadsheet.

“Earn Out Payee’s Respective Portion” means such Earn Out Payees’ respective portion of the Earn Out Payment, as set forth on the Payment Spreadsheet.

“Earn Out Payment” has the meaning given to it in Section 1.4(a).

“Earn Out Period” means the period commencing on January 1, 2015 and ending on December 31, 2016.

“Earn Out Targets” means both the Cumulative Bookings Target and the OEM Bookings Target.

“Effective Period” has the meaning given to it in Section 7.17(a).

“Employee” means any current employee, of the Company, any of its Subsidiaries.

“Employee Agreement” means each employment Contract between the Company or any of its Subsidiaries and any Employee.

“ERISA” has the meaning given to it in Section 3.16(a).

“Engagement Agreement” has the meaning given to it in Section 10.1.

“Escrow Agent” has the meaning given to it in the Preamble.

“Escrow Agreement” has the meaning given to it in the Preamble.

“Escrow Amount” means an amount equal to 10% of the Acquisition Consideration, which amount shall in no event be less than sixteen million dollars ($16,000,000) nor more than eighteen million dollars ($18,000,000).

“Escrow Expiration Date” has the meaning given to it in Section 9.5.

“Escrow Fund” has the meaning given to it in Section 1.3(d).

“Estimated Amounts” has the meaning given to it in Section 1.3(i)(i)(A).

“Estimated Closing Net Indebtedness” has the meaning given to it in Section 1.3(i)(i)(A).

“Estimated Closing Net Working Capital Statement” has the meaning given to it in Section 1.3(i)(i)(A).

“Estimated Closing Net Working Capital” has the meaning given to it in Section 1.3(i)(i)(A)

“Estimated Closing Net Indebtedness Statement” has the meaning given to it in Section 1.3(i)(i)(A).

“Estimated Working Capital Deficit” has the meaning given to it in Section 1.3(i)(i)(B).

“Estimated Working Capital Surplus” has the meaning given to it in Section 1.3(i)(i)(B).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing D&O Obligations” has the meaning given to it in Section 3.15(c).

“Expense Amount” means an amount of three hundred thousand dollars ($300,000).

“Expert Determination” has the meaning given to it in Section 1.4(j).

“Expense Fund” has the meaning given to it in Section 1.3(e).

“Final Earn Out Statement” has the meaning given to it in Section 1.4(e).

“Financial Statements” has the meaning given to it in Section 3.8(a).

“GAAP” means U.S. generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any Israeli or U.S. federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body or Labor Organization.

“Grants” has the meaning given to it in Section 3.13(d).

“Holders” has the meaning given to it in Section 7.17(c)(i).

“In-Licenses” has the meaning given to it in Section 3.13(g).

“Indebtedness” means all liabilities and obligations, including any applicable penalties (including with respect to any prepayment thereof at Closing), interest and premiums (in each case, other than such liabilities or obligations among the Company and its Subsidiaries), (i) for borrowed money, (ii) evidenced by notes, bonds, debentures, letters of credit or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person (other than any Subsidiary of the Company).

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be.

“Independent Accounting Firm” has the meaning given to it in Section 1.3(i)(ii)(C).

“Intellectual Property Rights” means all rights, anywhere in the world, arising out of, or associated with, any of the following: (i) copyrights and any other rights of authors or in Works of Authorship and moral rights (including under Section 45 of the Israeli Copyright Law 2007 or under any other similar provision of any Law of any applicable jurisdiction); (ii) patent rights and similar or equivalent rights in Inventions; (iii) confidential information and trade secret rights (“Trade Secret Rights”); (iv) applications for, registrations of, and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the foregoing (as applicable); (v) rights in Databases (excluding data subjects’ privacy rights); and (vi) all other similar or equivalent intellectual property or proprietary rights anywhere in the world, including the right to enforce and recover damages for the infringement or misappropriation of any of the foregoing and including, (whether or not patentable), Service Inventions under Section 132 of the Patents Law, 1967 (the “Patents Law”).

“Interim Options Ruling” has the meaning given to it in Section 7.4(c).

“IP Contracts” has the meaning given to it in Section 3.13(h).

“ISA Exemption” has the meaning given to it in Section 2.3(a)(iii).

“Israeli 102 Tax Ruling” has the meaning given to it in Section 7.4(c).

“Israeli Companies Law” means the Israeli Companies Law, 1999 and the rules and regulations promulgated thereunder.

“Israeli Employees” has the meaning given to it in Section 3.17(m).

“Israeli Securities Law” means the Israeli Securities Law, 1968 and the rules and regulations promulgated thereunder.

“Israeli Tax Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961.

“ITA” means the Israel Tax Authority.

“Key Employee” means each of the Employees whose name is set forth on Exhibit H.

“Key Employee Non-Competition Agreements” has the meaning given to it in the Preamble.

“Key Employees Retention Agreements” has the meaning given to it in the Preamble.

“Knowledge” means, (a) with respect to the Company, (i) the knowledge of any member of the Board of Directors of the Company, or (ii) the knowledge of the Chief Executive Officer, the Chief Finance Officer of the Company and the Chief Technological Officer of the Company, in each case after a reasonable inquiry with the individuals within the Company who are reasonably expected to have knowledge on the subject matter and (b) with respect to the Buyer or Parent, (i) the knowledge of any member of the board of directors of the Buyer or Parent, respectively, and (ii) the knowledge of the Chief Finance Officer and the General Counsel of such Person, in each case after a reasonable inquiry with the individuals within such Person who are reasonably expected to have knowledge on the subject matter.

“Labor Contract” has the meaning given to it in Section 3.14(a)(xv).

“Labor Organization” has the meaning given to it in Section 3.14(a)(xv).

“Law” means Israeli, U.S. federal, state, municipal or local or foreign laws, statutes, standard ordinances, codes, resolutions, promulgations, common law, rules, regulations, orders, judgments, writs, injunctions, decrees, or any other similar legal requirements having the force or effect of law.

“Letter of Transmittal” has the meaning given to it in Section 1.3(a).

“Liability” means any debt, liability and obligation, whether accrued or fixed, absolute or contingent, matured or un-matured, determined or determinable, asserted or un-asserted, known or unknown, including such arising under any Law, Action or governmental order and those arising under any Contract.

“Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge or encumbrance of any kind or nature.

“Lock-Up Agreement” has the meaning given to it in Section 1.3(f)(ii).

“Majority Shareholders” has the meaning given to it in Section 10.5.

“Merger Transaction” has the meaning given to it in Section 7.13.

“Material Contract” has the meaning given to it in Section 3.14(a).

“NIS” means New Israeli Shekels.

“Non-Disclosure Agreement” has the meaning given to it in Section 7.6(a).

“Non-U.S. Shareholder” means each Company Shareholder that is not a U.S. Person.

“Objections Statement” has the meaning given to it in Section 1.3(i)(ii)(B).

“Objections Statement Period” has the meaning given to it in Section 1.3(i)(ii)(B).

“OCS” means the Office of the Chief Scientist of the Israeli Ministry of Economy.

“OCS Intellectual Property” means any Company Intellectual Property, Technology or know-how developed under OCS funded programs or derived therefrom and that qualifies as “know-how” “(” in the OCS Law.

“OCS Law” means the Law for Encouragement of Research and Development in the Industry, 1984 (as amended), and any regulations, rules and guidelines promulgated thereunder.

“OEM Bookings” means Bookings originating directly or indirectly from manufactures and their suppliers and vendors which relate to or that provide products or services for use in the automotive industry.

“OEM Bookings Target” means cumulative OEM Bookings in an amount of one hundred million dollars ($100,000,000).

“Open Source” means any Technology that is distributed under an open source, which includes (i) any license approved by the Open Source Initiative or any similar license, (ii) any license that meets the “Open Source Definition” of the Open Source Initiative or the “Free Software Definition” of the Free Software Foundation, (iii) any Creative Commons and (iv) any substantially similar license to any of the foregoing.

“Parent Average Trading Price” means the Parent Signing Average Trading Price as adjusted hereunder. In the event that the volume weighted average closing price of the shares of Parent Common Stock on the NYSE during the forty five (45) trading days ending at the end of trading on the third Business Day prior to Closing, is equal to or less than 80% of the Parent Signing Average Trading Price, then the Parent Average Trading Price shall be equal to 85% of the Parent Signing Average Trading Price rounded to the nearest cent. In the event that the average closing price of the shares of Parent Common Stock on the NYSE during the forty five (45) trading days ending at the end of trading on the third Business Day prior to Closing, is equal to or higher than 120% of the Parent Signing Average Trading Price, then the Parent Average Trading Price shall be equal to 115% of the Parent Signing Average Trading Price rounded to the nearest cent.

“Parent Common Stock” means shares of the common stock, $.01 par value per share, of Parent (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Parent Material Adverse Effect” means any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, (collectively, “Effects”) is materially adverse, on a long term basis, to the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that in determining whether a Parent Material Adverse Effect has occurred, there shall be excluded any Effect on Parent or any of its Subsidiaries resulting from, or arising out of, any of the following (either alone or in combination): (i) changes in, or conditions generally affecting, the international economy, the financial markets, any industry or any region in which Parent or any of its Subsidiaries operates, provided that such changes or conditions do not have a materially disproportionate or unique effect on Parent relative to other companies operating in the industry in which Parent operates, (ii) any generally applicable changes in Laws or in GAAP, or in the official interpretation of any of the foregoing by any Person other than Parent; (iii) any action taken by the Buyer or Parent that is required under or is in compliance with this Agreement or the failure to take action by the Buyer or Parent that is expressly prohibited under this Agreement; (iv) any actions taken or not taken at the request or direction of any member of the Company or the Representative; (v) any natural disaster, acts of God or any acts of military action or war (whether or not declared), sabotage, terrorism or any escalation or worsening thereof, occurring or commenced after the date of this Agreement; and (vi) any failure to meet any internal projections or forecasts, in and of itself.

“Parent Financial Statements” has the meaning given to it in Section 5.4(b).

“Parent SEC Documents” has the meaning given to it in Section 5.4(a).

“Parent Signing Average Trading Price” means $104.42 per share.

“Partial Earn Out Amount” means an amount equal to the Earn Out Amount multiplied by a fraction, the numerator of which is the dollar amount of Bookings achieved during the Earn Out Period until the date of calculation and the denominator of which is the Cumulative Bookings Target (for the avoidance of doubt, the Partial Earn Out Amount shall not be less than twenty two million five hundred thousand dollars ($22,500,000)).

“Partial Cumulative Bookings Target” means Bookings in an amount of one hundred and eighty million dollars ($180,000,000).

“Partial Earn Out Payment” has the meaning given to it in Section 1.4(b).

“Partial Earn Out Target” means Bookings in an amount of at least one hundred and eighty million dollars ($180,000,000) in the aggregate, which amount includes the OEM Bookings Minimum Amount.

“Paying Agent” means ESOP Management and Trust Services Ltd., as payment agent pursuant to the Paying Agent Agreement.

“Paying Agent Agreement” has the meaning given to it in Section 1.3(a).

“Payment Spreadsheet” has the meaning given to it in Section 7.8(a).

“Payor” has the meaning given to it in Section 1.3(g)(i).

“Per Option Consideration” has the meaning given to it in Section 1.2(a).

“Per Ordinary Share Consideration” means the amount per Ordinary Share payable as set forth in the Payment Spreadsheet.

“Per Unvested Option Consideration” has the meaning given to it in Section 1.2(b).

“Plan” has the meaning given to it in Section 3.16(a).

“Post Closing Adjustment” has the meaning given to it in Section 1.3(i)(ii)(D).

“Post Closing Adjustment Determination Date” has the meaning given to it in Section 1.3(i)(ii)(D).

“Periodic Earn Out Statement” has the meaning given to it in Section 1.4(e).

“Permits” means all governmental permits, registrations, licenses and other governmental authorizations and approvals.

“Permitted Liens” means: (i) statutory liens for Taxes that are not yet due and payable, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (iv) non-exclusive licenses of the Company Products by the Company to end-user customers entered into in the ordinary course of business consistent with past practice pursuant to a commercial Contracts.

“Person” means any individual, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Personal Information” means (i) any information that can be used to identify, contact or precisely locate a natural person, including name, address, telephone number, email address, financial account number, government-issued identifier, Internet protocol address, device identifier or other persistent identifier, and (ii) any “information,” as defined by the Israeli Privacy Protection Law 1981 and binding guidelines or directives issued by the Israeli Law, Information and Technology Authority (“ILITA”) defining such term and applicable Israeli judicial precedent defining such term.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.

“Pre-Closing Taxes” means any Taxes of the Company or any of its Subsidiaries attributable to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date, including any Transaction Payroll Taxes; provided, however, that any real, personal and intangible property Taxes for any Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date on a daily basis, and all other Taxes for any Straddle Period shall be allocated as if such Straddle Period ended on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily basis.

“Pre-Closing Tax Return” has the meaning given to it in Section 7.11(b).

“Preferred AA-1 Share” means a Preferred AA-1 Share of the Company of nominal value NIS 0.01.

“Preferred AA-2 Share” means a Preferred AA-2 Share of the Company of nominal value NIS 0.01.

“Preferred AA-3 Share” means a Preferred AA-3 Share of the Company of nominal value NIS 0.01.

“Preferred AA-4 Share” means a Preferred AA-4 Share of the Company of nominal value NIS 0.01.

“Preferred AA-5 Share” means a Preferred AA-5 Share of the Company of nominal value NIS 0.01.

“Preferred BB Share” means a Preferred BB Share of the Company of nominal value NIS 0.01.

“Preliminary Statements” has the meaning given to it in Section 1.3(i)(ii)(B).

“Press Release” has the meaning given to it in Section 7.7(a).

“Privacy Laws and Requirements” has the meaning given to it in Section 3.13(r).

“Private Information” means Personal Information and Behavioral Information.

“Pro Rata Share” means, with respect to each Company Shareholder, the percentage set forth beside such Company Shareholder’s name on the Payment Spreadsheet.

“Proprietary Information Agreement” has the meaning given to it in Section 3.13(l).

“Qualified Shareholder” means a Company Shareholder that fulfils both of the following conditions: (i) it is either (x) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, or (y) a non U.S. Person, and (ii) it either (x) falls within the scope of at least one of the categories listed in the First Schedule of the Israeli Securities Law or (y) does not fall within clause (x) above, however all Company Shareholders included in this category (y) do not exceed an aggregate of 35 Persons.

“Real Property Leases” has the meaning given to it in Section 3.12(b).

“Registered Intellectual Property” means Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or other public or quasi-public legal authority.

“Registrar” means the Israeli Registrar of Companies.

“Registration Rights Agreement” means the Eighth Amended and Restated Registration Rights Agreement entered into by and between the Company and the Shareholders (as such term is defined therein) as of September 18, 2014.

“Registration Statement” has the meaning given to it in Section 7.17(a).

“Released Matters” has the meaning given to it in Section 7.10(a).

“Released Party” has the meaning given to it in Section 7.10(a).

“Remaining Shareholders” has the meaning given to it in Section 1.5(c).

“Related Party” has the meaning given to it in Section 3.14(a)(iv).

“Relevant Shares” has the meaning given to it in Section 7.17(a).

“Representative Losses” has the meaning given to it in Section 10.4.

“Retained Key Employees” has the meaning given to it in Section 2.3(b)(vi).

“Resolution Period” has the meaning given to it in Section 1.3(i)(ii)(C).

“RSUs” has the meaning given to it in Section 1.2(a).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 14 Arrangement” has the meaning given to it in Section 3.17(g).

“Section 280G Payments” as defined in Section 7.12.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Claim Certificate” has the meaning given to it in Section 9.3(c)(i).

“Seller Indemnification Claim” has the meaning given to it in Section 9.3(c)(i).

“Seller Indemnifying Party” has the meaning given to it in Section 9.2(a).

“Shareholder Confirmation” has the meaning given to it in Section 1.3(a).

“Shrink-Wrapped Code” means generally commercially available object code or binary code software (other than development tools and development environments) where available for a cost of not more than $5,000 for a perpetual license for a single user or work station (or $25,000 in the aggregate for all users and work stations).

“Source Code” means computer software and code, in form other than object code or binary code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object oriented and other code which may be printed out or displayed in human readable form .

“Start Date” has the meaning given to it in Section 7.17(a).

“Stock Restriction Agreement” means any stock restriction, repurchase, forfeiture or other similar agreement between the Company and any other Person pursuant to which the Company has a right to repurchase Company Shares held by such Person upon terms and subject to certain conditions set forth therein.

“Straddle Period” means any taxable period beginning prior to and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries, (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership), or (iii) such party has the effective ability to effectively control the operations of such corporation or other organization.

“Survival Period” has the meaning given to it in Sections 9.1(a) and 9.1(b).

“Suspension Period” has the meaning given to it in Section 7.17(a).

“Tail Insurance Coverage” has the meaning given to it in Section 7.14(a).

“Target Net Working Capital” means minus nine million dollars ($(9,000,000)).

“Tax” or “Taxes” means (i) all Israeli, U.S. federal, state and local and non-U.S. taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, escheat, capital stock, license, withholding, payroll, employment, social security, social insurance, unemployment, excise, severance, stamp, occupation, property taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, fines, additions to Tax or additional amounts (whether disputed or not) imposed by any Taxing Authority, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this definition of any other Person as a result of any express or implied obligation, agreement or arrangement with respect to such amounts, as a transferee or successor or otherwise by operation of Law.

“Tax Law” means any Law (whether domestic or foreign) relating to Taxes.

“Tax Matter” has the meaning given to it in Section 7.11(g).

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax, including any information return, claim for refund and any schedule, addendum or attachment thereto, and any amendment thereof.

“Taxing Authority” means the IRS, the ITA, the Israeli VAT Authority or any other governmental body (whether state, local or non-U.S.) responsible for the administration of any Tax.

“Technology” means any or all of the following and any tangible embodiments thereof: (i) works of authorship (whether or not registered or registerable), including without limitation software and computer programs (whether in Source Code or object code), documentation, audiovisual works (“Works of Authorship”); (ii) inventions (whether or not patentable), discoveries, improvements (“Inventions”); (iii) proprietary and confidential information, trade secrets and know-how (“Company Confidential Information”); (iv) domain names, web addresses and sites; (v) Databases; and (vi) any other forms of technology.

“Third Party Claim” has the meaning given to it in Section 9.4(a).

“Third Party Claim Notice” has the meaning given to it in Section 9.4(a).

“Trademarks” means designations used to identify or distinguish a business, product, or service or to indicate a form of certification, including without limitation logos, trade names, trade dress, trademarks and service marks.

“Transaction Expenses” means all fees and expenses (including any and all legal, accounting, consulting, investment banking, financial advisory, data room provider and brokerage fees and expenses) incurred by the Company, any of its Subsidiaries or any other Person (for which the Company or any of its Subsidiaries pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable) in connection with this Agreement, the Acquisition.

“Transaction Payroll Taxes” means any employment or payroll Taxes with respect to any bonuses, severance, option cashouts or other compensatory payments in connection with the Acquisition, whether payable by Buyer, the Company or any of its Subsidiaries.

“Transfer Agent” means ComputerShare Investor Services Inc.

“Transfer Taxes” has the meaning given to it in Section 1.3(h).

“Unqualified Shareholders” has the meaning given to it in Section 1.3(a).

“Unresolved Claims” has the meaning given to it in Section 9.5.

“Unvested Company Option” means any Company Option (or portion thereof) that is unvested as of immediately prior to the Closing and does not vest in connection with or as a result of the Closing.

“Unvested RSUs” has the meaning given to it in Section 1.2(b).

“Update Notice” has the meaning given to it in Section 6.3.

“U.S. Person” shall have the meaning given to that term by Rule 902 under Regulation S promulgated under the Securities Act.

“U.S. Shareholder” means each Company Shareholder that is a U.S. Person.

“Valid Certificate” has the meaning given to it in Section 1.3(g)(iii).

“Vested Company Option” means any Company Option (or portion thereof) that is not an Unvested Company Option.

“Violation” has the meaning given to it in Section 7.17(e)(i).

“Waived 280G Benefits” has the meaning given to it in Section 7.12.

“WARN Act” has the meaning given to it in Section 3.17(l).

“Withholding Drop Date” has the meaning given to it in Section 1.3(g)(iii).